Exhibit 10.3
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT, MARKED BY BRACKETS, WERE OMITTED BECAUSE THOSE PORTIONS ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL TO THE COMPANY IF PUBLICLY DISCLOSED.
EXECUTION VERSION

License Agreement
This Agreement is entered into with effect as of August 18, 2020 (the “Effective Date”)
by and between
F. Hoffmann-La Roche Ltd
with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche Basel”)

and
Genentech, Inc.
with an office and place of business at 1 DNA Way, South San Francisco, California 94080, United States (“Genentech” together with Roche Basel “Roche”)
on the one hand
and
Regeneron Pharmaceuticals, Inc.
with an office and place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591, United States (“Regeneron”)
on the other hand.

Table of Contents

1. Definitions
1.1 Accounting Standards
1.2 Affiliate
1.3 Agreement
1.4 Agreement Term
1.5 Alliance Director
1.6 Antibody
1.7 Applicable Law
1.8 Back-Up Compound
1.9 BARDA
1.10 Biosimilar Product
1.11 Business Day
1.12 Calendar Quarter
1.13 Calendar Year
1.14 Chugai Asset Criteria
1.15 Chugai Asset Data Package Criteria
1.16 Clinical Study
1.17 CMO
1.18 Code
1.19 Co-Funded Development Plan
1.20 Co-Funded Studies
1.21 Collaboration Timepoint
1.22 Combination Product
1.23 Commercially Reasonable Efforts
1.24 Companion Diagnostic
1.25 Competitive Infringement
1.26 Compound
1.27 [* * *]
1.28 [* * *]
1.29 Confidential Information
1.31 Control
1.32 Cover
1.33 COVID19
1.34 CRO
1.35 CTA
1.36 Dollars
1.37 [* * *]
1.38 Drug Product
1.39 Drug Substance

1.40 EMA
1.41 Emergency Use Authorization or EUA
1.42 EU
1.43 Expert
1.44 FDA
1.45 FDCA
1.46 Field
1.47 Finished Product
1.48 First Commercial Sale
1.49 [* * *]
1.50 [* * *]
1.51 [* * *]
1.52 [* * *]
1.53 Fully Burdened Manufacturing Costs
1.54 GAVI Eligible Countries
1.55 Global Gross Profit
1.56 Gross Profit
1.57 Handle
1.58 Hospitalized Patients
1.59 Indemnitees
1.60 Insolvency Event
1.61 Invention
1.62 Joint Know-How
1.63 Joint Patent Rights
1.64 Know-How
1.65 Knowledge
1.66 Lead Compound
1.67 Lead Product
1.68 Manufacturing Collaboration Timepoint
1.69 Major Country
1.70 Net Sales
1.71 NGO
1.72 Non-US Affiliate
1.73 Ongoing Regeneron Studies
1.74 Out-Patients
1.75 Party
1.76 Patent Rights
1.77 Pharmaceutical Company
1.78 Phase I Study
1.79 Phase II Study
1.80 Phase III Study

1.81 PHSA
1.82 PPQ
1.83 Presentation
1.84 Product
1.85 Product Know-How
1.86 Product Patent Right
1.87 Proprietary Manufacturing Information
1.88 Regulatory Approval
1.89 Regulatory Authority
1.90 Regeneron Base Patent Rights
1.91 Regeneron Cell Media
1.92 Regeneron Controlled Infringement
1.93 Regeneron-DOD/BARDA Agreement
1.94 Regeneron Existing BARDA Commitment
1.95 Regeneron Know-How
1.96 Regeneron Patent Rights
1.97 Regeneron Patent Territory
1.98 Regeneron Territory
1.99 Respective Territory
1.100 Roche Major Countries
1.101 Roche Group
1.102 Roche Independent IP
1.103 Roche Know-How
1.104 Roche Manufacturing Facilities
1.105 Roche Patent Rights
1.106 Roche Production Contribution
1.107 Roche Shared Infringement
1.108 Roche Territory
1.109 ROW
1.110 Sales Volume
1.111 SARS-CoV-2
1.112 Sensitive Information
1.113 Standard Cost
1.114 Sublicensee
1.115 Territory
1.116 Third Party
1.117 Third Party IP License
1.118 Third Party IP Payments
1.119 US
1.120 US Affiliate
1.121 US Person

1.122 Valid Claim
1.123 Additional Definitions
2. Grant of License
2.1 Licenses granted by Regeneron
2.2 Roche’s Right to Sublicense
2.2.1 Right to Sublicense to its Affiliates and [* * *]
2.2.2 Right to Sublicense to Other Third Parties
2.3 Roche Basel Right to Subcontract
2.4 Licenses granted by Roche
2.5 Regeneron’s Right to Sublicense
2.6 Regeneron Right to Subcontract
2.7 Combination Products and Companion Diagnostics
2.8 Back-Up Compounds
2.9 Antibody Conjugates
3. Research and Development
3.1 Responsibilities
3.2 Co-Funded Development Plan
3.3 Exchange of Information
3.4 Development Records
3.5 PII/Samples
4. Manufacturing
4.1 Manufacturing Responsibility
4.1.1 Shared Responsibility during the Agreement Term
4.1.2 Excess Capacity
4.1.3 Specifications
4.2 Standard Costs
4.3 Regeneron Cell Banks and Cell Media.
4.3.1 Regeneron Cell Banks
4.3.2 Regeneron Cell Media
4.3.3 Ownership and Restrictions
5. Supply
5.1 Allocation
5.2 Supply Price
5.3 Supply Agreement
6. Regulatory
6.1 Responsibility
6.1.1 Regeneron’s Responsibilities.
6.1.2 Roche’s Responsibilities.
6.2 Regulatory Diligence Obligation
6.3 Pharmacovigilance and Global Safety Database
7. Commercialization

7.1 Responsibility
7.2 Pricing
7.3 Commercialization Diligence Obligation
7.4 [* * *]
7.5 Distribution of Products
7.6 Distribution Audit
8. Governance
8.1 Joint Steering Committee
8.1.1 Formation
8.1.2 Members
8.1.3 Responsibilities of the JSC
8.1.4 Meetings
8.1.5 Minutes
8.1.6 Decisions
8.1.6.1 Decision Making Authority
8.1.6.2 Consensus; Good Faith
8.1.6.3 Failure to Reach Consensus, Escalation
8.2 Joint Manufacturing Committee
8.2.1 Formation
8.2.2 Members
8.2.3 Responsibilities of the JMC
8.2.4 Meetings
8.2.5 Minutes
8.2.6 Decisions
8.2.6.1 Decision Making Authority
8.2.6.2 Consensus; Good Faith
8.2.6.3 Failure to Reach Consensus
8.3 Joint Operations Committee
8.3.1 Formation
8.3.2 Members
8.3.3 Responsibilities of the JOC
8.3.4 Meetings
8.3.5 Minutes
8.3.6 Decisions
8.3.6.1 Decision Making Authority
8.3.6.2 Consensus; Good Faith
8.3.6.3 Failure to Reach Consensus
8.4 Financial Working Group
8.4.1 Formation.
8.4.2 Operation of the FWG.
9. Exclusivity

9.1 Non-Compete Obligation
9.2 Regeneron Right of First Negotiation to Chugai Asset
9.2.1 Chugai Asset Data Package
9.2.2 Chugai Asset Agreement
10. Payment
10.1 Reimbursement [* * *] for Development Activities
10.2 Global Gross Profit Sharing
10.3 Disclosure of Payments
11. Accounting and Reporting
11.1 Mechanics and Timing of Payments
11.2 Late Payment
11.3 Method of Payment
11.4 Currency Conversion
11.5 Reimbursement
11.6 Payment Disputes
12. Taxes
12.1 Certain Taxes
12.2 Withholding Taxes
12.3 FDII Documentation
13. Auditing
13.1 Right to Audit
13.2 Audit Reports
13.3 Over-or Underpayment
14. Intellectual Property
14.1 Ownership of Intellectual Property
14.2 Inventions Made by Employees, Subcontractors and Services Providers
14.3 Trademarks and Labeling
14.4 Use of Corporate Names.
14.5 Prosecution of Product Patent Rights in the Regeneron Patent Territory
14.6 Prosecution of Product Patent Rights in the Roche Territory and Joint Patent Rights in the Territory
14.7 Handling of Other Patent Rights.
14.8 Coordination; No Invention Overlap
14.9 Unified Patent Court (Europe)
14.10 CREATE Act
14.11 Infringement of Product Patent Rights and Joint Patent Rights
14.12 Invalidity or Unenforceability Defenses or Actions
14.13 Defense
14.14 Common Interest Disclosures

14.15 Biosimilars
14.16 Patent Term Extensions
14.17 Interference, Opposition and Reissue of Third Party Patents
14.18 Third Party IP Licenses
15. Representations and Warranties
15.1 Regeneron Representations and Warranties
15.2 Roche Representations and Warranties
15.3 Mutual Representations and Warranties
15.4 No Other Representations and Warranties
16. Indemnification
16.1 Indemnification by Roche
16.2 Indemnification by Regeneron
16.3 No Fault Claims
16.4 Indemnification Procedure
17. Liability
18. Obligation Not to Disclose Confidential Information
18.1 Non-Use and Non-Disclosure
18.2 Permitted Disclosure
18.3 Proprietary Manufacturing Information
18.4 Press Releases; Use of Name
18.5 Publications
19. Term and Termination
19.1 Commencement and Term
19.2 Termination
19.2.1 Termination for Breach
19.2.2 Termination for Roche Diligence Breach or Failure to Commercialize
19.2.3 Insolvency
19.2.4 Termination by Roche for Technical Failure
19.2.5 Termination by Roche due to [* * *] Third Party Product
19.3 Consequences of Expiration or Termination
19.3.1 Transfer of Products
19.3.2 Other Obligations
19.3.2.1 Obligations Related to Ongoing Activities
19.3.2.2 Obligations Related to Manufacturing
19.3.2.3 Ancillary Agreements
19.3.2.4 Limitations on Grant-Backs; Transfer Expenses
19.3.2.5 Payment Obligations
19.3.2.6 Return or Destruction of Confidential Information
19.3.3 Termination with respect to a country.
19.4 Survival
20. Bankruptcy

21. Miscellaneous
21.1 Governing Law; Jurisdiction
21.2 Disputes
21.3 Equitable Relief
21.4 Expert Committee
21.5 Assignment
21.6 Affiliates
21.7 Independent Contractor
21.8 Unenforceable Provisions and Severability
21.9 Force Majeure
21.10 Waiver
21.11 Interpretation
21.12 Entire Understanding
21.13 Amendments
21.14 Invoices
21.15 Notice
21.16 Counterparts
21.17 Third Party Beneficiaries
21.18 Further Assurances

License Agreement
WHEREAS, Regeneron is developing an antibody cocktail directed to the SARS-CoV-2 spike protein consisting of two antibodies known as REGN10933 and REGN10987; and
WHEREAS, Roche has expertise in the development, manufacture and commercialization of pharmaceutical products in the field of infectious diseases, including the ability to rapidly scale up commercial supply for pandemic stockpiling and discussions with governments; and
WHEREAS, Roche Basel and Regeneron intend to develop, manufacture and commercialize the antibody cocktail directed to the SARS-CoV-2 spike protein consisting of REGN10933 and REGN10987 globally as a treatment for COVID19; and
WHEREAS, Roche Basel and Regeneron have entered into a Technology Transfer Agreement as of July 22, 2020 (the “Technology Transfer Agreement”); and
WHEREAS, Regeneron is willing to grant to Roche Basel rights to use certain of its intellectual property rights to make Compounds and Products in the Territory (as such terms are respectively defined below), develop Compounds and Products in the Territory, and use, offer for sale, sell and import Compounds and Products in the Roche Territory and export Compounds and Products to the Territory, in each case, for use in the Field (as such terms are respectively defined below), as contemplated herein; and
WHEREAS, Roche is willing to grant Regeneron rights to use certain of its intellectual property rights to make Compounds and Products in the Territory and to develop, use, offer for sale, sell and import and export Compounds and Products in the Territory for use in the Field, as contemplated herein; and
WHEREAS, Roche and Regeneron agree that Regeneron will continue to perform certain ongoing activities to develop the Compound; and
WHEREAS, Roche and Regeneron agree that Roche and Regeneron will perform certain activities to develop, manufacture and commercialize the Compound and Product.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1.Definitions
As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:
1.1Accounting Standards
The term “Accounting Standards” shall mean the maintenance of records and books of accounts in accordance with IFRS (International Financial Reporting Standards) or GAAP (Generally Accepted Accounting Principles), which standards or principals (as applicable) are currently used at the applicable time by, and as consistently applied by the applicable Party.
1

1.2Affiliate
The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, none of Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) and its subsidiaries (if any) shall be deemed to be Affiliates of Roche unless mutually agreed by the Parties.
1.3Agreement
The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be agreed by the Parties from time to time in accordance with the provisions of this Agreement.
1.4Agreement Term
The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 20, ending seven (7) years after the First Commercial Sale of the first Product in the EU and any extension thereto mutual agreed by the Parties in writing.
1.5Alliance Director
The term “Alliance Director” shall mean one person of each Party appointed to be its point of contact with responsibility for facilitating communication and collaboration between the Parties who shall facilitate resolution of potential and pending issues and potential disputes to avert escalation of such issues or potential disputes.
1.6Antibody
The term “Antibody” shall mean a protein or polypeptide sequence that includes a complementarity-determining region (CDR) of an antibody (e.g. mAb, Fab, scFv, other fragments of an antibody), whether polyclonal or monoclonal, fully human, humanized, chimeric, multiple or single chain, recombinant or naturally occurring. For clarity, Antibodies shall not include other modalities such as nucleic acid, viral or cellular therapy modalities, or antibodies conjugated to a toxin or other active agent where the primary intended function of the antibodies is not to neutralize a target, but to direct such toxin or other active agent to such target (each, an “Antibody Conjugate”).
1.7Applicable Law
The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including, any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same is applicable to the Compounds, Products, or performance by the Parties of their respective obligations under this Agreement.

1.8Back-Up Compound
The term “Back-Up Compound” shall mean [* * *].

1.9BARDA
The term “BARDA” shall mean the US Biomedical Advanced Research and Development Authority.
1.10Biosimilar Product
The term “Biosimilar Product” shall mean, with respect to a Product and a country, any product that is claimed to be biosimilar to or interchangeable with such Product in such country (including a product that is the subject of a biologics license application submitted under Section 351(k) of the PHSA citing such Product as the reference product or any corresponding foreign application in the Territory, including, with respect to the European Union, an MAA for a similar biological medicinal product pursuant to Article 10(4) of Directive 2001/83/EC) or for which the biologics license application otherwise references or relies on such Product in such country.

1.11Business Day
The term “Business Day” shall mean 9:00 am to 5:00 pm local time on a day other than a Saturday, Sunday or bank or other public or federal holiday in Switzerland (with regard to Roche) or New York, New York or elsewhere in the US (with regard to Regeneron).
1.12Calendar Quarter
The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, or December 31.
1.13Calendar Year
The term “Calendar Year” shall mean the period of time beginning on January 1 and ending December 31, except for the first Calendar Year, which shall begin on the Effective Date and end on December 31.
1.14Chugai Asset Criteria
The term “Chugai Asset Criteria” shall mean [* * *].

1.15Chugai Asset Data Package Criteria
The term “Chugai Asset Data Package Criteria” shall mean data, reports, documentation and other information in the Chugai Asset Data Package that are reasonably sufficient to determine whether or not the Chugai Asset satisfies the Chugai Asset Criteria.
1.16Clinical Study
The term “Clinical Study” shall mean any human clinical trial, including a Phase I Study, Phase II Study, or Phase III Study.
1.17CMO
The term “CMO” shall mean a Third Party contract manufacturing organization.
1.18Code
The term “Code” shall mean the US Internal Revenue Code of 1986, as amended.
1.19Co-Funded Development Plan
The term “Co-Funded Development Plan” shall mean the development plan for the Co-Funded Studies agreed and approved by the JSC. The Co-Funded Development Plan shall initially include the Additional Regeneron Studies and shall be updated by the JSC to include any Clinical Studies described on Appendix 1.20(b) and may further be updated from time to time by the JSC to include additional Co-Funded Studies.
1.20Co-Funded Studies
The term “Co-Funded Studies” shall mean (a) the Clinical Studies as set forth on Appendix 1.20(a) (the “Additional Regeneron Studies”) and (b) any additional Clinical Studies for which the Parties, through the JSC, agree to share the out-of-pocket costs, including the Clinical Studies described Appendix 1.20(b).
1.21Collaboration Timepoint
The term “Collaboration Timepoint” shall mean [* * *].
1.22Combination Product
The term “Combination Product” shall mean any product containing both the Compound and one or more other pharmaceutically active agents, regardless of their finished forms or formulations or dosages.
1.23Commercially Reasonable Efforts
The term “Commercially Reasonable Efforts” shall mean, with respect to a Party and any objective or decision pertaining to a Compound or Product under this Agreement, the level of efforts and resources [* * *], taking into account, without limitation, the public health need for therapeutics due to the SARS-CoV-2 pandemic, epidemiology of SARS-CoV-2, commercial opportunity [* * *], the available production supply of Compound and Product, legal factors, regulatory factors (including requirements of Regulatory Authorities), target product profiles, product liability, market exclusivity, cost of goods, pricing and access considerations, relative safety and efficacy, competitive market conditions, and its proprietary position; provided that [* * *] shall not be considered as a factor to mitigate its obligation to use Commercially Reasonable Efforts under this Agreement.
1.24Companion Diagnostic
The term “Companion Diagnostic” shall mean any product that is used for predicting or monitoring the response of a human being to treatment with a Product.
1.25Competitive Infringement
The term “Competitive Infringement” shall mean any (i) known infringement or suspected infringement by a Third Party of any Joint Patent Rights by the exploitation of a Competing Product, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any Joint Know-How by the exploitation of a Competing Product.
1.26Compound
The term “Compound” shall mean the Lead Compound and each Back-Up Compound.
1.27[* * *]
[* * *].
1.28[* * *]
[* * *].
1.29Confidential Information
The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by or on behalf of one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”) in connection with this Agreement (including pursuant to the Technology Transfer Agreement), whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, the Compound, the Products, any development, manufacture or commercialization of the Products, any Know-How with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, (a) Joint Inventions, Joint Know-How and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the Receiving Party and the Disclosing Party with respect thereto, and (b) Arising Regeneron Know-How shall be deemed the Confidential Information of Regeneron, and Regeneron shall be deemed to be the Disclosing Party, and Roche shall be deemed to be the Receiving Party, with respect thereto. For clarity, all Proprietary Manufacturing Information shall be Regeneron’s Confidential Information. Confidential Information shall not include any information, data or know-how of the Disclosing Party that the Receiving Party can demonstrate:

(i)was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,
(ii)to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party; provided that this exception shall not apply with respect to Arising Regeneron Know-How or Arising Regeneron Inventions,
(iii)is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,
(iv)is developed independently by the Receiving Party or its Affiliates other than through knowledge of Confidential Information; provided that this exception shall not apply with respect to Arising Regeneron Know-How or Arising Regeneron Inventions, or
(v)is approved in writing by the Disclosing Party for release by the Receiving Party.
For clarity, the references to Arising Regeneron Know-How or Arising Regeneron Inventions in clauses (ii) and (iv) above, do not apply to any component or step of Arising Regeneron Know-How or Arising Regeneron Inventions that is not itself Arising Regeneron Know-How or Arising Regeneron Inventions.
Specific elements of Confidential Information shall not be deemed to be generally available to the public or in the possession of the Receiving Party merely because such elements are encompassed by more general information that falls within the foregoing exclusions. Furthermore, any combination of individual elements of Confidential Information shall constitute Confidential Information and shall not be deemed to fall within the foregoing exclusions merely because one or more individual elements of such combination fall within the foregoing exclusions.
1.30Continuation Election Notice
The term “Continuation Election Notice” shall mean the notice Regeneron provides to Roche under Section 19.3.1 describing (i) Regeneron’s bona fide intentions to continue ongoing development and commercialization of Product(s) and (ii) Regeneron’s request for Roche’s continuation of activities or transfer of the data, material and information relating to the Product(s) in accordance with Section 19.3.1.
1.31Control
The term “Control” with respect to a Party shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to patent rights, inventions or know-how, the possession by such Party of the ability to assign or grant a license or sublicense of such patent rights, inventions or know-how without violating the terms of any agreement or arrangement between such Party and any Third Party and (b) with respect to proprietary materials, the possession by such Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any Third Party.

1.32Cover
The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under or ownership in the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.
1.33COVID19
The term “COVID19” shall mean the disease caused by the causative agent SARS-CoV-2.
1.34CRO
The term “CRO” shall mean a Third Party contract research organization.
1.35CTA
The term “CTA” shall mean clinical trial approval granted by national Regulatory Authorities in the EU.
1.36Dollars
The term “Dollars” shall mean US dollars.
1.37[* * *]
[* * *].
1.38Drug Product
The term “Drug Product” shall mean a Product formulated and filled that meets the specifications determined pursuant to Section 4.1.3.
1.39Drug Substance
The term “Drug Substance” shall mean drug substance of Product in formulated bulk form that meets the specifications determined pursuant to Section 4.1.3.
1.40EMA
The term “EMA” shall mean the European Medicines Agency or any successor agency with responsibilities comparable to those of the European Medicines Agency.
1.41Emergency Use Authorization or EUA
The term “Emergency Use Authorization” or “EUA” shall mean an emergency use authorization issued by the FDA pursuant to Section 564 of the FDCA.  The duration of an EUA depends in part on the duration of the declaration of the U.S. Department of Health and Human Services

(“HHS”) that supports the EUA. The HHS declaration must be current for an EUA to remain in effect. The HHS declaration terminates upon the earlier of (a) HHS determining that the circumstances justifying the EUA’s issuance no longer exist or (b) a change in the approval status of the product such that an EUA would no longer be needed.
1.42EU
The term “EU” or “European Union” shall mean the European Union and all its member countries as of the Effective Date.
1.43Expert
The term “Expert” shall mean a person with no less than ten (10) years of pharmaceutical or biotechnology industry experience and expertise having occupied at least one senior position within a large pharmaceutical company relating to product development or licensing but excluding (a) any current or former employee or consultant of either Party (or its Affiliates), and (b) any person who has known personal financial interest in or who would benefit from the outcome or resolution of the applicable dispute. Such person shall be fluent in the English language.
1.44FDA
The term “FDA” shall mean the Food and Drug Administration of the United States of America or any successor agency thereto.
1.45FDCA
The term “FDCA” shall mean the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.
1.46Field
The term “Field” shall mean all prophylactic, therapeutic and diagnostic uses in all indications.
1.47Finished Product
The term “Finished Product” shall mean the final Product including packaging and its final container(s) ready for delivery to the market that meets the specifications therefor determined pursuant to Section 4.1.3.
1.48First Commercial Sale
The term “First Commercial Sale” shall mean, on a country-by-country basis, the first invoiced sale or distribution [* * *] of a Product to a Third Party by either Party or any of its Affiliates or Sublicensees following the receipt of any Regulatory Approval required for the sale of such Product, or if no such Regulatory Approval is required, the date of the first invoiced sale or distribution [* * *] of a Product to a Third Party by either Party or any of its Affiliates in such country.

For clarity, compassionate use sales will not be considered in determining the First Commercial Sale.
1.49[* * *]
[* * *].
1.50[* * *]
[* * *].
1.51[* * *]
[* * *].
1.52[* * *]
[* * *].
1.53Fully Burdened Manufacturing Costs
The term “Fully Burdened Manufacturing Costs” shall mean with respect to a Product, each Party’s consolidated fully-burdened cost incurred by such Party or any of its Affiliates in manufacturing such Product (including all commercial manufacturing activities related to CMC, formulation, quality control, packaging and labeling, failed batches, and including all activities related to the supply of plasmids, raw materials, and where applicable, Drug Substance, Drug Product and Finished Product) in accordance with this Agreement and each Party’s Accounting Standards, in bulk, vialed or finished product form as the case may be, including: [* * *].
1.54GAVI Eligible Countries
The term “GAVI Eligible Countries” shall mean the countries listed by the Global Alliance for Vaccines and Immunization (https://www.gavi.org/types-support/sustainability/eligibility) as of the Effective Date, and such other low income countries (as determined by the World Bank) as may otherwise be agreed by the Parties in writing.
1.55Global Gross Profit
The term “Global Gross Profit” shall mean, with respect to each Presentation of Product in a given Calendar Quarter, the sum of the Parties’ respective Gross Profit for such Presentation of Product for such Calendar Quarter.
1.56Gross Profit
The term “Gross Profit” shall mean, with respect to each Party and each Presentation in a given Calendar Quarter, the result of the following, for each such Presentation, (a) the Net Sales of such Presentation by such Party or any of its Affiliates or Sublicensees in its Respective Territory during such Calendar Quarter minus (b) [* * *].

1.57Handle
The term “Handle” (as an adjective or as a verb including conjugations and variations such as “Handling”) shall mean one or more of preparing, filing, prosecuting (including interferences, reissue, re-examination, post-grant reviews, inter-partes reviews, nullity actions, derivation proceedings and opposition proceedings) and maintaining any Patent Rights.
1.58Hospitalized Patients
The term “Hospitalized Patients” shall mean COVID19 patients that are treated in hospital institutions providing acute, in-patient medical and surgical treatment and nursing care.
1.59Indemnitees
The term “Indemnitees” shall mean the Regeneron Indemnitees or the Roche Indemnitees, as applicable.
1.60Insolvency Event
The term “Insolvency Event” shall mean circumstances under which a Party or any entity that controls such Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring) or assignment for the benefit of creditors; (iv) ceases to carry on business; (v) is unable to pay its debts as they become due in the ordinary course of business; (vi) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the person or of its assets; or (vii) is the subject of an involuntary petition in any bankruptcy or insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof.
1.61Invention
The term “Invention” shall mean an invention that is conceived or first reduced to practice in connection with any activity carried out pursuant to this Agreement. Under this definition, an Invention may be made by or on behalf of Regeneron or any of its Affiliates or Sublicensees solely or jointly with a Third Party (a “Regeneron Invention”), by or on behalf of the Roche Group solely or jointly with a Third Party (a “Roche Invention”), or jointly by or on behalf of Regeneron or any of its Affiliates, on the one hand, and by or on behalf of the Roche Group, on the other hand, with or without a Third Party (a “Joint Invention”); provided any Invention that is specifically related to any Compound or Product (including the composition of, formulations containing, any methods of using, or the manufacture of, a Compound or Product) (an “Arising Regeneron Invention”) shall be a Regeneron Invention. For clarity, Roche Invention shall not include Roche Independent IP, and Arising Regeneron Invention shall not include Roche Independent IP, or any Invention that is generally but not specifically related to a Product. For example, an Invention relating to the purification of antibodies generally but not specific to purification of a Compound or Product shall not be considered an Arising Regeneron Invention.

1.62Joint Know-How
The term “Joint Know-How” shall mean Know-How that is made jointly by or on behalf of Regeneron or any of its Affiliates or Sublicensees, on the one hand, and by or on behalf of the Roche Group, on the other hand, with or without a Third Party in connection with any activity carried out pursuant to this Agreement, excluding any Arising Regeneron Know-How.
1.63Joint Patent Rights
The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint Invention.
1.64Know-How
The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical and clinical data, assays, platforms, formulations, specifications, quality control testing data, that are confidential and necessary or useful for the discovery, manufacture, development or commercialization of Products.
1.65Knowledge
The term “Knowledge” shall mean [* * *].
1.66Lead Compound
The term “Lead Compound” shall mean Regeneron’s proprietary Antibody cocktail consisting of the Antibodies REGN10933 and REGN10987 which as of the Effective Date is under development by Regeneron. The sequences of REGN10933 and REGN10987 are specified in Appendix 1.66.
1.67Lead Product
The term “Lead Product” shall mean any product containing the Lead Compound as its sole pharmaceutically active agent, regardless of the finished form or formulation or dosage.
1.68Manufacturing Collaboration Timepoint
The term “Manufacturing Collaboration Timepoint” shall mean [* * *].
1.69Major Country
The term “Major Country” shall mean any of the following countries: any country in the EU, Australia, Canada, the United Kingdom, Japan and China.
1.70Net Sales
The term “Net Sales” shall mean, with respect to each Party and Presentation of Product in a particular period, (a) the sum of (i) Sales of such Party and its Affiliates and Sublicensees and (ii) Sublicensee Compensation for such Party, less (b) the Additional Deductions.

“Sales” shall mean, with respect to each Party, its Affiliates and, unless otherwise agreed by Regeneron pursuant to Section 2.2.2 or by Roche pursuant to Section 2.5, as applicable, Sublicensees, the amount of net sales of such Presentation of Product for such period (excluding sales among such Party, any of its Affiliates and Sublicensees) as calculated in accordance with such Party’s Accounting Standards.
“Sublicensee Compensation” for a Party shall mean the compensation received by such Party and its respective Affiliates from [* * *] any other Sublicensees to the extent agreed by Regeneron pursuant to Section 2.2.2 or by Roche pursuant to Section 2.5, as applicable, in each case in accordance with the sublicensee contractual terms and their then-currently used Accounting Standards.
“Additional Deductions” shall mean:
(a)A lump sum deduction of [* * *]; and
(b)[* * *]; and
(c)government mandated fees and taxes and other government charges accrued during such period not already taken as a gross-to-net deduction in accordance with the then currently used Accounting Standards in the calculation of Net Sales of such Presentation of Product for such period, including, for example, any fees, taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a government or regulatory body.
For clarity, any compensation received from [* * *] will not be considered party of Net Sales and will be addressed as provided in Section 7.4.
Net Sales in currency other than Dollars shall be converted into Dollars according to the provisions of Section 11.4. For purposes of determining Net Sales, (i) the Product shall be deemed to be sold in accordance with the applicable Party’s (or its applicable Affiliate’s or Sublicensee’s) Accounting Standards consistently applied; (ii) and a “sale” shall not include transfers or dispositions of the Product among a Party, its Affiliates, and unless otherwise agreed by the Parties in writing, its or their Sublicensees. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but that are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale of the Product for consideration other than cash, such as barter or countertrade, or Sublicensee Compensation received in consideration other than cash, Net Sales shall be calculated on the fair market value of such consideration received as agreed by the Parties.
1.71NGO
The term “NGO” shall mean a not-for-profit, non-governmental organization providing or facilitating the provision of health care in low income countries (e.g., GAVI Eligible Countries), such as the World Health Organization, UNICEF and Red Cross International. For the avoidance of doubt, the term NGO is limited to organizations that operate independently of government and does not include governmental or quasi-governmental organizations such as the EU or its institutions, bodies or agencies.

1.72Non-US Affiliate
The term “Non-US Affiliate” shall mean any Affiliate that is not a US Affiliate.
1.73Ongoing Regeneron Studies
The term “Ongoing Regeneron Studies” shall mean the Clinical Studies that are being conducted by Regeneron as of the Effective Date to support the initial Regulatory Approval for treatment of Hospitalized Patients or Out-Patients that are listed on Appendix 1.73.
1.74Out-Patients
The term “Out-Patients” shall mean COVID19 patients that are not treated in hospital institutions providing acute, in-patient medical and surgical treatment and nursing care.
1.75Party
The term “Party” shall mean Regeneron or Roche, as the case may be, and “Parties” shall mean Regeneron and Roche collectively.
1.76Patent Rights
The term “Patent Rights” shall mean all rights under any patent or patent application, in any country of the Territory, including any patents issuing on such patent application or claiming priority to any such patent or patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, divisional, continuation or continuation-in-part of any of the foregoing.
1.77Pharmaceutical Company
The term “Pharmaceutical Company” shall mean any company whose primary business is the research, development, marketing and distribution of pharmaceutical or biopharmaceutical products, limited to the top 20 in global sales.
1.78Phase I Study
The term “Phase I Study” shall mean a human clinical trial in any country that would meet the description in 21 C.F.R. § 312.21(a), as amended from time to time, and the foreign equivalent thereof.
1.79Phase II Study
The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b), as amended from time to time, and the foreign equivalent thereof.

1.80Phase III Study
The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate with statistical significance whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.
1.81PHSA
The term “PHSA” shall mean the Public Health Service Act as set forth at 42 U.S.C. Chapter 6A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.82PPQ
The term “PPQ” shall mean process performance qualification that is a component of process validation. The PPQ combines the actual facility, utilities, equipment (each now qualified), and the trained personnel with the commercial manufacturing process, control procedures, and components to produce commercial batches (i.e. commercial scale Drug Substance batches executed for the purpose of process validation which are commercially eligible upon license approval). PPQ batches do not include preceding engineering/technical batches.
1.83Presentation
The term “Presentation” shall mean, (a) with respect to a Drug Product, such Drug Product filled in one or more distinct quantities of Drug Substance, and (b) with respect to a Finished Product, such Finished Product filled, packaged and labeled in one or more distinct quantities of Drug Substance.
1.84Product
The term “Product” shall mean any product containing a Compound as its sole pharmaceutically active agent, regardless of its finished form or formulation or dosage. One Product may be distinguished from another Product by the Compound being a distinctive active pharmaceutical ingredient.
1.85Product Know-How
The term “Product Know-How” shall mean any Regeneron Know-How that is specifically related to any Product that, without a license from Regeneron or its applicable Affiliate, would be infringed or misappropriated by the exploitation (other than manufacturing) of any Product by a Third Party.
1.86Product Patent Right
The term “Product Patent Right” shall mean any Regeneron Patent Rights that includes at least one claim specifically related to a Product that, without a license from Regeneron or its applicable Affiliate, would be infringed (or, in the case of a patent application would be infringed if it were to issue in a patent) by the exploitation (other than manufacturing) of any Product by a Third Party.
1.87Proprietary Manufacturing Information
The term “Proprietary Manufacturing Information” shall mean all Regeneron Know-How that is used, or intended to be used, to manufacture the Products (or any component or intermediate thereof).
1.88Regulatory Approval
The term “Regulatory Approval” shall mean any approvals (excluding pricing and reimbursement approvals), licenses, registrations or authorizations by a Regulatory Authority, necessary for the manufacture and sale of a Product in the Field in a regulatory jurisdiction in the Territory, including an Emergency Use Authorization, Biologics License Application submitted to FDA under Section 351 of the PHSA (“BLA”), and, with respect to the EU, an application for marketing authorization approval (“MAA”) filed with the EMA pursuant to the centralized approval procedure, or with the applicable national Regulatory Authority of a country in the European Union with respect to the mutual recognition procedure, decentralized procedure or any other national approval.
1.89Regulatory Authority
The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA, in each country involved in the granting of regulatory approval for the development, manufacture or sale of a Product.
1.90Regeneron Base Patent Rights
The term “Regeneron Base Patent Rights” shall mean Product Patent Rights in the Territory that are Controlled by Regeneron or any of its Affiliates at the Effective Date, said Patent Rights being exhaustively listed in Appendix 1.90 of this Agreement.
1.91Regeneron Cell Media
The term “Regeneron Cell Media” shall mean any cell culture media that is proprietary to Regeneron and used by Regeneron or any of its Affiliates to manufacture any Drug Substance.
1.92Regeneron Controlled Infringement
The term “Regeneron Controlled Infringement” shall mean (a) any Infringement of a Product Patent Right or Product Know-How, in either case, in the Regeneron Territory or (b) any Competitive Infringement of a Joint Patent Right or Joint Know-How, in either case, in the Regeneron Territory (including any Competitive Infringement of a Joint Patent Right or Joint Know-How, in each case, in both the Regeneron Territory and the Roche Territory).

1.93Regeneron-DOD/BARDA Agreement
The term “Regeneron-DOD/BARDA Agreement” shall mean that certain agreement between Regeneron and Advanced Technology International for the sale of Products entitled “Project Agreement NO. 1, MCDC BASE AGREEMENT NO. 2020-504, Project Title: MCDC2008-005; Large Scale Manufacturing of Antibodies Directed to SARS-CoV-2”, including any amendment thereto.
1.94Regeneron Existing BARDA Commitment
The term “Regeneron Existing BARDA Commitment” shall mean Regeneron’s commitment as of the Effective Date to manufacture a total of twenty eight (28) lots of the Antibodies included in the Lead Product for supply under the Regeneron-DOD/BARDA Agreement.
1.95Regeneron Know-How
The term “Regeneron Know-How” shall mean the Know-How that Regeneron or any of its Affiliates Controls at the Effective Date or during the Agreement Term, including any Arising Regeneron Know-How, For clarity, Regeneron Know-How shall not include any Roche Independent IP or Roche Know-How.
1.96Regeneron Patent Rights
The term “Regeneron Patent Rights” shall mean the Patent Rights that Regeneron or any of its Affiliates Controls, relating to or arising from the discovery, manufacture, development or commercialization of or Covering a Compound, Product or Regeneron Invention. The term Regeneron Patent Rights shall include Regeneron Base Patent Rights, but excludes any Joint Patent Rights. For clarity, Regeneron Patent Rights shall not include any Roche Independent IP or Roche Patent Rights.
1.97Regeneron Patent Territory
The term “Regeneron Patent Territory” shall mean the Regeneron Territory.
1.98Regeneron Territory
The term “Regeneron Territory” shall mean the US.
1.99Respective Territory
The term “Respective Territory” shall mean, with respect to Regeneron, the Regeneron Territory and with respect to Roche, the Roche Territory.
1.100Roche Major Countries
The term “Roche Major Countries” shall mean each of the following countries: [* * *].
1.101Roche Group
The term “Roche Group” shall mean collectively Roche, its Affiliates and its Sublicensees.

1.102Roche Independent IP
The term “Roche Independent IP” shall mean inventions, patents, trade secrets, know-how or other intellectual property that Roche or any of its Affiliates Controls at the Effective Date, or made or lawfully obtained by Roche or any of its Affiliates independent of the activities carried out pursuant to this Agreement, and without referring to or using any Confidential Information of Regeneron.
1.103Roche Know-How
The term “Roche Know-How” shall mean the Know-How arising from activities carried out pursuant to this Agreement and that Roche or any of its Affiliates Controls during the Agreement Term. For clarity, the Roche Know-How does not include the Arising Regeneron Know-How or Roche Independent IP.
1.104Roche Manufacturing Facilities
The term “Roche Manufacturing Facilities” shall mean the facilities listed in Appendix 1.104.
1.105Roche Patent Rights
The term “Roche Patent Rights” shall mean the Patent Rights that Roche or any of its Affiliates Controls, relating to or arising from the discovery, manufacture, development or commercialization of or Covering a Compound, Product or Roche Invention, but excluding any Roche Independent IP, Regeneron Patent Rights or Joint Patent Rights.
1.106Roche Production Contribution
The term “Roche Production Contribution” shall mean a fraction, (a) the numerator of which is equal to the sum of [* * *], for which the Drug Substance was manufactured by the Roche Group, and (b) the denominator of which is the equal to the sum of [* * *]; provided that beginning with the Calendar Quarter, if any, in which Regeneron first supplies Drug Substance to Roche for commercial use by Roche in the Roche Territory, Roche may elect to determine in accordance with Appendix 1.106 [* * *] for such Calendar Quarter for which the Drug Substance was manufactured by the Roche Group.
1.107Roche Shared Infringement
The term “Roche Shared Infringement” shall mean (a) any Infringement of a Product Patent Right or Product Know-How, in either case, in the Roche Territory or (b) any Competitive Infringement of a Joint Patent Right or Joint Know-How, in either case, in the Roche Territory that is unrelated to any Competitive Infringement of a Joint Patent Right or Joint Know-How in the Regeneron Territory.
1.108Roche Territory
The term “Roche Territory” shall mean all countries other than the US, excluding any Terminated Country from and after the effective date of termination for such Terminated Country.

1.109ROW
The term “ROW” shall mean all countries in the Roche Territory other than the Roche Major Countries.
1.110Sales Volume
The term “Sales Volume” shall mean, with respect to each Presentation of Product and a Party for the period measured, the number of units of such Presentation of Product that are sold in such Party’s Respective Territory (i.e., that constitute Net Sales for such Party) during such period (for the avoidance of doubt, excluding any such units distributed as [* * *] by or on behalf of such Party or any of its Affiliates or Sublicensees during such period).
1.111SARS-CoV-2
The term “SARS-CoV-2” shall mean the virus known as the severe acute respiratory syndrome coronavirus 2.
1.112Sensitive Information
The term “Sensitive Information” shall mean any Proprietary Manufacturing Information or information relating to Regeneron’s cell lines for any Product.
1.113Standard Cost
The term “Standard Cost” shall mean, with respect to a Party for a given Calendar Year, (a) with respect to Product in its respective form (Drug Substance, Drug Product, Finished Product), such Party’s reasonable best estimate of its Fully Burdened Manufacturing Costs for such Product for such Calendar Year (without markup) based on such Party’s Fully Burdened Manufacturing Costs for the prior Calendar Year for such Product and any anticipated changes in Fully Burdened Manufacturing Costs for such Calendar Year (e.g., manufacturing efficiencies, changes in cost of raw materials) calculated on a per unit basis (i.e. kilogram for Drug Substance, and unit for Drug Product and Finished Product) and, for Finished Product, on a per Presentation basis, for such Party and with respect to Drug Product and Finished Product, each Party may have a different Standard Cost for each Permutation of each applicable Presentation of such Product, in each case determined pursuant to Section 4.2 and (b) with respect any manufacturing-related services (e.g., filling, finishing, packaging and labelling) that one Party performs for the other Party, the cost for such services determined by the Parties based on the Fully Burdened Manufacturing Costs of performing such services (without mark-up), in each case ((a) and (b)), in accordance with such Party’s Accounting Standards. For clarity, if Finished Product distributed by a Party contains Drug Substance supplied by the other Party or the other Party performed any manufacturing services (e.g., filling, finishing, packaging and labelling) with respect to such Finished Product, then such Party would pay the other Party such other Party’s Standard Costs for such Drug Substance or such services and such Standard Costs shall be included in the Standard Cost for such Finished Product for such first Party. A Party may have a different Standard Costs for Drug Product or Finished Product that is manufactured entirely by or on behalf of such Party as well as Drug Product or Finished Product that is filled, finished, packaged or labelled, or incorporates Drug Substance or Drug Product supplied by or on behalf of the other Party (each such permutation of Drug Product or Finished Product that is manufactured using a different combination of materials and services provided by or on behalf of the Parties, a “Permutation”). Notwithstanding the foregoing, a Party may calculate and use a blended Standard Cost for use with all Permutations of a Presentation of Drug Product or Finished Product as provided in Section 4.2, in its own discretion.
1.114Sublicensee
The term “Sublicensee” shall mean a Third Party to which either Party has (sub)licensed rights (through one or multiple tiers) licensed to it under this Agreement, other than any Affiliate [* * *].
1.115Territory
The term “Territory” shall mean all countries of the world.
1.116Third Party
The term “Third Party” shall mean a person or entity other than (i) Regeneron or any of its Affiliates or (ii) Roche or any of its Affiliates.
1.117Third Party IP License
The term “Third Party IP License” shall mean any license or other agreement with a Third Party entered into by a Party pursuant to Section 14.18.
1.118Third Party IP Payments
The term “Third Party IP Payments” shall mean any amounts paid by a Party or any of its Affiliates under any Third Party IP License that are reasonably allocable to the Products.
1.119US
The term “US” shall mean the United States of America and its territories and possessions.
1.120US Affiliate
The term “US Affiliate” shall mean any Affiliate that is a US Person.
1.121US Person
The term “US Person” shall mean a “United States person”, as such term is defined in Section 7701(a)(30) of the Code.
1.122Valid Claim
The term “Valid Claim” shall mean a claim in any unexpired and issued Patent Right that has not been disclaimed, revoked or held invalid by a final non-appealable decision of a court of competent jurisdiction or government agency.
1.123Additional Definitions
Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
[* * *]	10.2
[* * *]	2.8
[* * *]	2.8
[* * *]	2.8
[* * *]	2.8
[* * *]	2.8
[* * *]	2.8
Additional Deductions	1.69
Additional Regeneron Studies	1.20
Alternative Product Trademark	14.3
Alternative Third Party Product	19.2.5
Alternative Supply Allocation	8.2.3(b)
Antibody Conjugate	1.6
Arising Regeneron Invention	1.61
Arising Regeneron Know-How	14.1
Arising Roche Manufacturing IP	14.1
[* * *]	2.8
Bankruptcy Code	20
BLA	1.88
Breaching Party	19.2.1
CCDS	6.1.1
Chugai	1.2
Chugai Asset	9.2
Chugai Asset Agreement	9.2.2
Chugai Asset Amendment	9.2.2
Chugai Asset Data Package	9.2.1
Chugai Asset Option	9.2
Chugai Asset Positive Determination	9.2.2
Chugai Asset Territory	9.2
Claims	16.1
Co-Funded Device Development Activities	3.1
Competing Product	9.1
Debarred	15.3(d)
Defending Party	14.12
Defense Decision Period	14.12
Defense Suit Notice	14.12
Device Development Activities	3.1
Device Development Plan	3.1
Disclosing Party	1.29
Effective Date	Cover page

Enforcement Decision Period	14.11
Enforcement Suit Notice	14.11
Executive Officers	21.2
Exercise Notice	9.2.2
Exercise Period	9.2
Expert Committee	21.4
First Approval Activities	6.1.1
First EU Approval	6.1.1
First UK Approval	6.1.1
FWG	8.4.1
[* * *]	7.4
[* * *]	7.4
Genentech	Cover page
Global Gross Profit Final Report	11.1
Global Trademarks	14.3
Gross Profit Interim Report	11.1
HHS	1.41
Indemnification Claim Notice	16.4
Indemnified Party	16.4
Indemnifying Party	16.4
Infringement	14.11
[* * *]	10.2
Initiating Party	14.11
[* * *]	10.2
ISS Strategy	3.1
JMC	8.2.1
JOC	8.3.1
Joint Infringement Action	14.13
Joint Invention	1.61
JSC	8.1.1
Losses	16.1
MAA	1.88
Material Additional Study Change	8.1.3(b)
[* * *]	10.2
Members	8.1.2
Minimum Committed Regeneron Capacity	4.1.1
Minimum Committed Roche Capacity	4.1.1
No Fault Claim	16.3
Non-Breaching Party	19.2.1
[* * *]	3.1
Other Chugai Asset Activities	9.2

Owed Party	11.5
Owing Party	11.5
Patent Term Extensions	14.16
Payment Currency	11.3
Peremptory Notice Period	19.2.1
Permitted Chugai Activities	9.2
Permutation	1.113
PII/Samples	3.5
[* * *]	3.1
Product Distribution Audit	7.6
Production Forecast	8.2.3(a)
Proposing Party	3.1
Publishing Notice	18.5(c)
Publishing Party	18.5(c)
Receiving Party	1.29
Reconciliation Final Report	11.1
Reconciliation Interim Report	11.1
Regeneron	Cover page
Regeneron Indemnitees	16.1
Regeneron Invention	1.61
Regeneron Regulatory Activities	6.1.1
Regeneron Regulatory Responsibilities	6.1.1
Register	14.9
Right of First Negotiation	9.2
Roche	Cover page
Roche Basel	Cover page
Roche Chugai Option	9.2
Roche Global Gross Profit	10.2
Roche Indemnitees	16.2
Roche Invention	1.61
Roche Publishing Notice	18.5(b)
Roche Regulatory Activities	6.1.2
Roche Regulatory Responsibilities	6.1.2
Roche-Shared Defense Patents	14.12
Roche Transfer Activities	19.3.1
Safety Data Exchange Agreement	6.3
Sales	1.70
Settlement	14.11
Sublicensee Compensation	1.70
Supply Agreement	5.3
Technology Transfer Agreement	Whereas clauses

Terminated Country	19.3.3
Third Party Infringement Action	14.13
Unilateral Device Development Activities	3.1
Unilateral Study	3.1
Unilateral Study Costs Report	11.1
Working Cell Bank	4.3.1

2.Grant of License
2.1Licenses granted by Regeneron
Regeneron hereby grants to Roche Basel under the Regeneron Patent Rights and Regeneron Know-How and Regeneron’s interest in the Joint Patent Rights and Joint Know-How (and in the case of clause (v) below, under Regeneron’s rights in the Global Trademarks):
(i)a non-exclusive right and license to make, have made, import, have imported, export and have exported Compounds and Products in the Territory as contemplated by this Agreement, including the right to sublicense pursuant to Section 2.2;
(ii)a non-exclusive right and license to research, have researched, develop, have developed, Compounds and Products in the Territory as contemplated by this Agreement, including the right to sublicense pursuant to Section 2.2;
(iii)a co-exclusive right and license (together with Regeneron) to seek and maintain Regulatory Approval for, and have Regulatory Approval sought and maintained for, Compounds and Products in the Roche Territory as contemplated by this Agreement including the right to sublicense pursuant to Section 2.2;
(iv)an exclusive (even as to Regeneron) right and license to market, have marketed, commercially distribute, have commercially distributed, sell and have sold Products in the Field in the Roche Territory and to use, have used, import and have imported Products in the Field in the Roche Territory in connection with such marketing, commercial distribution and sale, including the right to sublicense pursuant to Section 2.2; and
(v)subject to Section 14.3, a non-exclusive, royalty-free, fully paid-up, license to use the Global Trademarks owned by Regeneron in the Regeneron Territory to (a) conduct activities with respect to the Products in the Field in the Regeneron Territory solely to support the marketing, commercial distribution and sale of the Products in the Field in the Roche Territory, if applicable and (b) supply Products to Regeneron pursuant to this Agreement or the Supply Agreement.
2.2Roche’s Right to Sublicense
2.2.1Right to Sublicense to its Affiliates and [* * *]
Roche Basel shall have the right to grant (a) written sublicenses to its Affiliates (through multiple tiers) and (b) [* * *].

For the avoidance of doubt, if Chugai is not added as an Affiliate hereunder, Chugai shall be considered a Third Party hereunder, provided that Roche Basel may still sublicense rights granted under Section 2.1 to Chugai in Japan without the prior written approval of Regeneron pursuant to this Section.
[* * *]
[* * *]
Roche Basel shall inform Regeneron promptly after having granted a sublicense pursuant to this Section 2.2.1 other than to an Affiliate.
Each permitted sublicense shall be in writing and consistent in all material respects with the terms and conditions of this Agreement and Roche Basel shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the applicable Affiliate or [* * *] to the same extent as they apply to Roche Basel for all purposes; provided that a separate written sublicense shall not be required for Affiliates or distributors who have existing agreements with Roche or its Affiliates that are consistent with the terms and conditions of this Agreement. Roche Basel assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliate or [* * *], as applicable, and shall itself account to Regeneron for all payments due under this Agreement by reason of such sublicense.
2.2.2Right to Sublicense to Other Third Parties
Roche Basel and its Affiliates shall have the right to grant written sublicenses to Third Parties (other than [* * *], which are addressed in Section 2.2.1), through multiple tiers, under its rights granted under Section 2.1(i) only upon prior written approval of Regeneron.
Roche Basel and its Affiliates shall have the right to grant written sublicenses to Third Parties (other than [* * *], which are addressed in Section 2.2.1), through multiple tiers, under its rights granted under Section 2.1(ii) - 2.1(v)  (a) upon the prior written approval of Regeneron (i) in Regeneron’s sole discretion if the Third Party is a Pharmaceutical Company, (ii) not to be unreasonably withheld, conditioned or delayed, if such sublicense is granted with respect to a Roche Major Country, and (iii) in Regeneron’s sole discretion, if such proposed Sublicensee would have access to any Proprietary Manufacturing Information, including in connection with regulatory filings with applicable Regulatory Authorities in such country, and (b) otherwise without the prior approval of Regeneron.
[* * *]
Each permitted sublicense shall be in writing and consistent in all material respects with the terms and conditions of this Agreement and Roche Basel shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the applicable Sublicensee to the same extent as they apply to Roche Basel for all purposes; provided that a separate written sublicense shall not be required for distributors who have existing agreements with Roche or its Affiliates that are consistent with the terms and conditions of this Agreement. Roche Basel assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Sublicensee and shall itself account to Regeneron for all payments due under this Agreement by reason of such sublicense.

2.3Roche Basel Right to Subcontract
Roche Basel, at its own cost and discretion, shall have the right to subcontract the work performed under Section 2.1(i) through Section 2.1(iv) to Affiliates without the prior approval of Regeneron.
Roche Basel, at its own cost and discretion, shall have the right to subcontract the work performed under Section 2.1(i) to CMOs or other Third Parties in the Territory only with the prior approval of Regeneron; provide that Roche Basel may subcontract the work performed under Section 2.1(i) to CMOs with respect to Finished Product or the conversion of Drug Substance to Drug Product or Finished Product or Drug Product to Finished Product (but not with respect to the manufacture of Drug Substance) without the prior approval of Regeneron; provided further that Roche shall notify Regeneron in writing of such subcontracting in sufficient time for Regeneron to update its applicable regulatory filings for the applicable Product and shall use diligent efforts to ensure that there is no interruption for supply of such Product in the Regeneron Territory as a result of such subcontracting.
Roche Basel, at its own cost and discretion, shall have the right to subcontract the work performed under Section 2.1(ii) through Section 2.1(iv) to Third Parties in the Territory without the prior approval of Regeneron.
Each permitted subcontract shall be consistent in all material respects with the terms and conditions of this Agreement and Roche Basel shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the applicable subcontractor to the same extent as they apply to Roche Basel for all purposes. Roche Basel assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such subcontractor and shall itself account to Regeneron for all payments due under this Agreement by reason of such subcontract.
2.4Licenses granted by Roche
Roche hereby grants to Regeneron under the Roche Patent Rights and Roche Know-How and Roche Independent IP and Roche’s interest in the Joint Patent Rights and Joint Know-How (and in the case of clause (v) below, under Roche’s rights in the Global Trademarks):
(i)a non-exclusive right and license to make, have made, import, have imported, export and have exported Compounds and Products in the Territory as contemplated by this Agreement, including the right to sublicense pursuant to Section 2.5;
(ii)a non-exclusive right and license to research, have researched, develop, have developed, seek and maintain Regulatory Approval for, and have Regulatory Approval sought and maintained for, Compounds and Products in the Territory as contemplated by this Agreement, including the right to sublicense pursuant to Section 2.5;
(iii)an exclusive (even as to Roche) right and license to seek and maintain Regulatory Approval for, and have Regulatory Approval sought and maintained for, Compounds and Products in the Regeneron Territory as contemplated by this Agreement, including the right to sublicense pursuant to Section 2.5;

(iv)an exclusive (even as to Roche) right and license to market, have marketed, commercially distribute, have commercially distributed, sell and have sold Products in the Field in the Regeneron Territory and to use, have used, import and have imported Products in the Regeneron Territory in connection with such marketing, commercial distribution and sale, including the right to sublicense pursuant to Section 2.5;
(v)subject to Section 14.3, a non-exclusive, royalty-free, fully paid-up, license to use the Global Trademarks owned by Roche in the Roche Territory to (i) conduct activities with respect to the Products in the Field in the Roche Territory solely to support the marketing, commercial distribution and sale of the Products in the Field in the Regeneron Territory, if applicable and (ii) supply Products to Roche pursuant to this Agreement or the Supply Agreement.
2.5Regeneron’s Right to Sublicense
Regeneron shall have the right to grant written sublicenses to its Affiliates (through multiple tiers) and Third Parties under its rights granted under Section 2.4 without prior approval of Roche; provided that, (a) with respect to any rights granted under Sections 2.4(i), Regeneron and its Affiliates shall not grant a sublicense (other than to a [* * *]) to a CMO or another Third Party to manufacture Drug Substance without Roche’s prior written consent (other than sublicensing manufacture of Drug Substance to CMOs in the Territory up to the Minimum Committed Regeneron Capacity, which may be without the prior approval of Roche); and (b) Regeneron and its Affiliates shall not grant a sublicense (other than to a [* * *]) under Section 2.4(ii) with respect to Roche Independent IP to a Third Party without Roche’s prior written consent, not to be unreasonably withheld, conditioned, or delayed. Regeneron must provide Roche reasonable notice before granting any [* * *], and upon Roche’s request the Parties shall discuss in good faith options to avoid the grant of any [* * *] and Regeneron shall use diligent efforts to avoid having to grant any [* * *].
If Regeneron licenses a Third Party in the Regeneron Territory under the rights granted to Roche under Section 2.1(iv) in the Roche Territory (whether or not Regeneron sublicenses the rights granted to Regeneron by Roche under Section 2.4(iv) to such Third Party), then, unless otherwise agreed by Roche in writing in its sole discretion, such Third Party will be considered a Sublicensee of Regeneron.
[* * *]
Each permitted sublicense shall be consistent in all material respects with the terms and conditions of this Agreement and Regeneron shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the applicable Affiliate or Sublicensee to the same extent as they apply to Regeneron for all purposes; provided that a separate written sublicense shall not be required for Affiliates or distributors who have existing agreements with Regeneron or its Affiliates that are consistent with the terms and conditions of this Agreement. Regeneron assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliate or Sublicensee, as applicable, and shall itself account to Roche for all payments due under this Agreement by reason of such sublicense. Regeneron shall inform Roche promptly after having granted a sublicense pursuant to this Section 2.5.

2.6Regeneron Right to Subcontract
Regeneron, at its own cost and discretion, shall have the right to subcontract any work performed under this Agreement to Third Parties in the Territory without the prior approval of Roche, except that Regeneron shall not have the right to subcontract manufacture of Drug Substance to CMOs or other Third Parties in the Territory without the prior approval of Roche; provided that Regeneron may subcontract manufacture of Drug Substance to CMOs in the Territory up to the Minimum Committed Regeneron Capacity without the prior approval of Roche. Unless otherwise agreed by the Parties, any grant of rights by Regeneron to a CMO or Third Party under the rights granted to Roche Basel pursuant to Section 2.1(i) shall be considered a “subcontract” for purposes of restrictions under this Section 2.6, regardless of the structure of such arrangement with the CMO or Third Party.
Each permitted subcontract shall be consistent in all material respects with the terms and conditions of this Agreement and Regeneron shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the applicable subcontractor to the same extent as they apply to Regeneron for all purposes. Regeneron assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such subcontractor and shall itself account to Roche for all payments due under this Agreement by reason of such subcontract.
2.7Combination Products and Companion Diagnostics
Each Party shall not, and shall cause its Affiliates not to develop, have developed, seek and maintain Regulatory Approval for, and have Regulatory Approval sought and maintained for, use, have used, make, have made, import, have imported, export, have exported, market, have marketed, commercially distribute, have commercially distributed, sell or have sold any Combination Product or Companion Diagnostic, unless and until the Parties have agreed in writing on the terms and conditions with respect thereto.
2.8Back-Up Compounds
[* * *].
2.9Antibody Conjugates
During the Agreement Term, Regeneron will not, and will cause its Affiliates not to, clinically develop or commercialize an Antibody Conjugate that contains the Lead Compound or any Antibody in the Lead Compound, or grant a license to a Third Party to do so.
3.Research and Development
3.1Responsibilities
Regeneron shall, at its own cost and expense, use Commercially Reasonable Efforts to conduct the Ongoing Regeneron Studies and shall have the right to pursue Third Party funding for the Ongoing Regeneron Studies. Regeneron shall provide Roche Basel periodic updates at interim analysis points regarding the progress and status of the Ongoing Regeneron Studies, including a high-level summary of any available data from the Ongoing Regeneron Studies.

The JOC will discuss and align on a strategy for investigator-sponsored studies with respect to the Compounds and the Products in the Territory (for example key clinical questions of interest, areas that the Parties do not wish to address, and any potential supply constraint) (the “ISS Strategy”). Regeneron shall have the right, but not the obligation, to provide support for any investigator-sponsored studies with respect to the Compounds and the Products in the Regeneron Territory, consistent with the ISS Strategy, and will consult with Roche Basel regarding such studies and consider Roche Basel’s comments in good faith. Roche shall have the right, but not the obligation, to provide support for any investigator-sponsored studies with respect to the Compounds and the Products in the Roche Territory, consistent with the ISS Strategy, and will consult with Regeneron regarding such studies and consider Regeneron’s comments in good faith. Unless otherwise agreed by the Parties, each Party will provide support for any investigator-sponsored studies for the Compounds and the Products [* * *].
Prior to initiating a new Clinical Study that is not an Ongoing Regeneron Study and is not included in the then-current Co-Funded Development Plan and is not an ongoing Unilateral Study, the Party that desires to conduct such Clinical Study (the “Proposing Party”) shall propose such Clinical Study to the JOC, which proposal shall include a synopsis of the protocol for such Clinical Study and an estimated budget for such Clinical Study. The JOC shall review and submit such Clinical Study to the JSC for approval. If the JSC agrees that the Parties shall share the [* * *] with respect to such Clinical Study, then the Parties shall amend the Co-Funded Development Plan to include such Clinical Study and such Clinical Study shall be a Co-Funded Study. With respect to each Co-Funded Study, the Party conducting such Co-Funded Study shall provide the other Party periodic updates at least once a Calendar Quarter regarding the progress and status of such Co-Funded Study, including a high-level summary of any available data from such Co-Funded Study.
If the JSC does not agree [* * *] with respect to such Clinical Study, then the Proposing Party shall have the right, but not the obligation, to conduct such Clinical Study [* * *] (each such Clinical Study, a “Unilateral Study”). [* * *].
Each Party shall use Commercially Reasonable Efforts to perform the development activities with respect to the Co-Funded Studies that are assigned to such Party in the Co-Funded Development Plan and shall do so in accordance with the Co-Funded Development Plan. The Parties acknowledge and agree that Regeneron is responsible for conducting the Additional Regeneron Studies, and Regeneron shall provide Roche Basel periodic updates at interim analysis points regarding the progress and status of the Additional Regeneron Studies, including a high-level summary of any available data from the Additional Regeneron Studies. Each Party will be responsible for its own internal costs associated with development activities for the Co-Funded Studies. [* * *] by or on behalf of either Party or any of its Affiliates in connection with the Co-Funded Studies (including, for clarity, such [* * *] incurred by or on behalf of Regeneron or any of its Affiliates with respect to the Additional Regeneron Studies prior to the Effective Date) that are not reimbursed by a Third Party shall be [* * *]. [* * *].
Each Party shall [* * *] be responsible for all development activities with respect to each Unilateral Study conducted by such Party. For clarity, neither Party shall have the obligation to conduct or, except as may be required by Applicable Law or ethical requirements, complete any Unilateral Study.

Prior to initiating any development activities with respect to any delivery device for the Products (e.g., pre-filled syringe) (the “Device Development Activities”), the Party that desires to conduct such Device Development Activities shall provide a proposed development plan for such delivery device to the JOC (the “Device Development Plan”), which Device Development Plan will include an estimated budget for such Device Development Activities. The JOC shall review and submit such Device Development Plan to the JSC for approval. If the JSC agrees [* * *] with respect to such Device Development Activities, then the Parties will agree to a final Device Development Plan and such Device Development Activities shall be “Co-Funded Device Development Activities”. With respect to Co-Funded Device Development Activities, the Party conducting such Co-Funded Device Development Activities shall provide the other Party periodic updates regarding the progress and status of such Co-Funded Device-Development Activities.
If the other Party does not agree [* * *] with respect to proposed Device Development Activities, then the Party proposing such Device Development Activities shall have the right, but not the obligation, to conduct such Device Development Activities [* * *] (such Device Development Activities, “Unilateral Device Development Activities”). [* * *].
Each Party shall use Commercially Reasonable Efforts to perform the Device Development Activities with respect to Co-Funded Device Development Activities that are assigned to such Party in the final agreed Device Development Plan for such Co-Funded Device Development Activities and shall do so in accordance with such final agreed Device Development Plan. Each Party will be responsible for its own internal costs associated with the Co-Funded Device Development Activities and the [* * *] incurred by or on behalf of either Party or any of its Affiliates in connection with the Device Development Activities under the Device Development Plan shall be [* * *]. [* * *].
Each Party shall, [* * *], be responsible for all Unilateral Device Development Activities conducted by such Party. For clarity, neither Party shall have the obligation to conduct or, except as may be required by Applicable Law or ethical requirements, complete any Unilateral Device Development Activities.
[* * *]
Notwithstanding anything to the contrary in the foregoing, unless otherwise agreed by the Parties, Regeneron shall have the sole right, but not the obligation, to conduct any clinical assay that is designed to measure [* * *]. Regeneron shall use Commercially Reasonable Efforts to perform or have performed any [* * *] on biological samples collected in connection with any Clinical Study with respect to the Product conducted by or on behalf of Roche or its Affiliates or Sublicensees.
Each Party shall conduct its development activities with respect to the Compounds and Products in accordance with Applicable Law and the terms of this Agreement.
3.2Co-Funded Development Plan
The Parties shall conduct the Co-Funded Studies in accordance with the Co-Funded Development Plan.

Any proposed modifications to the Co-Funded Development Plan to include any additional Co-Funded Studies or to modify any existing Co-Funded Studies shall be made pursuant to Article 8.
3.3Exchange of Information
Each Party shall disclose and make available to the other Party all data and information necessary for such other Party to conduct the development activities under this Agreement. Each Party shall answer any questions reasonably posed by the other Party with respect to the development activities under this Agreement and provide any information reasonably requested by the other Party with respect thereto that is in the possession of such first Party.
Without limiting reporting obligations under Section 3.1, each Party shall provide to the other Party (a) headline data on each Clinical Study with respect to a Product conducted by such Party as soon as possible after such data or results become available and before the final report(s) are written and (b) final reports of each Clinical Study with respect to a Product conducted by such Party promptly after such reports become available. The data exchanged between the Parties under this Section 3.3 shall be delivered in an electronic format that is appropriate for purposes of submission to Regulatory Authorities in support of Regulatory Approval.
3.4Development Records
Each Party shall maintain records of its development activities under this Agreement (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of the development.
3.5PII/Samples
In connection with Clinical Studies or other activities associated with the development and commercialization of Products, the Parties may collect (i) personally identifiable information about individual human subjects or (ii) human biological samples (collectively, “PII/Samples”). Each Party shall collect the PII/Samples in compliance with Applicable Law and Roche shall use Commercially Reasonable Efforts to obtain all consents necessary for such PII/Samples to be transferred to Regeneron upon expiration or termination of this Agreement.
4.Manufacturing
4.1Manufacturing Responsibility
4.1.1Shared Responsibility during the Agreement Term
Each Party shall use diligent efforts to promptly complete those activities assigned to it pursuant to the Transfer Plan (as defined in the Technology Transfer Agreement) pursuant to the Technology Transfer Agreement. Notwithstanding Section 7 of the Technology Transfer Agreement, the Parties agree (a) they shall not terminate the Technology Transfer Agreement separate from this Agreement and (b) if either Party breaches the Technology Transfer Agreement, such breach shall be deemed to be a breach by such Party under this Agreement. Upon the Manufacturing Collaboration Timepoint, Roche shall, at its own cost, (i) dedicate and utilize the equivalent of at least 100,000 liters of annualized bioreactor capacity on a full-time campaign basis [* * *] for the manufacture of Drug Substance at the Roche Manufacturing Facilities or at CMOs (subject to Section 2.3) (“Minimum Committed Roche Capacity”), unless the JMC decides a Minimum Committed Capacity Reduction pursuant to Section 8.2.3(g) and (ii) reserve sufficient capacity to fill, finish, pack and label, at its discretion, at Roche facilities or CMOs (subject to Section 2.3) the Drug Substance it manufactures.
Unless otherwise agreed by the Parties in writing, any Product supplied by Roche to Regeneron under this Agreement or the Supply Agreement shall be Finished Product. Prior to beginning to manufacture Drug Substance at a Roche Manufacturing Facility other than the Roche Manufacturing Facility in Vacaville, California, Roche will notify the JMC for review and discussion of the Roche Manufacturing Facility pursuant to Section 8.2.3(i); provided that the JMC shall not have an approval right over use of such Roche Manufacturing Facility and Roche may determine to use such Roche Manufacturing Facility in its discretion.
Upon the Manufacturing Collaboration Timepoint, Regeneron shall at its own cost, dedicate and utilize the equivalent of at least 40,000 liters of annualized bioreactor capacity on a full-time campaign basis [* * *] for the manufacture of Drug Substance at Regeneron’s facilities or at CMOs (subject to Section 2.6) (“Minimum Committed Regeneron Capacity”), unless the JMC decides a Minimum Committed Capacity Reduction pursuant to Section 8.2.3(g). Unless otherwise agreed by the Parties in writing, any Products supplied by Regeneron to Roche Basel under this Agreement or the Supply Agreement shall be Drug Substance.
If the JMC decides to reduce the Minimum Committed Roche Capacity and Minimum Committed Regeneron Capacity because the demand in the Territory drops below 140,000 liters of bioreactor capacity on an annualized basis for commercial manufacture of the Drug Substance for the Lead Product, then, unless the JSC decides by mutual consent on a different proportion, the Minimum Committed Roche Capacity shall be reduced at the same proportion as the Minimum Committed Regeneron Capacity.
4.1.2Excess Capacity
In addition to its responsibilities set forth in Section 4.1.1 each Party shall have the right to make available bioreactor capacity for Drug Substance at its own facilities consistent with the terms of this Agreement, in excess of, respectively, the Minimum Committed Roche Capacity and the Minimum Committed Regeneron Capacity.
Roche Basel shall consider in good faith any request by Regeneron to convert Drug Substance which Regeneron manufactures to Drug Product or Finished Product. For the avoidance of doubt, if Roche Basel determines that it does not or will not have sufficient excess capacity to accommodate Regeneron’s request, that shall be a sufficient good faith reason for denying such request. [* * *].
4.1.3Specifications
Regeneron shall be solely responsible for establishing the specifications for each Drug Substance and Drug Product. Prior to Regeneron finalizing any specifications, Regeneron will provide Roche with the proposed specifications and provide Roche with a reasonable opportunity to provide comments thereto, which Regeneron will consider in good faith. Each

Party shall be solely responsible for establishing the specifications for packaging and labeling of the Finished Product in its respective territory.
4.2Standard Costs
(a)The Parties, through the JMC (in consultation with the FWG), shall determine each Party’s Standard Cost for each Drug Substance, Drug Product (which shall be on a Presentation-by-Presentation and Permutation-by-Permutation basis) and Finished Product (which shall be on a Presentation-by-Presentation and Permutation-by-Permutation basis), and any manufacturing services (i.e., filing, finishing, packaging and labelling) to be performed by or on behalf of such Party for the other Party, in each case prior to the [* * *] and prior to each October 31 thereafter; provided that, with respect to each Presentation of Drug Product or Finished Product, the manufacturing Party may use a blended Standard Cost based on the weighted average of the Fully Burdened Manufacturing Costs for all applicable Permutations of such Presentation. Prior to each such date, each Party shall provide to the JMC, with such supporting cost breakout information as determined by the JMC, (i) the Fully Burdened Manufacturing Costs for each Drug Substance, Drug Product or Finished Product, for each applicable Presentation, manufactured by or on behalf of such Party or its Affiliates in the prior Calendar Year and any manufacturing services (i.e., filling, finishing, packaging and labelling) performed by or on behalf of such Party or any of its Affiliates for the other Party in the prior Calendar Year, (ii) its reasonable best estimate of its Fully Burdened Manufacturing Costs for each Drug Substance, Drug Product or Finished Product, including for each applicable Presentation, to be manufactured by or on behalf of such Party or its Affiliates in such Calendar Year and any manufacturing services (i.e., filling, finishing, packaging and labelling) to be performed by or on behalf of such Party or any of its Affiliates for the other Party in such Calendar Year, in each case, taking into account any anticipated changes in Fully Burdened Manufacturing Costs for such Calendar Year (e.g., manufacturing efficiencies, changes in cost of raw materials), and (iii) for any Presentation of Drug Product or Finished Product for which the manufacturing Party elects to use one blended Standard Cost, the information used by such Party to determine the weighted average of the Fully Burdened Manufacturing Costs for the various Permutations of such Presentation.
(b)The Parties shall discuss and agree on, through the JMC (in consultation with the FWG), the Standard Costs for each Party with respect to each Drug Substance, Drug Product or Finished Product, including for each applicable Presentation to be manufactured by or on behalf of such Party or its Affiliates for the coming Calendar Year and for any manufacturing services (i.e., filling, finishing, packaging and labelling) to be performed by or on behalf of a Party or any of its Affiliates for the other Party, in each case, based on the information provided by each Party in accordance with Section 4.2(a).
(c)[* * *].
(d)Within [* * *] after the end of each of Calendar Year, with respect to each Presentation for which the manufacturing Party used one blended Standard Cost for all Permutations of such Presentation, such manufacturing Party shall report to the JMC such manufacturing Party’s actual Fully Burdened Manufacturing Costs for each Permutation and the quantity of each such Permutation that was manufactured during such Calendar Year. [* * *].

4.3Regeneron Cell Banks and Cell Media.
4.3.1Regeneron Cell Banks
In connection with the technology transfer under the Technology Transfer Agreement and for the sole purposes of enabling Roche or its Affiliates to manufacture the Product(s) pursuant to this Agreement, Regeneron will, upon Roche’s request, supply to Roche [* * *] of vials of the working cell bank for the manufacture of Drug Substance (the “Working Cell Bank”), subject to the terms and conditions herein and in the Technology Transfer Agreement.
Roche shall pay [* * *] in connection with the supply of any quantity of Working Cell Bank requested by Roche after completion of the technology transfer pursuant to the Technology Transfer Agreement.
Roche shall not, and shall cause its Affiliates not to, (i) use or duplicate any Working Cell Bank (or any component thereof) for any purpose other than to manufacture the Drug Substance for purposes of manufacturing the Product(s), or (ii) transfer any Working Cell Bank (or any component thereof) to any Third Party, other than a CMO approved by Regeneron.
4.3.2Regeneron Cell Media
The Roche Group shall only purchase Regeneron Cell Media from Regeneron or its Affiliates, or from any Third Party that Regeneron has authorized to manufacture Regeneron Cell Media, in each case, solely to enable Roche to manufacture the Product(s) pursuant to this Agreement, and upon Roche’s reasonable request, Regeneron shall provide a letter of authorization to any such Third Party in order to permit such Third Party to supply Regeneron Cell Media to Roche.
Regeneron shall not be required to disclose to Roche the composition, formula, properties or method of making any Regeneron Cell Media. Roche shall not, and shall cause its Affiliates not to, (a) use Regeneron Cell Media for any purpose other than to manufacture the Product(s) pursuant to this Agreement or (b) transfer Regeneron Cell Media to any Third Party other than a CMO approved by Regeneron.
Nothing in this Section 4.3.2 shall be deemed or construed to limit Roche or any of its Affiliates with respect to any cell culture media that Roche can demonstrate was in the possession of Roche or any of its Affiliates as of the Effective Date other than under this Agreement or the Technology Transfer Agreement.
4.3.3Ownership and Restrictions
(a)Regeneron shall own exclusively the Working Cell Bank. Regeneron hereby grants to Roche Basel a non-exclusive, royalty-free, fully paid-up, non-sublicensable (other than to any of its Affiliates or CMO approved by Regeneron), non-transferable (except as permitted in Section 21.5) license to use the Working Cell Bank and Regeneron Cell Media solely for the purposes of manufacturing the Product(s) pursuant to this Agreement.
(b)Roche Basel shall not, and shall ensure that its Affiliates, and its and their permitted Sublicensees do not, reverse engineer any cell lines, media or feeds or any other proprietary materials in the Working Cell Bank or Regeneron Cell Media.

(c)Roche Basel shall destroy any quantities of Working Cell Bank and Regeneron Cell Media remaining upon expiration or termination of this Agreement within [* * *] following such expiration or termination. Roche shall provide written certification of such destruction to Regeneron.
5.Supply
5.1Allocation
Until the [* * *], Regeneron, may sell Product manufactured by Regeneron in the Regeneron Territory or transfer such Product to Roche Basel for sale in the Roche Territory by Roche Basel, its Non-US Affiliates or Sublicensees in accordance with this Section 5.1 and Section 10.2 (a) – (c).
Until the [* * *], Roche may sell Product manufactured by Roche in the Roche Territory or transfer such Product to Regeneron for sale in the Regeneron Territory by Regeneron, its Affiliates or Sublicensees in accordance with this Section 5.1 and Section 10.2 (a) - (c).
Starting [* * *], the Parties shall manufacture Drug Substance for the Lead Product at the Minimum Committed Roche Capacity and the Minimum Committed Regeneron Capacity, respectively. For clarity, each Party may, at its discretion, prior to [* * *] manufacture Drug Substance for the Lead Product that counts towards the Minimum Committed Roche Capacity or the Minimum Committed Regeneron Capacity, as the case may be, for the year 2021.
[* * *]
[* * *]
For clarity, the actual amount of Product provided from one Party to the other Party pursuant to this Section 5.1 will be determined in accordance with the forecasting and ordering process set forth in the Supply Agreement.
Notwithstanding anything to the contrary in this Agreement, Regeneron shall not be required to sell any Product to any US Affiliate of Roche.
5.2Supply Price
If one Party supplies to the other Party Drug Substance, Drug Product or Finished Product, as the case may be, such supply shall be [* * *].
5.3Supply Agreement
Unless otherwise agreed by the Parties, no later than [* * *] following the Effective Date, the Parties will negotiate in good faith and enter into a supply agreement on reasonable and customary terms for the process of ordering and supply of Products among the Parties, with a related quality agreement (collectively, the “Supply Agreement”). The principles set forth in Sections 5.1 and 5.2 shall be further detailed in the Supply Agreement. The Supply Agreement shall also encompass precise descriptions of Drug Product manufacturing and labeling and packaging.

6.Regulatory
6.1Responsibility
6.1.1Regeneron’s Responsibilities.
Regeneron shall be solely responsible [* * *] for all regulatory affairs specifically with respect to any Product in the Regeneron Territory, including pursuing, compiling and submitting all regulatory filing documentation, and for interacting with Regulatory Authorities including the preparation and filing of applications for any or all Regulatory Approvals, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold Products in the Regeneron Territory. Regeneron or its Affiliates shall own, maintain and file in their discretion all regulatory filings and Regulatory Approvals for all Products throughout the Regeneron Territory. Roche shall, upon Regeneron’s reasonable request and [* * *], provide assistance with respect to any such regulatory activities conducted by Regeneron, including that Roche shall prepare the portions of any regulatory filing documentation in the Regeneron Territory to the extent relating to Roche’s manufacture of Drug Substance, Drug Product or Finished Product, as applicable. Notwithstanding the foregoing, Roche shall be responsible for the Roche Regulatory Activities (including any such activities in the Regeneron Territory), and to the extent permitted by Applicable Law, Roche and its Affiliates shall own, maintain and file all regulatory filings and Regulatory Approvals with respect to the Roche Regulatory Activities in the Regeneron Territory. To the extent permitted by Applicable Law, Regeneron shall (a) provide Roche reasonable advance notice of any meeting with any Regulatory Authority in the Regeneron Territory related to the preparation or filing of such applications, and Roche may appoint up to [* * *] Roche employees to attend any such meeting with Regulatory Authorities in the Regeneron Territory; and (b) upon Roche’s request, Regeneron shall provide Roche with copies of all material filings and submissions prepared and exchanged with Regulatory Authorities in support of obtaining or maintaining Regulatory Approval for the Products in the Regeneron Territory.
Regeneron shall also be solely responsible [* * *] for all regulatory affairs related to (a) (i) the conduct of the Ongoing Regeneron Studies and (ii) any Co-Funded Study or Unilateral Study, in either case, conducted by or on behalf of Regeneron and (b) Regeneron’s manufacture of the Products, in each case ((a) or (b)), anywhere in the Territory (collectively, the “Regeneron Regulatory Responsibilities”), including pursuing, compiling and submitting all regulatory filing documentation, and for interacting with Regulatory Authorities including the preparation and filing of applications for any or all Regulatory Approvals, as well as any or all governmental approvals with respect to the Regeneron Regulatory Responsibilities (“Regeneron Regulatory Activities”); provided, that the Parties shall [* * *] Regeneron’s [* * *] for all regulatory affairs related to any Co-Funded Study. Regeneron and its Affiliates shall own, maintain and file all regulatory filings and Regulatory Approvals with respect to the Regeneron Regulatory Activities in the Territory (but not, for clarity, any Regulatory Approval for commercialization of any Product in the Roche Territory except as provided in the next paragraph). Regeneron shall (A) provide reasonable advance notice of any meeting with any Regulatory Authority in the Roche Territory related to any Regeneron Regulatory Responsibilities, and, to the extent permitted by Applicable Law, Roche may appoint up to [* * *] Roche employees to attend any such meeting with Regulatory Authorities in the Roche Territory; and (B) consider in good faith any input from Roche in preparing such regulatory materials and interactions. Roche shall, upon Regeneron’s reasonable request, provide assistance with respect to any such regulatory activities conducted by Regeneron, subject to the following paragraph with respect to the First Approval Activities.
Regeneron shall, in coordination with Roche, be responsible, [* * *], for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with Regulatory Authorities (including the preparation and filing of applications) for the first MAA for the Lead Product in the EU (the “First EU Approval”) and the first Regulatory Approval for the Lead Product in the United Kingdom (the “First UK Approval”), in each case, as determined by the JOC, either (A) in the name of Regeneron, or (B) in the name of Roche (in which case, Regeneron shall act as an agent of Roche) (collectively, the “First Approval Activities”). If Regeneron acts as an agent of Roche and file the application for the First EU Approval or for the First UK Approval, as applicable, in the name of Roche, then upon Regeneron’s reasonable request, Roche shall execute any documentation necessary to enable Regeneron to act as Roche’s agent with respect to the applicable First Approval Activities. Roche shall, upon Regeneron’s reasonable request and [* * *], provide assistance with respect to the First Approval Activities, including that Roche shall prepare the portions of the application for the First EU Approval or the First UK Approval, as applicable, to the extent relating to Roche’s manufacture of Drug Substance, Drug Product or Finished Product, as applicable. To the extent permitted by Applicable Law, (i) Regeneron shall provide Roche reasonable advance notice of any meeting with any Regulatory Authority in the EU or the United Kingdom, as applicable, related to the preparation or filing of such application, and Roche may appoint [* * *] Roche employees to attend any such meeting with Regulatory Authorities in the EU or the United Kingdom, as applicable; and (ii) Regeneron shall seek input from Roche in preparing such regulatory materials and interactions, and Roche at its own discretion shall have the right to review and approve all documentation prepared and exchanged with Regulatory Authorities in support of filing for such First EU Approval or First UK Approval, as applicable, related to manufacturing sites and manufacturing specifications, label wording and claims (summary of Product Characteristics (SmPC), Patient Information Leaflet (PIL), primary/secondary packaging text) and negotiation of pediatric investigational plans or post-approval commitments. If Regeneron files the application for the First EU Approval or for the First UK Approval, as applicable, in the name of Regeneron, then, as soon as practicable after obtaining the First EU Approval or the First UK Approval, as applicable, Regeneron shall undertake all actions necessary to transfer to Roche such First EU Approval or First UK Approval, as applicable, and any regulatory filings in Regeneron’s possession with respect thereto (but excluding, for clarity, any CTA for the Lead Product) and, Regeneron shall, at Roche’s reasonable request, cooperate as necessary for such First EU Approval or First UK Approval, as applicable, to be transferred to Roche.
Promptly after the Effective Date, Regeneron shall coordinate and cooperate with Roche to share with Roche, upon Roche’s reasonable request, (i) relevant historical clinical safety data, copies of all material correspondence with the Regulatory Authorities of the Roche Territory, (ii) electronic Clinical Study data (including Clinical Study reports, datasets, summaries, overviews and other relevant documentation) in an appropriate format and (iii) regulatory dossiers containing information necessary or useful to Roche in connection with its regulatory filings for any Products in the Roche Territory, including clinical trial dossiers, material regulatory correspondence, and study reports from completed non-clinical studies, in each case, ((i) - (iii)) to the extent in the possession of Regeneron or any of its Affiliates. Regeneron shall, upon Roche’s request and at Roche’s cost, assist Roche in conducting any required GCP audit related to the above-mentioned documentation.

Regeneron shall maintain the company core data sheet for each Product (the “CCDS”) for purposes of enabling commercialization of such Product throughout the Territory. Either Party may propose modifications to the CCDS and the Parties shall then discuss whether to modify the CCDS, with each Party considering the other Party’s comments with respect thereto in good faith; provided, however, that Regeneron shall have the final decision-making authority with respect to any update to the CCDS.
6.1.2Roche’s Responsibilities.
From and after the Effective Date, subject to the remainder of this paragraph and Regeneron’s obligations in Section 6.1.1, Roche shall be solely responsible [* * *] for all regulatory affairs specifically with respect to any Product in the Roche Territory, including the preparation and filing of applications for Regulatory Approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold Products in the Roche Territory. Roche shall be responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for all Products throughout the Roche Territory. To the extent permitted by Applicable Law, (i) Roche shall provide Regeneron reasonable advance notice of any meeting with any Regulatory Authority in a Major Country related to the preparation or filing of such applications, and Regeneron may appoint [* * *] Regeneron employees to attend any such meeting with Regulatory Authorities in such Major Country; and (ii) Roche shall seek input from Regeneron in preparing such regulatory materials and interactions, and Regeneron shall have the right to review and comment on all material filings and submissions prepared and exchanged with Regulatory Authorities in support of obtaining or maintaining Regulatory Approval for the Products in each Major Country, and Roche shall consider such comments in good faith. Without limiting the foregoing, in preparing regulatory filings with Regulatory Authorities with respect to the Products in the Roche Territory, Roche shall not disclose any Sensitive Information to any Regulatory Authority without Regeneron’s prior written approval, [* * *]. Roche shall not submit to a Regulatory Authority, or otherwise agree to any Product labeling (or any modification thereto) that is not consistent with the CCDS, without the prior written consent of Regeneron. During the Agreement Term, Roche or its Affiliates shall own, maintain and file in their discretion all regulatory filings and Regulatory Approvals for all Products throughout the Roche Territory. Notwithstanding the foregoing, Regeneron shall be responsible for the First Approval Activities and the Regeneron Regulatory Responsibilities, in each case, as described in Section 6.1.1 and Regeneron and its Affiliates shall own, maintain and file all regulatory filings and Regulatory Approvals with respect to the Regeneron Regulatory Activities in the Roche Territory.
Roche shall also be solely responsible [* * *] for all regulatory affairs related to (a) the conduct of any Co-Funded Study or Unilateral Study conducted by or on behalf of Roche and (b) Roche’s manufacture of the Products anywhere in the Territory (the “Roche Regulatory Responsibilities”), including pursuing, compiling and submitting all regulatory filing documentation, and for interacting with Regulatory Authorities including the preparation and filing of applications for any or all Regulatory Approvals, as well as any or all governmental approvals with respect to the Roche Regulatory Responsibilities (“Roche Regulatory Activities”); provided, that the Parties shall [* * *] Roche’s [* * *] for all regulatory affairs related to any Co-Funded Study. Roche and its Affiliates shall own, maintain and file all regulatory filings and Regulatory Approvals with respect to the Roche Regulatory Activities in the Territory (but not, for clarity, any BLA for a Product in the Regeneron Territory).

In the event Roche cannot conduct regulatory activities independent of Regeneron which would be needed to pursue Roche Regulatory Responsibilities, including for Regulatory Approval of a Product in the Roche Territory, Regeneron shall use Commercially Reasonable Efforts to assist Roche [* * *], subject to Section 16.1(c). In addition, Regeneron shall prepare the portions of any regulatory filing documentation in the Roche Territory to the extent relating to Regeneron’s manufacture of Drug Substance, Drug Product or Finished Product, as applicable.
6.2Regulatory Diligence Obligation
Regeneron shall use Commercially Reasonable Efforts to obtain (subject to Roche’s responsibilities pursuant to Section 6.1) and maintain Regulatory Approval for the Product in the Regeneron Territory; and to obtain the First EU Approval and First UK Approval, as applicable; provided, however, that Regeneron shall not be obligated to conduct any Clinical Studies other than the Ongoing Regeneron Studies and Additional Regeneron Studies to obtain such Regulatory Approval in the EU and the United Kingdom, as applicable.
[* * *].
In the case of multiple Products, then the Parties’ diligence obligations under this Section 6.2 shall be with respect to all such Products, taken as a whole.
6.3Pharmacovigilance and Global Safety Database
The Parties mutually agree to execute a separate safety data exchange agreement as deemed applicable but no later than the initiation of the first Clinical Study for a Product by Roche or the first Regulatory Approval in the Roche Territory (whichever comes first) (the “Safety Data Exchange Agreement”). Such Safety Data Exchange Agreement shall set forth the responsibilities and obligations of the Parties with respect to the procedures and timeframes for compliance with the Applicable Law pertaining to safety reporting of the Product(s) and their related activities.
Regeneron shall be responsible for the establishment, holding and maintenance of the global safety database with respect to any Product at its expense.
7.Commercialization
7.1Responsibility
Regeneron, [* * *], shall have sole responsibility and decision-making authority for all activities associated with marketing, promotion, sale, medical affairs and distribution of Products in the Regeneron Territory.
Roche Basel, [* * *], shall have sole responsibility and decision-making authority for all activities associated with marketing, promotion, sale, medical affairs and distribution of Products in the Roche Territory.
Notwithstanding the foregoing, in no event shall either Party or any of its Affiliates (a) if such Party or its Affiliates sell a Product in the Field in their Respective Territory to a customer who also purchases other products or services from any such entity, such Party shall not, and shall cause its Affiliates not to, bundle or include any Product as part of any multiple product offering or discount or price the Products in a manner that is reasonably likely to disadvantage a Product in order to benefit sales or prices of other products offered for sale by such Party or its Affiliates to such customer or (b) accept funding from a Third Party for any other products of services for such Party or any of its Affiliates that is reasonably likely to disadvantage the pricing of a Product.
7.2Pricing
All decisions for each Product related to any pricing matter, including list price, targeted net pricing, sales-weighted average discounts and rebates, pricing strategy (including the approach to pricing with different types of accounts and plans, including types of discounts and rebates), and modifications to any of the foregoing, will be solely made by (a) Regeneron for the Regeneron Territory and (b) Roche Basel for the Roche Territory; [* * *].
7.3Commercialization Diligence Obligation
Following receipt of Regulatory Approval in the US, Regeneron shall use Commercially Reasonable Efforts to commercialize the Product in the US.
With respect to each Roche Major Country, following receipt of Regulatory Approval in such Roche Major Country, Roche Basel shall use Commercially Reasonable Efforts to commercialize the Product in such Roche Major Country.
Roche Basel shall use Commercially Reasonable Efforts to commercialize the Product in the ROW. Roche (and its Affiliates) shall [* * *].
[* * *].
In the case of multiple Products, then the Parties’ diligence obligations under this Section 7.3 shall be with respect to all such Products, taken as a whole.
7.4[* * *]
[* * *].
7.5Distribution of Products
Each Party shall manage its Finished Product inventory in the ordinary course of business consistent with its regular practices without regard to the calculation of the Global Gross Profit sharing. [* * *].
7.6Distribution Audit
If, for a given period (but in no event shorter than [* * *]), one Party has a reasonable inquiry about the other Party’s distribution of any Product (including both sales of the Product and distribution of the Product as [* * *]) in such other Party’s Respective Territory [* * *], then, upon request by the first Party, the Parties shall discuss such inquiry in good faith through the JMC. Without limiting a Party’s right to conduct financial audit pursuant to Section 13.1, each Party shall have the right to audit the applicable books and records of the other Party (or, where applicable, its Affiliates and Sublicensees) relating to distribution of the Product by such other

Party, its Affiliates and Sublicensees, or its or their Third Party logistics service providers, including, to the extent permitted under the applicable agreements between such other Party (or, where applicable, its Affiliates and Sublicensees) and its or their Third Party logistics service providers, the distribution records furnished by such Third Party logistics service providers, for the sole purposes of confirming such other Party’s compliance with Section 7.5 (each such audit, a “Product Distribution Audit”). The terms and conditions set forth in Section 13.1 with respect to the confidentiality obligations, and the auditing process, limitations, and expenses shall apply, mutatis mutandis, to a Product Distribution Audit.
Notwithstanding the foregoing, Regeneron shall not have the right under this Section 7.6 to conduct a Product Distribution Audit with respect to any period for which Roche elects to determine in accordance with Appendix 1.106 the total number of units of all applicable Presentations of the Product that constituted Net Sales [* * *] for each applicable Calendar Quarter [* * *].
8.Governance
8.1Joint Steering Committee
8.1.1Formation
Promptly after the Effective Date, the Parties shall establish a joint steering committee (“JSC”) to oversee the development, manufacturing and commercialization activities under this Agreement.
8.1.2Members
The JSC shall be composed of six (6) persons (“Members”). Roche and Regeneron each shall be entitled to appoint three (3) Members with appropriate seniority and functional expertise. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement upon written notice to the other Party; provided, that a Party that replaces a Member shall notify the other Party at least [* * *] prior to the next scheduled meeting of the JSC. Each Party may invite a reasonable number of additional experts or advisors to attend part or the whole JSC meeting with prior notification to the JSC; provided that any such expert or advisor who is not an employee of the applicable Party must be approved in advance by the other Party and bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 18. The JSC shall be co-chaired by a Member from Regeneron and a Member from Roche.
8.1.3Responsibilities of the JSC
The JSC shall have the responsibility and authority to:
(a)review and discuss the development, commercialization and manufacturing activities of both Parties;
(b)approve the Co-Funded Development Plan (including any Clinical Study for which the Parties will share [* * *] as a Co-Funded Study) and any material amendment to the Co-Funded Development Plan submitted by the JOC, including provisions regarding the responsibility for the performance of the respective development activities with respect to any additional Co-Funded Studies, provided that, (i) with respect to an Additional Regeneron Study any portion of the initial Co-Funded Development Plan with respect to such Additional Regeneron Study that is consistent with the protocol existing as of the Effective Date for such Additional Regeneron Study shall be deemed to have been approved by the JSC; and (ii) with respect to any amendment to the Co-Funded Development Plan for an Additional Regeneron Study, only such amendment that involves [* * *] (each, a “Material Additional Study Change”) shall be subject to the JSC’s approval;
(c)discuss the progress and status of each Unilateral Study;
(d)approve the initial Device Development Plan submitted by the JMC and any material amendment thereto;
(e)[* * *];
(f)review all commercialization activities for the Products in the Territory;
(g)facilitate the exchange of information between the Parties with respect to the development, seeking and obtain Regulatory Approval and commercialization of the Compounds and Products in the Territory;
(h)establish and delegate specifically defined duties to the JMC and JOC;
(i)establish additional subcommittees or operational teams as deemed appropriate and delegate specifically defined duties to them;
(j)attempt to resolve any matters escalated to the JSC by the JMC or JOC; and
(k)perform such other tasks as set forth in this Agreement or as otherwise agreed by the Parties in writing.
The JSC shall have no responsibility and authority other than that expressly set forth in this Section 8.1.3.
8.1.4Meetings
The Alliance Directors will be responsible for sending invitations and agendas for all JSC meetings to all Members at least [* * *] before the next scheduled meeting of the JSC, provided that the Alliance Director from either Party may request a JSC meeting under exigent circumstances by providing [* * *] prior notice. The JSC shall hold meetings no less than twice each Calendar Year during the Agreement Term, either in person or by tele-/video-conference, and in any case as frequently as the Members of the JSC agree is necessary. The Alliance Director of each Party may attend the JSC meetings as a permanent participant.
8.1.5Minutes

The Alliance Directors shall be responsible for recording, preparing and, within a reasonable time, issuing minutes of the JSC meetings, and shall circulate draft minutes of JSC meetings to all members of the JSC for comment and review within [* * *] after the relevant meeting. The Members of the JSC shall have [* * *] to provide comments. The Alliance Directors shall incorporate timely received comments and distribute finalized minutes to all Members of the JSC within [* * *] of the relevant meeting. Both co-chairpersons of the JSC must approve the final version of the minutes before its distribution.
8.1.6Decisions
8.1.6.1Decision Making Authority
The JSC shall decide matters within its responsibilities set forth in Section 8.1.3.
8.1.6.2Consensus; Good Faith
The Members of the JSC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JSC. The Parties shall endeavor to make decisions by consensus with the Members of the JSC from each Party collectively having one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a Member from each Party is present and participating in the vote.
8.1.6.3Failure to Reach Consensus, Escalation
If the JSC is unable to decide a matter by consensus, then:
(a)Roche shall have final decision authority on any matter relating to (i) the commercialization of Product in the Roche Territory, subject to Regeneron’s performance of the First Approval Activities pursuant to Section 6.1.1,; and (ii) selection of Alternative Product Trademarks;
(b)Regeneron shall have final decision authority on any matter relating to (i) the commercialization of Product in the Regeneron Territory; (ii) [* * *]; (iii) any Material Additional Study Change; and (iv) the Global Trademarks;
(c)If the JSC is unable to resolve any other matters not addressed in the foregoing clauses (a) - (b), including any matter escalated to the JSC by the JMC or the JOC, then such matter shall be referred to the CEO of Regeneron and the CEO of Roche Pharmaceuticals for resolution, who shall use reasonable and good faith efforts to reach a decision by consensus within [* * *] after the date such matter is referred to them. If the CEOs of both Parties are unable to reach a decision within such [* * *] period, then unless otherwise agreed by the Parties, [* * *].
8.2Joint Manufacturing Committee
8.2.1Formation

Promptly after the Effective Date, the Parties shall establish a joint manufacturing committee (“JMC”), which will be a subcommittee of the JSC, to oversee the manufacturing activities under this Agreement.
8.2.2Members
The JMC shall be composed of four (4) Members. Roche and Regeneron each shall be entitled to appoint two (2) Members with appropriate seniority and functional expertise. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement upon written notice to the other Party; provided, that a Party that replaces a Member shall notify the other Party at least [* * *] prior to the next scheduled meeting of the JMC. Each Party may invite a reasonable number of additional experts or advisors to attend part or the whole JMC meeting with prior notification to the JMC; provided that any such expert or advisor who is not an employee of the applicable Party must be approved in advance by the other Party and bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 18. The JMC shall be co-chaired by a Member from Regeneron and a Member from Roche.
8.2.3Responsibilities of the JMC
The JMC shall have the responsibility and authority to:
(a)Discuss, review and approve a rolling, 12-month production forecast for Drug Substance of each Product for each Party (the “Production Forecast”) and an Alternative Supply Allocation plan (as the case may be pursuant to Section 8.2.3(b)) to be used under the Supply Agreement. [* * *];
(b)decide on changing the allocation of the total Drug Substance of Product produced between the Regeneron Territory and the Roche Territory as foreseen in Section 5.1, including in accordance with demand for the Product in each Respective Territory (“Alternative Supply Allocation”);
(c)determine each Party’s Standard Cost for Drug Substance, Drug Product or Finished Product, including for each applicable Presentation or Permutation, in accordance with Section 4.2;
(d)oversee all aspects of the manufacture of Products under the Supply Agreement, including product specifications and quality;
(e)discuss and approve any transfer of Drug Substance, Drug Product or Finished Product between Parties not included in the Supply Agreement;
(f)discuss and approve any request for one Party to convert the other Party’s Drug Substance or Drug Product to Drug Product or Finished Product respectively;
(g)decide on appropriate reductions to the Minimum Committed Roche Capacity or Minimum Committed Regeneron Capacity, including, in light of a decrease in demand such that there is no longer a demand for the equivalent of at least 140,000 liters of bioreactor capacity on an annualized basis for the manufacture of Drug Substance in the Territory;

(h)discuss any disproportional distribution by either Party of Product containing Drug Substance manufactured and supplied by the other Party;
(i)discuss and review use by Roche of an additional Roche Manufacturing Facility, as provided in Section 4.1.1;
(j)report on a regular basis to the JSC; and
(k)escalate to the JSC as required.
The JMC shall have no responsibility and authority other than that expressly set forth in this Section 8.2.3, except if the JSC decides to delegate specifically defined duties to the JMC pursuant to Section 8.1.3(h).
8.2.4Meetings
The co-chairpersons of the JMC will be responsible for sending invitations and agendas for all JMC meetings to all Members at least [* * *] before the next scheduled meeting of the JMC. The JMC shall hold meetings either in person or by tele-/video-conference, and in any case as frequently as the Members of the JMC agree is necessary. The Alliance Director of each Party may attend the JMC meetings as a permanent participant.
8.2.5Minutes
The co-chairpersons of the JMC will be responsible for designating a Member to record in reasonable detail and circulate draft minutes of JMC meetings to all members of the JMC for comment and review within [* * *] after the relevant meeting. The Members of the JMC shall have [* * *] to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the JMC within [* * *] of the relevant meeting. Both co-chairpersons of the JMC must approve the final version of the minutes before its distribution.
8.2.6Decisions
8.2.6.1Decision Making Authority
The JMC shall decide matters within its responsibilities set forth in Section 8.2.3.
8.2.6.2Consensus; Good Faith
The Members of the JMC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JMC. The Parties shall endeavor to make decisions by consensus with the Members of the JMC from each Party collectively having one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a Member from each Party is present and participating in the vote.
8.2.6.3Failure to Reach Consensus
If the JMC is unable to decide a matter by consensus, then such matter shall be referred to the JSC for resolution.

8.3Joint Operations Committee
8.3.1Formation
Promptly after the Effective Date, the Parties shall establish a joint operations committee (“JOC”), which will be a subcommittee of the JSC, to oversee the development and commercialization activities under this Agreement.
8.3.2Members
The JOC shall be composed of six (6) Members. Roche and Regeneron each shall be entitled to appoint three (3) Members with appropriate seniority and functional expertise. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement upon written notice to the other Party; provided, that a Party that replaces a Member shall notify the other Party at least [* * *] prior to the next scheduled meeting of the JOC. Each Party may invite a reasonable number of additional experts or advisors to attend part or the whole JOC meeting with prior notification to the JOC; provided that any such expert or advisor who is not an employee of the applicable Party must be approved in advance by the other Party and bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 18. The JOC shall be co-chaired by a Member from Regeneron and a Member from Roche.
8.3.3Responsibilities of the JOC
The JOC shall have the responsibility and authority to:
(a)submit to the JSC the Co-Funded Development Plan and any material amendment to the Co-Funded Development Plan, including any proposal to add any Clinical Study for which the Parties will share [* * *] as a Co-Funded Study, and any proposal regarding the responsibility for the performance of the respective development activities with respect to any additional Co-Funded Studies; provided that, (i) with respect to any amendment to the Co-Funded Development Plan for an Additional Regeneron Study, only a Material Additional Study Change requires the JSC’s approval, and (ii) Regeneron may submit any Material Additional Study Change directly to the JSC without first submitting to the JOC;
(b)determine the ISS Strategy;
(c)submit to the JSC the initial Device Development Plan and any material amendment thereto;
(d)review and monitor the development activities for the Products, including regulatory activities undertaken pursuant to this Agreement;
(e)submit to the JSC for approval proposals to pursue Third Party funding for either Party for Co-Funded Studies [* * *];
(f)discuss and review all commercialization activities for the Products in the Territory;

(g)discuss and approve [* * *] in the Roche Territory and the Regeneron Territory;
(h)align on global guidelines and strategy for pricing for the Products;
(i)align on global contracting and communications strategy; including strategies for interactions with governments, media, international institutions and stakeholders;
(j)[* * *];
(k)select the Global Trademarks and, if applicable, Alternative Product Trademarks, and establish any applicable rules regarding the use of Global Trademarks or Alternative Product Trademarks;
(l)[* * *];
(m)discuss and determine whether the regulatory filing for the First EU Approval or the First UK Approval will be made in Regeneron’s name or in Roche’s name with Regeneron acting as agent (provided that notwithstanding anything to the contrary in this Agreement, Regeneron will have the final decision making authority with respect to either filing being made in Regeneron’s name);
(n)discuss each Party’s plan for publication;
(o)discuss and approve the Other Chugai Asset Activities;
(p)report on a regular basis to the JSC;
(q)oversee the operation and activities of the FWG and approve any matter submitted by the FWG;
(r)discuss updates provided by Regeneron pursuant to Section 2.8 and discuss any progress made on Additional Compounds, if any;
(s)escalate to the JSC as required.
The JOC shall have no responsibility and authority other than that expressly set forth in this Section 8.3.3, except if the JSC decides to delegate specifically defined duties to the JOC pursuant to Section 8.1.3(h).
8.3.4Meetings
The co-chairpersons of the JOC will be responsible for sending invitations and agendas for all JOC meetings to all Members at least [* * *] before the next scheduled meeting of the JOC. The JOC shall hold meetings either in person or by tele-/video-conference and in any case as frequently as the Members of the JOC agree is necessary. The Alliance Director of each Party may attend the JOC meetings as a permanent participant.
8.3.5Minutes

The co-chairpersons of the JOC will be responsible for designating a Member to record in reasonable detail and circulate draft minutes of JOC meetings to all members of the JOC for comment and review within [* * *] after the relevant meeting. The Members of the JOC shall have [* * *] to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the JOC within [* * *] of the relevant meeting. Both co-chairpersons of the JOC must approve the final version of the minutes before its distribution.
8.3.6Decisions
8.3.6.1Decision Making Authority
The JOC shall decide matters within its responsibilities set forth in Section 8.3.3.
8.3.6.2Consensus; Good Faith
The Members of the JOC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JOC. The Parties shall endeavor to make decisions by consensus with the Members of the JOC from each Party collectively having one (1) vote on behalf of such Party; provided that no such vote taken at a meeting shall be valid unless a Member from each Party is present and participating in the vote.
8.3.6.3Failure to Reach Consensus
If the JOC is unable to decide a matter by consensus, such matter shall be referred to the JSC.
8.4Financial Working Group
8.4.1Formation.
Promptly after the Effective Date, the Parties will establish a financial working group (the “FWG”) to oversee the accounting, financial (including planning, reporting and controls) and funds flow matters related to this Agreement.
8.4.2Operation of the FWG.
Promptly following the Effective Date, each Party shall designate its respective initial representatives to the FWG to allow such FWG to begin operating under the direction of the JOC. The FWG shall have no decision-making authority and shall report to the JOC.
9.Exclusivity
9.1Non-Compete Obligation
Roche and its Affiliates shall not, directly or indirectly, whether alone or with or through any Third Party, (a) prior to the first approval of the first MAA for a Product in the EU, clinically develop or (b) at any time during the Agreement Term, manufacture (other than for purposes of research and development activities of Roche and its Affiliates permitted hereunder), have manufactured (other than for purposes of research and development activities of Roche and its Affiliates permitted hereunder), sell, distribute or otherwise commercialize, in each case ((a) and (b)), any product containing Antibody(ies) [* * *] other than the Products (each, a “Competing Product”), or directly or indirectly assist any Third Party to do so. [* * *].
For clarity, prior to the first approval of the first MAA for a Product in the EU, Roche and its Affiliates may conduct pre-clinical or non-clinical research and development activities (including technology transfer activities and preclinical evaluation of Third Party assets) on any Competing Product.
9.2Regeneron Right of First Negotiation to Chugai Asset
As of the Effective Date, Chugai has [* * *] (the “Chugai Asset”). Roche may enter into an agreement with Chugai for an option for an exclusive right and license under any Patent Rights and know-how owned or controlled by Chugai to develop, register, use, sell, market and import the Chugai Asset in [* * *] (such countries of the world, the “Chugai Asset Territory”; and such option, the “Roche Chugai Option”). Prior to Roche’s exercise of the Roche Chugai Option, Roche shall have the right to [* * *] (the “Permitted Chugai Activities”). Regeneron acknowledges and agrees that is it not a breach of Section 9.1 by Roche for Chugai to [* * *] conduct the Permitted Chugai Activities. Roche shall have the right to [* * *] Roche shall not [* * *] without the agreement of the Parties through the JOC (“Other Chugai Asset Activities”) (disputes with respect to which, for clarity, shall be subject to Section 8.1.6.3(c)).
Roche hereby grants Regeneron an exclusive option to obtain the right and sublicense under any Patent Rights and know-how owned or controlled by Chugai that Roche obtains through the exercise of the Roche Chugai Option to [* * *] and a financial interest in the commercialization of the Chugai Asset in the entire Territory, in each case, in accordance with this Section 9.2 (the “Chugai Asset Option”).
Roche shall provide Regeneron periodic updates regarding the development and characteristics of the Chugai Asset at each JOC meeting.
Without Regeneron’s consent in its discretion, Roche will not enter into any agreement with a Third Party (including, for clarity, Chugai) that would conflict with the rights that Regeneron would have with respect to the Chugai Asset if Regeneron exercises the Chugai Asset Option.
9.2.1Chugai Asset Data Package
If Roche desires to exercise the Roche Chugai Option, then after [* * *] Roche shall provide, or cause Chugai to provide, Regeneron a complete data package with respect to the Chugai Asset, including all data, reports, documentation and other information relating to the Chugai Asset, necessary or reasonably useful for the Parties to determine whether the Chugai Asset has satisfied the Chugai Asset Criteria, including the results of such Clinical Study and any other clinical or non-clinical data, all information regarding the manufacturing process (including yields), route or frequency of administration, and the proprietary position of the Chugai Asset (the “Chugai Asset Data Package”).
Within [* * *] after Regeneron receives the Chugai Asset Data Package, the Parties shall discuss in good faith and endeavor to mutually agree (a) whether or not the Chugai Asset Data Package satisfies the Chugai Asset Data Package Criteria and (b) if the Chugai Asset Data Package satisfies the Chugai Asset Data Package Criteria, then whether or not the Chugai Asset satisfies the Chugai Asset Criteria. If the Parties cannot agree within [* * *] following Regeneron’s receipt of the Chugai Asset Data Package (x) whether or not the Chugai Asset Data Package satisfies the Chugai Asset Data Package Criteria, or (y) whether or not the Chugai Asset satisfies the Chugai Asset Criteria, then, in either case ((x) or (y)), such dispute shall be determined in accordance with Section 21.2, and if still not resolved, then decided by an Expert Committee pursuant to Section 21.4.
If both Parties agree, or the Executive Officers or Expert Committee, as applicable, determines that the Chugai Asset Data Package does not satisfy the Chugai Asset Data Package Criteria or that the Chugai Asset has not satisfied the Chugai Asset Criteria, then, in either case, Roche shall not exercise the Roche Chugai Option and the Chugai Asset shall remain a Competing Product for purposes of this Agreement, and the obligations set forth in Section 9.1 shall continue to apply to Roche with respect to the Chugai Asset.
Thereafter, if Roche receives any additional data or information with respect to the Chugai Asset and desires to exercise the Roche Chugai Option, Roche shall deliver to Regeneron an updated Chugai Asset Data Package, and the process set forth in this Section 9.2.1 shall apply to determine whether the updated Chugai Asset Data Package satisfies the Chugai Asset Data Package Criteria, and whether the Chugai Asset satisfies the Chugai Asset Criteria.
9.2.2Chugai Asset Agreement
If both Parties agree, or the Executive Officers or Expert Committee determines that the Chugai Asset satisfies the Chugai Asset Criteria (such agreement or determination, “Chugai Asset Positive Determination”), then Regeneron shall have the right, within [* * *] following the date on which the Chugai Asset Positive Determination is made (the “Exercise Period”), to exercise the Chugai Asset Option by providing written notice to Roche (“Exercise Notice”).
Roche shall not exercise the Roche Chugai Option until the Chugai Asset Positive Determination has been made, and either (a) Regeneron exercises the Chugai Asset Option by providing the Exercise Notice, or (b) Regeneron notifies Roche in writing that Regeneron will not exercise the Chugai Asset Option or fails to provide the Exercise Notice during the Exercise Period.
If Regeneron exercises the Chugai Asset Option by providing the Exercise Notice within the Exercise Period, then Regeneron and Roche shall, and Roche shall cause Chugai to, promptly negotiate and execute a separate license agreement (the “Chugai Asset Agreement”) or an amendment to this Agreement (the “Chugai Asset Amendment”) that is consistent with the terms and conditions set forth on Appendix 9.2 and on other terms mutually acceptable to Regeneron, Roche and Chugai, which the Parties anticipate will be substantially similar to the terms of this Agreement except as set forth on Appendix 9.2.
If (A) Regeneron notifies Roche in writing that Regeneron will not exercise the Chugai Asset Option or (B) Regeneron fails to provide the Exercise Notice during the Exercise Period, then the Chugai Asset Option shall expire. If thereafter Roche exercises the Roche Chugai Option or otherwise obtains any right to develop or commercialize the Chugai Asset, then (X) Roche shall promptly notify Regeneron of such exercise or receipt of such other right, and (Y) Regeneron shall have the right to terminate this Agreement upon [* * *] prior written notice to Roche, which right must be exercised within [* * *] after notice from Roche of the first commercial sale of the

Chugai Asset, and such termination by Regeneron shall be deemed to be a termination by Roche pursuant to Section 19.2.5 for purposes of post-termination effect and obligations.
Additionally, if the Chugai Asset receives Regulatory Approval in Japan, and the Parties have not entered into the Chugai Asset Agreement or Chugai Asset Amendment, as applicable, then upon Regeneron’s request, Roche shall immediately terminate Chugai’s sublicense with respect to the Products in Japan.
During the Agreement Term, neither Party shall have the right to develop or commercialize the Chugai Asset until the Chugai Asset Agreement or Chugai Asset Amendment is executed by the Parties and Chugai, except that (i) Roche shall have the right to conduct the Permitted Chugai Activities and Other Chugai Asset Activities approved by the JOC; (ii) if (A) Regeneron notifies Roche in writing that Regeneron will not exercise the Chugai Asset Option or (B) Regeneron fails to provide the Exercise Notice during the Exercise Period, then Roche shall thereafter have the right to develop and commercialize the Chugai Asset, and (iii) if Regeneron exercises the Chugai Asset Option by providing the Exercise Notice within the Exercise Period, then, for clarity, the last sentence of the first paragraph of Section 9.2 shall remain in effect while the Parties and Chugai are negotiating the Chugai Asset Agreement or Chugai Asset Amendment, [* * *].
10.Payment
10.1Reimbursement [* * *] for Development Activities
With respect to each Co-Funded Study, the Party not performing such Co-Funded Study shall reimburse the Party performing such Co-Funded Study for [* * *] incurred by or on behalf of such performing Party or any of its Affiliates in connection with performing such Co-Funded Study (including, for clarity, such [* * *] incurred by or on behalf of Regeneron or any of its Affiliates with respect to the Additional Regeneron Studies prior to the Effective Date) to the extent such [* * *] are not funded by a Third Party. For clarity, each Party shall bear its internal costs with respect to performing any Co-Funded Study.
With respect to Co-Funded Device Development Activities, the Party not performing such Co-Funded Device Development Activities shall reimburse the Party performing such Co-Funded Device Development Activities for [* * *] incurred by or on behalf of such performing Party or any of its Affiliates in connection with performing such Device Development Activities to the extent such [* * *] are not funded by a Third Party. [* * *]
With respect to each Unilateral Study, if the Party not performing such Unilateral Study uses any data or results from such Unilateral Study to obtain, maintain or expand any Regulatory Approval or any pricing or reimbursement for, otherwise includes such data or results in the label for, or uses such data and results to commercialize, a Product in its Respective Territory, then such non-performing Party shall reimburse the Party that performed such Unilateral Study for [* * *] incurred by or on behalf of such performing Party or any of its Affiliates in connection with such Unilateral Study to the extent such [* * *] are not funded by a Third Party. For clarity, the submission of data and results from a Unilateral Study to a Regulatory Authority only for safety reporting purposes in connection with periodic safety reporting or as a courtesy copy shall not result in a reimbursement obligation under this paragraph. The Party not performing the applicable Unilateral Study shall promptly notify the performing Party of any use of the data or results of such Unilateral Study that would result in a reimbursement obligation under this paragraph.
With respect to Unilateral Device Development Activities, if the Party not performing such Unilateral Device Development Activities wishes to use the delivery device or other results of such Unilateral Device Development Activities for a Product in its Respective Territory, then such non-performing Party shall reimburse the Party that performed such Unilateral Device Development Activities for [* * *] incurred by or on behalf of such performing Party or any of its Affiliates in connection with such Unilateral Device Development Activities to the extent such [* * *] are not funded by a Third Party, and the performing Party shall provide the results of the Unilateral Device Development Activities to the non-performing Party and such other information and assistance as is required for the non-performing Party to manufacture and use the delivery device resulting from such Unilateral Device Development Activities.
10.2Global Gross Profit Sharing
Beginning with the Calendar Quarter in which the Collaboration Timepoint occurs, with respect to each Presentation of Product, Roche Basel shall be entitled to the product of (i) [* * *] of the Global Gross Profit for such Presentation in such Calendar Quarter, multiplied by the Roche Production Contribution for such Presentation in such Calendar Quarter (“Roche Global Gross Profit”) and (ii) Regeneron will be entitled to the remainder of the Global Gross Profit; provided, that for the Calendar Quarter in which the Collaboration Timepoint occurs, for purposes of this Section 10.2 the amount of the Global Gross Profit for such Calendar Quarter shall be prorated based on the ratio of the number of days in such Calendar Quarter from and after the Collaboration Timepoint and the total number of days in such Calendar Quarter.
Example:
[* * *]
Notwithstanding the foregoing:
    (a) if prior to the [* * *], Roche Basel has received all Regulatory Approvals necessary to manufacture Finished Product for commercial use in the EU but not the Regeneron Territory, Roche Basel may sell Product in the Roche Territory and, in the case of such sales, may retain [* * *] of the Global Gross Profit for the Roche Territory prior to the [* * *] (and shall provide [* * *] of such Global Gross Profits to Regeneron), [* * *]. For clarity, Roche Basel shall not be entitled to share any of the Global Gross Profit in the Regeneron Territory until Roche Basel has received all Regulatory Approvals necessary to manufacture Finished Product for commercial use in the Regeneron Territory; or
    (b) if prior to the [* * *], Roche Basel has received all Regulatory Approvals necessary to manufacture Finished Product for commercial use in the Regeneron Territory, but not the EU, [* * *], then (i) Roche shall transfer such Product to Regeneron for sale in the Regeneron Territory by Regeneron in accordance with the allocation provided in Section 5.1 following the [* * *], and Roche may, upon mutual agreement of the Parties, transfer additional Product to Regeneron for sale in the Regeneron Territory by Regeneron; and (ii) the Parties shall share the Global Gross Profits for the Regeneron Territory as provided in the first paragraph of this Section 10.2; or

(c) if prior to the [* * *], Roche Basel has received all Regulatory Approvals necessary to manufacture Finished Product for commercial use (X) in the EU and the Regeneron Territory, or (Y) in the Regeneron Territory but not the EU, and in either case ((X) or (Y)), [* * *], then Roche shall transfer such Product to Regeneron for sale in the Regeneron Territory by Regeneron in accordance with the allocation provided in Section 5.1 following the [* * *], and in the case of clause (Y), Roche may, upon mutual agreement of the Parties, transfer additional Product to Regeneron for sale in the Regeneron Territory by Regeneron; provided that, in either case ((X) or (Y)), [* * *], (A) Regeneron may retain [* * *] of the Global Gross Profit for the sales of Products supplied by Roche in the Regeneron Territory [* * *] and (B) [* * *].
[* * *]
[* * *]
[* * *]
10.3Disclosure of Payments
Each Party acknowledges that the other Party may be obligated to disclose this financial arrangement, including all fees, payments and transfers of value, as required under Applicable Law; provided, however, that any such disclosure shall be subject to the provisions of Section 18.2.
11.Accounting and Reporting
11.1Mechanics and Timing of Payments
For Global Gross Profit payments, on a Presentation-by-Presentation basis, commencing with the first Calendar Quarter after the Collaboration Timepoint or any Interim Collaboration Timepoint in which a Party incurs Net Sales (a) within [* * *] after the end of each Calendar Quarter, such Party shall share with the other Party a good faith estimate of (i) such Party’s Net Sales of such Presentation, (ii) the units of such Presentation sold by or on behalf of such Party, its Affiliates and Sublicensees in such Calendar Quarter, (iii) the units of such Presentation sold by or on behalf of such Party, its Affiliates and Sublicensees in such Calendar Quarter for which the Drug Substance was manufactured by the Roche Group (which may be determined in accordance with Appendix 1.106, if applicable), (iv) [* * *], and (v) the units of such Presentation distributed as [* * *], in each case, by or on behalf of such Party, its Affiliates and Sublicensees in such Calendar Quarter; and (b) as soon as practicable after the end of each such Calendar Quarter, but in any event no later than [* * *] after the end of each such Calendar Quarter, such Party shall share with the other Party the actual Net Sales in accordance with the foregoing subclause (i) and units dispersed in accordance with the foregoing subclauses (ii) - (v) of such Presentation, together with a calculation of such Party’s Gross Profit for such Presentation for such Calendar Quarter (each report described in this clause (b), a “Gross Profit Interim Report”). Each Party shall have [* * *] after the delivery of the other Party’s Gross Profit Interim Report to review and ask questions. Within [* * *] following the end of such Calendar Quarter, each Party shall update its Gross Profit Interim Report to reflect the final amounts and the Parties shall coordinate to aggregate the final reports to calculate the total Global Gross Profit and Roche Global Gross Profit (“Global Gross Profit Final Report”). The Party that owes payment to the other Party pursuant to the Global Gross Profit Final Report shall pay such amount within [* * *] after receipt of an invoice from the Party that is due payment.
For Co-Funded Study reimbursement and Co-Funded Device Development Activities reimbursement, respectively, the Parties shall share a good faith estimate of the applicable costs incurred, within [* * *] after the end of each Calendar Quarter in which such costs are incurred. As soon as practicable after the end of each such Calendar Quarter, but in any event no later than [* * *] after the end of each such Calendar Quarter, each Party shall share with the other Party [* * *] incurred by such Party (each, a “Reconciliation Interim Report”), together with reasonable supporting documentation for such [* * *]. Each Party shall have [* * *] after the delivery of the other Party’s Reconciliation Interim Report to review and ask questions. Within [* * *] following the end of such Calendar Quarter, each Party shall update its Reconciliation Interim Report to reflect the final amounts and the Parties shall coordinate to aggregate the reports to calculate the total amount to be reimbursed under this Agreement (“Reconciliation Final Report”). The Party that owes payment to the other Party pursuant to the Reconciliation Final Report shall pay such amount within [* * *] after receipt of an invoice from the Party that is due payment.
With respect to each Unilateral Study for which reimbursement becomes due, within [* * *] after the Party that performed such Unilateral Study becomes aware that such reimbursement is due, such performing Party shall share with the other Party the [* * *] incurred by such conducting Party for such Unilateral Study (a “Unilateral Study Costs Report”), together with reasonable supporting documentation for such [* * *]. The non-performing Party shall have [* * *] after the delivery of the Unilateral Study Costs Report to review and ask questions. If the non-performing Party raises any questions to be addressed, the performing Party shall update its Unilateral Study Costs Report to reflect the final amounts within [* * *] after the delivery of the initial Unilateral Study Costs Report. The non-performing Party shall pay the performing Party the applicable amount within [* * *] after receipt of an invoice from the performing Party.
Any payments of Standard Costs for Product supplied by one Party to the other Party or for manufacturing services performed by one Party to the other Party under this Agreement shall be paid in accordance with Section 11.5.
Any payment required to be made to Regeneron by Roche pursuant to this Section 11.1 or Section 11.5 shall be made by Roche Basel.
11.2Late Payment
Any payment under this Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at a rate equal to [* * *] points above the average one-month Euro Interbank Offered Rate (EURIBOR), as reported by Reuters from time to time, calculated on the number of days such payment is overdue, unless such payment amount is reasonably disputed in good faith, in which case the amount payable after such dispute is resolved shall start to earn interest hereunder on the date such dispute is resolved.

11.3Method of Payment
All amounts payable by one Party hereunder shall be paid by the other Party in Dollars (the “Payment Currency”) by bank wire transfer in immediately available funds to account(s) designated by the other Party.
11.4Currency Conversion
In those cases where the amount due in Dollars is calculated based upon one or more currencies other than Dollars, the Party converting such amounts to Dollars shall use their respective then-current internal foreign currency translation method actually used on a consistent basis in preparing its audited financial statements. As of the Effective Date, the internal foreign currency translation method (a) for Roche, is to convert currencies other than Dollars or Swiss Francs to Swiss Francs and then to Dollars at the year-to-date average rate as reported by Reuters (or any successor thereto), and (b) for Regeneron, is to convert currencies other than Dollars to Dollars using the average of the daily spot rates (the Mid Price Close) found on Bloomberg (or any successor thereto). Each Party shall promptly notify the other Party if there is any change to its then-current internal foreign currency translation method.
11.5Reimbursement
For all amounts for which a Party (the “Owing Party”) is obligated to reimburse or pay the other Party (the “Owed Party”) pursuant to this Agreement or the Technology Transfer Agreement, for which no specific provision is provided hereunder or thereunder regarding how such payment shall be made, or any payments under Section 4.2(c), the Owed Party shall send to the Owing Party an invoice for such amount within [* * *] after the Owed Party’s determination that such amount is payable by the Owing Party, which invoice shall include a reference to the section of this Agreement under which the Owed Party is requesting reimbursement or payment and be accompanied by reasonable documentation of the incurrence or accrual of the costs to be reimbursed. Payment with respect to each such invoice shall be due within [* * *] after receipt by the Owing Party thereof and shall be made in accordance with Section 11.3 and Section 11.4.
11.6Payment Disputes
With respect to any payment obligations under this Agreement, if the Owing Party in good faith disputes any portion of any such payment, it shall pay the undisputed portion and shall provide the Owed Party with written notice of the disputed portion and its reasons therefor, and the Owing Party shall not be obligated to pay such disputed portion unless and until such dispute is resolved in favor of the Owed Party. The Parties shall use good faith efforts to resolve any such disputes promptly.
12.Taxes
12.1Certain Taxes
Regeneron shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Regeneron under this Agreement.

Roche shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of any payments accruing or made to Roche under this Agreement.
12.2Withholding Taxes
If provision is made in law or regulation of any country for withholding or deduction of taxes of any type, levies or other charges with respect to any amounts payable under this Agreement to Regeneron or Roche, then Roche or Regeneron (as applicable) shall be entitled to withhold or deduct the amount of such taxes, levies, or other charges from such amount payable and shall promptly pay such tax, levy or charge for and on behalf of Regeneron or Roche (as applicable) to the proper governmental authority, and shall promptly furnish Regeneron or Roche (as applicable) with receipt of payment. Roche or Regeneron (as applicable) shall be entitled to deduct any such tax, levy or charge actually paid from payment due Regeneron or Roche (as applicable) or be promptly reimbursed by Regeneron or Roche (as applicable) if no further payments are due to Regeneron or Roche (as applicable). Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted. Any amounts deducted and withheld from any payment to a Party pursuant to this Section 12.2 shall be treated as having been paid to such Party.
12.3FDII Documentation
To the extent applicable and reasonably requested by Regeneron, Roche shall use commercially reasonable efforts to provide Regeneron with any documentation or other certifications required pursuant to Section 250(b) of the Code, and any regulations or other guidance promulgated thereunder necessary for any payments made to Regeneron pursuant to this Agreement to qualify as “foreign-derived deduction eligible income” within the meaning of Section 250(b)(4) of the Code. Regeneron shall reimburse Roche for all reasonable out-of-pocket costs incurred by Roche in connection with providing such documentation or other certification to Regeneron. The Parties intend that Regeneron shall be entitled to any deduction under Section 250(b) of the Code for which Regeneron is eligible with respect to the remainder of the Global Gross Profit under Section 10.2, and this Agreement shall be interpreted accordingly.
13.Auditing
13.1Right to Audit
Each Party shall keep, and shall require its Affiliates and its and their Sublicensees, if any, to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all payments payable under this Agreement (e.g. the Parties’ calculation of Standard Costs). Such books of accounts shall be kept at such Party’s, Affiliate’s or Sublicensee’s, as applicable, principal place of business. At the expense of the auditing Party, the auditing Party shall have the right, in accordance with the remainder of this Section 13.1, Section 13.2 and Section 13.3, to engage an internationally recognized independent public accountant reasonably acceptable to the audited Party to perform, on behalf of the auditing Party, an audit of such books and records of the audited Party and its Affiliates and its and their Sublicensees that are deemed necessary by the independent public accountant to report on the correctness of any financial report or payments made under this Agreement for the period or periods requested by the auditing Party. The Parties shall cause such accountant to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such accountant to retain all such financial information in confidence pursuant to terms no less stringent than those set forth in Article 18.
Upon timely request and at least [* * *] prior written notice from the auditing Party, such audit shall be conducted for those countries the auditing Party has specifically requested, during regular business hours in such a manner as to not unnecessarily interfere with the audited Party’s normal business activities. Such audit shall be limited to books and records with respect to the [* * *] Calendar Years prior to audit notification, and if the auditing Party requests an audit for a country for a given Calendar Year, no additional audits may be conducted for such country for such Calendar Year unless a material discrepancy is found in such audit. If auditing Party does not request an audit for a given Calendar Year on or before the [* * *] anniversary of the end of such Calendar Year, then the auditing Party shall no longer have the right to conduct an audit for such Calendar Year under this Section 13.1.
Such audit for a country shall not be performed more frequently than once per Calendar Year nor more frequently than once with respect to records covering any specific country for any specific period of time unless a material discrepancy is found in such audit.
All books of accounts herein referred and any information contained therein shall be (a) used by the auditing Party only for the purpose of verifying payments and reports hereunder and (b) treated as the audited Party’s Confidential Information subject to the obligations of this Agreement.
13.2Audit Reports
The auditors shall only state factual findings in the audit reports and shall not interpret this Agreement. The auditors shall share all draft audit findings with the audited Party before sharing such findings with the auditing Party and before the final audit report is issued and shall remove any information reasonably identified by the audited Party as being confidential or competitively sensitive or proprietary information. The final audit report shall be shared with the audited Party at the same time it is shared with the auditing Party. The auditors shall not reveal to the auditing Party the details of its review, except for the findings of such review and such information as is required to be disclosed under this Agreement. The results of any such audit shall be final and binding upon the Parties, unless disputed by a Party within [* * *] of delivery. Notwithstanding any other provision of this Agreement to the contrary, the obligation to pay any amount based on a disputed audit shall not be deemed to have been triggered until such dispute is resolved hereunder; provided that all amounts that are not in dispute shall be paid in accordance with the provisions of this Agreement.
13.3Over-or Underpayment
If the audit reveals an overpayment, the overpaid Party shall reimburse the other Party for the amount of the overpayment within [* * *] (and, if such overpayment was made due to an error in an invoice or report provided by such overpaid Party, with interest thereon as provided in Section 11.2). If the audit reveals an underpayment, the underpaying Party shall reimburse the other Party for the amount of the underpayment within [* * *] (and, if such additional amounts are owed due to an error in an invoice or report provided by such underpaying Party, with interest thereon as provided in Section 11.2). The audited Party shall reimburse the auditing Party for the audit costs if the cumulative discrepancy of amounts reported or paid during the applicable audited period exceeds [* * *].
14.Intellectual Property
14.1Ownership of Intellectual Property
Nothing in this Agreement shall affect the ownership of any Patent Rights, know-how or other intellectual property, in each case, developed prior to the Effective Date or independent of this Agreement, including, for clarity, Roche Independent IP. Regeneron shall own all Regeneron Inventions and all Patent Rights and other intellectual property rights that Cover the Regeneron Inventions. Roche shall own all Roche Inventions and all Patent Rights and other intellectual property rights that Cover the Roche Inventions. Regeneron and Roche shall jointly own all Joint Inventions and Joint Patent Rights. Regeneron and Roche each shall require, and shall cause its respective Affiliates to require (a) all of its (or its Affiliates’) employees and consultants to assign all inventions related to Compounds or Products made by them to Roche or Regeneron (or such Affiliate), as the case may be and (b) all other persons or entities who perform any activities for or on behalf of such Party to assign (or, if such Party is unable to cause such person or entity to agree to such assignment obligation despite such Party’s using Commercially Reasonable Efforts to negotiate such assignment obligation, provide an exclusive license under) their rights in any such Inventions or Patent Rights to such Party.
Each Party shall promptly disclose to the other Party in writing, the discovery, development or creation of any Invention made solely or jointly by or on behalf of such Party, any of its Affiliates, or, if applicable, Sublicensees in connection with the performance of obligations under this Agreement. Each Party shall promptly disclose to the other and shall cause its Affiliates and Sublicensees to disclose any Know-How made solely or jointly by or on behalf of such Party or any of its Affiliates or Sublicensees in connection with the performance of obligations under this Agreement that constitutes an improvement to the process of manufacturing the Compounds or Products.
The determination of inventorship for Inventions shall be in accordance with US inventorship laws as if such Inventions were made in the US.
Subject to the licenses granted under this Agreement and Roche’s obligation under Article 9, Regeneron and Roche will each have an equal undivided share in the Joint Patent Rights, without obligation to account to the other for exploitation thereof, or to seek consent of the other Party for the grant of any license thereunder.
Except as specifically set forth herein, this Agreement shall not be construed as (i) giving either of the Parties any license, right, title, interest in or ownership to the Confidential Information of the other Party; (ii) granting any license or right under any intellectual property rights; or (iii) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise.
With respect to Know-How (other than Inventions) generated pursuant to this Agreement, (a) Regeneron shall own such Know-How (i) generated by or on behalf of Regeneron or any of its Affiliates or Sublicensees solely or jointly with a Third Party or (ii) generated by or on behalf of the Roche Group solely or jointly with Regeneron or any of its Affiliates or a Third Party that is specifically related to any Product (including the composition of, formulations containing, any methods of using, or the manufacture of, a Product) ((i) and (ii) together, “Arising Regeneron Know-How”), (b) Roche shall own such Know-How generated by or on behalf of the Roche Group solely or jointly with a Third Party, excluding any Arising Regeneron Know-How, and (c) the Parties shall jointly own any Joint Know-How. For clarity, Arising Regeneron Know-How shall not include any Roche Independent IP or any Know-How of general applicability to antibody products and not specific to the Product. For example, Know-How that can be applied to purification of antibodies generally but not specific to manufacturing of a Compound or Product shall not be considered Arising Regeneron Know-How.
Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their Sublicensees, as applicable, to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Inventions, Know-How, Patent Rights or other intellectual property rights as is necessary to fully effect, as applicable, the sole or joint ownership provided for in this Section 14.1. Pursuant to Section 21.18, each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such applications, approvals, assignments, agreements, documents, and instruments, and shall provide any additional consents, as may be necessary or as the other Party may reasonably request for a Party to perfect or exercise its rights provided for in this Section 14.1.
Roche here grants Regeneron a non-exclusive, worldwide, royalty-free, perpetual, irrevocable, transferable, sublicensable (through multiple tiers) license under any Arising Roche Manufacturing IP for any and all purposes. “Arising Roche Manufacturing IP” shall mean any Inventions, Know-How, Patent Rights and other intellectual property rights arising under this Agreement generated by or on behalf of the Roche Group solely or jointly with Regeneron or any of its Affiliates or a Third Party that is related to Regeneron’s manufacturing process for a Product and that does not constitute Arising Regeneron Invention, Arising Regeneron Know-How or a Patent Right that Covers any Arising Regeneron Invention or Arising Regeneron Know-How (which Patent Rights, for clarity, shall be owned by Regeneron). For clarity, Roche shall own any Arising Roche Manufacturing IP.
14.2Inventions Made by Employees, Subcontractors and Services Providers
In accordance with any Applicable Law regarding employee’s inventions, each Party agrees to claim the ownership or exclusive and unlimited use of any Invention conceived, reduced to practice, developed, made or created in the performance of, or as a result of, any activities under or in connection with this Agreement by employees of such Party or its applicable Affiliates. For the avoidance of doubt, each Party, or its Affiliates (as applicable) is responsible for fulfilling the obligations towards its or their respective employees under any Applicable Law providing for compensation to employees for inventions.
Each Party shall, and shall cause its Affiliates and Sublicensees to, obtain an assignment from subcontractors or service providers to such Party or its applicable Affiliates or Sublicensees of all Inventions related to a Product made by such individuals during the course of and as a result of their performance under this Agreement.

14.3Trademarks and Labeling
Regeneron shall have the right and responsibility to create, select and obtain the International Non-proprietary Name (INN) from the World Health Organization and the US Adopted Name (USAN) from the US Adopted Names Council (USANC) as the generic name(s) for the Products.
The JOC shall select one or more global trademark(s) for use on the Product in the Territory, including any accompanying logos, slogans, trade names, domain names, trade dress or other indicia of origin, excluding the corporate names and logos of either Party (the “Global Trademarks”). If, under Applicable Law, none of the Global Trademarks for a Product can be used for the commercialization of such Product in a country in the Roche Territory, the JOC shall discuss and select one (1) or more alternative trademarks, including any accompanying logos, slogans, trade names, domain names, trade dress or other indicia of origin, for the commercialization of such Product in such country (each, an “Alternative Product Trademark”); provided, that if the Parties are unable to agree on such Alternative Product Trademarks, the JOC shall have the right to select such Alternative Product Trademarks.
Regeneron shall own all Global Trademarks in the Regeneron Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of all Global Trademarks in the Regeneron Territory.
Roche shall own all Global Trademarks and, if applicable, Alternative Product Trademarks, in the Roche Territory, and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of Global Trademarks and if applicable, Alternative Product Trademarks, in the Roche Territory.
Each Party shall keep the other Party reasonably informed regarding any material, substantive issue or any opposition, cancellation, invalidity or other proceeding that may be raised or asserted against any application or registration for a Global Trademark, or, with respect to Roche if applicable, Alternative Product Trademark in its Respective Territory.
Each Party and its Affiliates and its and their Sublicensees shall not license (or, as applicable, sublicense) rights to use, or otherwise transfer ownership of the Global Trademark(s) or, if applicable with respect to Roche, Alternative Product Trademarks, without the prior written consent of the other Party except with respect to any manufacturing or development activities permitted hereunder. Each Party and its Affiliates and its and their Sublicensees shall only utilize the Global Trademark(s) or, if applicable with respect to Roche, Alternative Product Trademarks, on materials related to the Products in its Respective Territory (including package inserts, packaging, trade packaging, internet pages, social media, advertising and promotional materials used or distributed in connection with the Products).
Each Party agrees that at no time during the Agreement Term will it or any of its Affiliates attempt to use or register in its Respective Territory any trademarks, trade dress, service marks, trade names or domain names confusingly similar to any Global Trademark or, if applicable with respect to Roche, any Alternative Product Trademark, in relation to a product that is not a Product, or take any other action that damages or dilutes the rights to, or goodwill associated with, any Global Trademark or, if applicable with respect to Roche, any Alternative Product Trademark.

All use of the Global Trademarks and Alternative Product Trademarks, as applicable, by a Party or its Affiliates or Sublicensees, or, where applicable, its or their distributors, shall be in accordance with (a) rules established by the JOC, if any, and (b) quality standards established by the respective trademark owner, in each case ((a) or (b)), that are reasonably necessary in order to preserve the validity and enforceability of the Global Trademarks and Alternative Product Trademarks, as applicable.
14.4Use of Corporate Names.
Roche shall not, and shall cause its Affiliates and Sublicensees not to, include Regeneron’s name on materials related to the Products in the Roche Territory (including package inserts, packaging, trade packaging, internet pages, social media, advertising and promotional materials used or distributed in connection with the Products), unless (a) with respect to packaging for the Products (including package inserts, packaging and trade packaging for the Products) requested by Regeneron in writing (unless it is commercially unreasonable to do so, or prohibited by Applicable Law) or required under Applicable Law, or (b) with respect to other materials related to the Products (including internet pages, social media, advertising and promotional materials used or distributed in connection with the Products) upon mutual agreement by the Parties or required under Applicable Law, in which case ((a) or (b)), Regeneron’s name shall have equal prominence with Roche’s name on such materials. Regeneron hereby grants to Roche Basel the right (which right may be sublicensed to Roche Basel’s Affiliates and Sublicensees), free of charge, to use Regeneron’s name and logo on package inserts, packaging, trade packaging, internet pages, social media and all promotional materials used or distributed in connection with the Products in the Roche Territory during the Agreement Term, in each case, only to the extent pursuant to subclause (a) or (b) in this paragraph. During the Agreement Term, Roche shall submit samples of each such package inserts, packaging, trade packaging, internet pages, social media and all promotional materials using Regeneron’s name or logo to Regeneron for approval in accordance with the review and approval process established below.
Regeneron shall not, and shall cause its Affiliates and Sublicensees not to, include Roche’s name on materials related to the Products in the Regeneron Territory (including package inserts, packaging, trade packaging, internet pages, social media, advertising and promotional materials used or distributed in connection with the Products), unless (i) with respect to packaging for the Products (including package inserts, packaging and trade packaging for the Products) requested by Roche in writing (unless it is commercially unreasonable to do so, or prohibited by Applicable Law) or required under Applicable Law, or (ii) with respect to other materials related to the Products (including internet pages, social media, advertising and promotional materials used or distributed in connection with the Products) upon mutual agreement by the Parties or required under Applicable Law, in which case ((i) or (ii)), Roche’s name shall have equal prominence with Regeneron’s name on such materials. Roche hereby grants to Regeneron the right (which right may be sublicensed to Regeneron’s Affiliates and Sublicensees), free of charge, to use Roche’s name and logo on package inserts, packaging, trade packaging, internet pages, social media and all promotional materials used or distributed in connection with the Products in the Regeneron Territory during the Agreement Term, in each case, only to the extent pursuant to subclause (i) or (ii) in this paragraph. During the Agreement Term, Regeneron shall submit samples of each such package inserts, packaging and trade packaging, internet pages, social media and all promotional materials using Roche’s name or logo to Roche for approval in accordance with the review and approval process established below.

Promptly following the Effective Date, the Parties shall discuss in good faith and establish guidelines and an expedited review and approval process regarding the use of each Party’s name on material related to the Products. During the Agreement Term, if a Party’s name is included on materials related to the Product in the other Party’s Respective Territory in accordance with the terms hereunder, the other Party shall comply with the applicable use guideline with respect thereto.
Except as expressly provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name of the other Party or its Affiliates or any other trade name, symbol, logo or trademark of the other Party or its Affiliates.
14.5Prosecution of Product Patent Rights in the Regeneron Patent Territory
Regeneron shall have the sole right, but not the obligation, to Handle all Product Patent Rights in the Regeneron Patent Territory. The Parties shall share [* * *] all of Regeneron’s [* * *] incurred with respect to Handling the Product Patent Rights in the Regeneron Patent Territory. Regeneron shall use good faith efforts to notify Roche Basel of filing of any provisional or utility application for any Product Patent Right in the Regeneron Patent Territory, if practicable, and shall notify Roche Basel of filing of any application under the Patent Cooperation Treaty for any Product Patent Right. At Regeneron’s reasonable request, Roche Basel shall cooperate, in all reasonable ways with the Handling of all Product Patent Rights in the Regeneron Patent Territory.
14.6Prosecution of Product Patent Rights in the Roche Territory and Joint Patent Rights in the Territory
Regeneron shall have the first right, but not the obligation, to Handle all Product Patent Rights in the Roche Territory and all Joint Patent Rights in the Territory. Regeneron shall promptly inform Roche Basel of all material steps with regard to the Handling of such Patent Rights, including by providing Roche Basel with a copy of material communications to and from the applicable patent authorities regarding such Patent Rights. Regeneron shall provide Roche Basel drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Roche Basel to review and comment thereon, and Regeneron shall consider in good faith the requests and suggestions of Roche Basel with respect to such drafts and with respect to strategies for filing and prosecuting such Patent Rights. At Regeneron’s reasonable request, Roche Basel shall cooperate, in all reasonable ways with the Handling of all Product Patent Rights in the Regeneron Patent Territory.
If Regeneron determines to abandon any Product Patent Right in the Roche Territory or Joint Patent Right in the Territory then, prior to such abandonment, Regeneron shall offer such Patent Right to Roche Basel to Handle, subject to the following: Roche Basel’s Handling of such Patent Right must be consistent with Regeneron’s global patent strategy for the Products. Roche Basel shall promptly inform Regeneron of all material steps with regard to the Handling of such Patent Rights, including by providing Regeneron with a copy of material communications to and from the applicable patent authorities regarding such Patent Right. Roche Basel shall provide Regeneron drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Regeneron to review and comment thereon, and Roche Basel shall consider in good faith the requests and suggestions of Regeneron with respect to such drafts and with respect to strategies for filing and prosecuting any such Patent Right; provided that if Regeneron determines that any proposed actions by Roche Basel with respect to any such Patent Right would reasonably be expected to have a negative impact on the global patent portfolio for the Products, then Roche Basel must implement Regeneron’s comments with respect to any such actions.
The Parties shall share [* * *] all of the Handling Party’s [* * *] incurred with respect to Handling the Product Patent Rights in the Roche Territory and the Joint Patent Rights in the Territory; provided that, with respect to each Joint Patent Right, the non-Handling Party for such Joint Patent Right may elect, upon written notice to the Handling Party for such Joint Patent Right to no longer share the Handling Party’s [* * *] and expenses incurred for such Joint Patent Right, in which case the non-Handling Party shall assign all of its right, title and interest in and to such Joint Patent Right to the Handling Party.
14.7Handling of Other Patent Rights.
Roche Basel shall, at its own expense and discretion, have the sole right, but not the obligation, to Handle (including abandon) all Roche Patent Rights and Regeneron, shall, at its own expense and discretion, have the sole right, but not the obligation, to Handle (including abandon) all Regeneron Patent Rights that are not Product Patent Rights, in each case, without any coordination with, or notice to, the other Party. At the Handling Party’s reasonable request, the other Party shall cooperate, in all reasonable ways, with the Handling of the Patent Rights described in this Section 14.7.
14.8Coordination; No Invention Overlap
If the Parties need to consult with each other on the Handling of Patent Rights, the Parties may establish a patent coordination team by mutual agreement and shall adopt procedures for interacting on patent matters.
The Party Handling the Regeneron Patent Rights shall ensure that, unless otherwise agreed by the Parties in writing, no Patent Right that Covers a Regeneron Invention also Covers a Roche Invention or a Joint Invention. The Party Handling the Roche Patent Patents shall ensure that, unless otherwise agreed by the Parties in writing, no Patent Right that Covers a Roche Invention also Covers a Regeneron Invention or a Joint Invention. The Party Handling the Joint Patent Rights shall ensure that, unless otherwise agreed by the Parties in writing, no Patent Right that Covers a Joint Invention also Covers a Regeneron Invention or a Roche Invention.
14.9Unified Patent Court (Europe)
At any time prior to the end of the “transitional period” as such term is used in Article 83 of the Agreement on a Unified Patent Court between the participating Member States of the European Union, Regeneron shall have the sole right to make decisions regarding whether, for a given relevant Product Patent Right or Joint Patent Right in the European Union, to (i) opt out from the exclusive competence of the Unified Patent Court or (ii) if applicable, withdraw a previously-registered opt-out, and Regeneron shall so notify the Registry of the Unified Patent Court in the manner specified by Rule 5 of the Rules of Procedure of the Unified Patent Court, pay any such registry fee and take such other action as may be necessary to effect the opt-out or opt-out withdrawal (“Register”). The costs to Register shall be shared in the same manner as the Handling costs are shared for the applicable Patent Right.
14.10CREATE Act
In the event that either Party to this Agreement intends to overcome a rejection of a claimed Invention pursuant to the provisions of 35 USC §§ 102(a)-(d), such Party shall first obtain the prior written consent of the other Party.
14.11Infringement of Product Patent Rights and Joint Patent Rights
Each Party shall promptly provide written notice to the other Party during the Agreement Term of any (i) known infringement or suspected infringement by a Third Party of any Product Patent Right or Joint Patent Rights, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any Product Know-How or Joint Know-How ((i) and (ii) collectively, “Infringement”), and shall provide the other Party with all information in its possession supporting such Infringement.
Regeneron shall have the sole right, but not the obligation, to initiate a suit or action regarding any Regeneron Controlled Infringement, including to settle any such suit or action. Regeneron shall use good faith efforts to notify Roche Basel of any material progress in connection with any such suit or action. At Regeneron’s written request, Roche Basel shall offer reasonable assistance to Regeneron in connection any such suit or action at no charge to Regeneron except for reimbursement [* * *] incurred by Roche in rendering such assistance ([* * *]). The Parties will [* * *] of Regeneron’s [* * *] in connection with any suit or action with respect to any Regeneron Controlled Infringement as follows: [* * *].
Regeneron shall have the first right, but not the obligation, to initiate a suit or action regarding any Roche Shared Infringement. Within[* * *] after Regeneron provides or receives written notice of any Roche Shared Infringement (such [* * *] period, the “Enforcement Decision Period”), Regeneron, in its sole discretion, shall decide whether or not to initiate a suit or action regarding such Roche Shared Infringement and shall notify Roche of its decision in writing (“Enforcement Suit Notice”). If Regeneron decides to bring a suit or take action with respect to any Roche Shared Infringement, once Regeneron provides the applicable Enforcement Suit Notice, Regeneron may immediately commence such suit or take such action. In the event that Regeneron (i) does not in writing advise Roche Basel within the Enforcement Decision Period that Regeneron will commence suit or take action with respect to a Roche Shared Infringement, or (ii) fails to commence suit or take action within a reasonable time after providing the applicable Enforcement Suit Notice, Roche shall thereafter have the right (subject to Regeneron’s written consent, not to be unreasonably conditioned, withheld or delayed) to commence suit or take action with respect to such Roche Shared Infringement and shall provide written notice to Regeneron of any such suit commenced or action taken by Roche.
The Party bringing suit or taking action with respect to any Roche Shared Infringement (the “Initiating Party”) shall keep the other Party reasonably informed of the progress of such suit or action and shall provide the other Party with advance copies, to the extent the Initiating Party is lawfully permitted to do so, of all material documents or communications to be filed or positions to be taken in such suit or action and will consider the other Party’s comments with respect thereto in good faith. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.
If Regeneron is the Initiating Party with respect to any suit or action with respect to any Roche Shared Infringement, the Parties will [* * *] of Regeneron’s [* * *] in connection with such suit or action [* * *]. If Roche Basel is the Initiating Party with respect to any suit or action with respect to any Roche Shared Infringement, the Parties will [* * *] of Roche Basel’s [* * *] in connection with such suit or action as follows: [* * *].
Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action with respect to any Regeneron Controlled Infringement or Roche Shared Infringement shall be used as follows:
(a)First, (i) with respect any Regeneron Controlled Infringement, to reimburse each Party for its share of Regeneron’s [* * *] associated with such action and (ii) with respect to any Roche Shared Infringement, to reimburse each Party for its share of the Initiating Party’s [* * *] associated with such action; and
(b)Second, any remaining amount shall be retained by or paid to (i) with respect any Regeneron Controlled Infringement, Regeneron and (ii) with respect to any Roche Shared Infringement, the Initiating Party; provided, however, any such amount shall constitute Global Gross Profit.
If the Initiating Party believes it is reasonably necessary or desirable to obtain an effective remedy for the other Party to be joined as a party to the applicable suit or action, upon written request the other Party agrees to be joined as a party to such suit or action but shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to the suit or action. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party in connection therewith at no charge to the Initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance (which shall then be subject to same reimbursement provisions as the out-of-pocket costs of the Initiating Party). The other Party shall have the right to participate and be represented in any such suit or action by its own counsel at its own expense.
The Initiating Party may settle, consent to a judgment or otherwise voluntarily dispose of any Roche Shared Infringement suit or action (“Settlement”) without the written consent of the other Party; provided, that, Roche, as the Initiating Party, shall not admit non-infringement or grant a license or other right, including any covenant not to sue, with respect to any Product Patent Right, Product Know-How, Joint Patent Rights or Joint Know-How or otherwise settle in a manner that would reasonably be expected to have a negative impact on a Product or the global patent portfolio for the Products, or on the employees of Regeneron or on Regeneron’s reputation, in each case, without Regeneron’s consent.
Roche shall, at its own cost and expense, have the sole right, but not the obligation, to decide whether or not to initiate (or settle) any suit or action in the Territory with respect to any (i) known infringement or suspected infringement by a Third Party of any Roche Patent Right, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any Roche Know-How in each case, without any coordination with, or notice to, Regeneron. Regeneron, shall, at its own costs and expense, have the sole right, to decide whether or not to initiate (or settle) any suit or action in the Territory with respect to any (iii) known infringement or suspected infringement by a Third Party of any Regeneron Patent Rights that are not Product Patent Rights, or (iv) known or suspected unauthorized use or misappropriation by a Third Party of any Regeneron Know-How that is not Product Know-How, in each case, without any coordination with, or notice to, Roche. Each Party, shall, at its own costs and expense, have the sole right, to decide whether or not to initiate (or settle) any suit or action in the Territory with respect to any (v) known infringement or suspected infringement by a Third Party of any Joint Patent Rights, or (vi) known or suspected unauthorized use or misappropriation by a Third Party of any Joint Know-How, in each case ((v) and (vi)), that is not Competitive Infringement, without any coordination with, or notice to, the other Party. The Party initiating any suit or action pursuant to this paragraph shall retain all monies recovered upon the final judgment or settlement of any action. With respect to any suit or action initiated pursuant to this paragraph, at the acting Party’s written request, the other Party shall offer reasonable assistance to the acting Party in connection therewith at no charge to the acting Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance.
14.12 Invalidity or Unenforceability Defenses or Actions
Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Product Patent Rights or Joint Patents Rights by a Third Party of which such Party becomes aware.
Regeneron shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Product Patent Rights in the Regeneron Patent Territory. The Parties shall share [* * *] all of Regeneron’s [* * *] incurred with respect to defending the Product Patent Rights in the Regeneron Patent Territory. Regeneron shall use good faith efforts to notify Roche of any material steps taken in connection with defending the Product Patent Rights in the Regeneron Patent Territory. At Regeneron’s written request, Roche shall offer reasonable assistance to Regeneron in connection with defending the Product Patent Rights in the Regeneron Patent Territory at no charge to Regeneron except for reimbursement of reasonable out-of-pocket expenses incurred by Roche in rendering such assistance (which shall then be subject to same reimbursement provisions as the out-of-pocket costs of Regeneron).
Regeneron shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Product Patent Rights in the Roche Territory and the Joint Patent Rights in the Territory (such Patent Rights, the “Roche-Shared Defense Patents”). Within [* * *] after Regeneron provides or receives written notice of any alleged or threatened assertion of invalidity or unenforceability of any of the Roche-Shared Defense Patents (such [* * *] period, the “Defense Decision Period”), Regeneron, in its sole discretion, shall decide whether or not to defend and control the defense of the validity and enforceability of such Roche-Shared Defense Patents and shall notify Roche of its decision in writing (“Defense Suit Notice”). If Regeneron decides to defend and control the defense of the validity and enforceability of such Roche- Shared Defense Patents, once Regeneron provides the applicable Defense Suit Notice, Regeneron may immediately commence such defense. In the event that Regeneron (i) does not in writing advise Roche within the Defense Decision Period that Regeneron will defend and control the defense of an Roche-Shared Defense Patent, or (ii) fails to commence the defense of such Roche-Shared Defense Patent within a reasonable time after providing the applicable Defense Suit Notice, Roche shall thereafter have the right (subject to

Regeneron’s written consent, not to be unreasonably conditioned, withheld or delayed) to defend and control the defense of such Roche-Shared Defense Patent and shall provide written notice to Regeneron of any such defense taken by Roche.
The Party defending and controlling the defense with respect to any Roche-Shared Defense Patent (the “Defending Party”) shall keep the other Party reasonably informed of the progress of such suit or action and shall provide the other Party with advance copies, to the extent the Defending Party is lawfully permitted to do so, of all material documents or communications to be filed or positions to be taken in such suit or action and will consider the other Party’s comments with respect thereto in good faith; provided, that, with respect to Roche as the Defending Party, if Regeneron determines that any proposed actions by Roche with respect to such defense would reasonably be expected to have a negative impact on the global patent portfolio for the Products, then Roche must implement Regeneron’s comments with respect to any such actions. The Defending Party shall have the sole and exclusive right to select counsel for any such suit or action. At the Defending Party’s written request, the other Party shall offer reasonable assistance to the Defending Party in connection with defending the Roche-Shared Defense Patents at no charge to the Defending Party except for reimbursement of reasonable out-of-pocket expenses incurred by the other Party in rendering such assistance (which shall then be subject to same reimbursement provisions as the out-of-pocket costs of the Defending Party).
If Regeneron is the Defending Party with respect to any Roche-Shared Defense Patent, the Parties will share all of Regeneron’s [* * *] in connection with such defense [* * *]. If Roche is the Defending Party with respect to any Roche-Shared Defense Patent, the Parties will share all of Roche’s [* * *] in connection with such suit or action as follows: [* * *].
14.13Defense
If an action for infringement is commenced against either Party, its Affiliates or its licensees or its sublicensees (including Sublicensees) related to the discovery, development (including the conduct of the Co-Funded Development Plan), manufacture, use or sale of a Product (a “Third Party Infringement Action”), then, subject to Article 16, the following shall apply:
(a) The Party (or its Affiliate, licensee or sublicensee, as applicable) who is named as the defendant shall have the right (but not the obligation) to defend such Third Party Infringement Action at its own expense; provided, however, that if a Third Party Infringement Action is commenced against both Regeneron (or any of its Affiliates, licensees or sublicensees), on the one hand, and Roche (or any of its Affiliates, licensees or Sublicensees), on the other hand (a “Joint Infringement Action”), then Regeneron shall have the first right, but not the obligation, to conduct and control the defense of such Third Party Infringement Action, using counsel of its own choice. Roche shall assist and cooperate with Regeneron, at Regeneron’s expense, to the extent necessary in the defense of such suit. If Regeneron elects not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such Joint Infringement Action, Regeneron shall notify Roche of such election within such time periods so Roche is not prejudiced by any delays, and Roche shall have the right (but not the obligation), to conduct and control the defense of such Joint Infringement Action using counsel of its own choice. The Parties will share the [* * *] of the controlling Party in defense of a Joint Infringement Action as follows: [* * *].

(b)The Party entitled to defend any Third Party Infringement Action shall have the right to settle the suit or consent to an adverse judgment thereto, in its sole discretion; provided, that Roche shall not enter into any settlement of any Third Party Infringement Action that [* * *] in each case ((i) - (iii)), without Regeneron’s prior written consent in its sole discretion, and provided, that Regeneron shall not enter into any settlement of any Third Party Infringement Action that [* * *] in each case ((iv) and (v)), without Roche’s prior written consent in its sole discretion. Unless otherwise agreed by the Parties, with respect any settlement of a Third Party Infringement Action, the Parties shall share responsibility for the payment of any award for damages, or any amount due pursuant to such settlement as follows: to the extent that such settlement is with respect to the Regeneron Territory, [* * *].
(c)Each Party will provide the other Party with prompt written notice of the commencement of any proceedings under this Section 14.13 and such Party will keep the other Party reasonably informed of all material developments in connection with any such Third Party Infringement Action, including by promptly furnish the other Party with a copy of all documents or communications filed in such action.
14.14Common Interest Disclosures
The Parties have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the Co-Funded Development Plan or Compounds or Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the conduct of the Co-Funded Development Plan or Compounds or Products. Accordingly, any information or opinions disclosed pursuant to this Agreement by one Party to each other regarding intellectual property or technology owned by Third Parties will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of this Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against any other Party. Notwithstanding the foregoing, neither Party’s attorney represents the other Party.
14.15Biosimilars
Notwithstanding anything herein to the contrary, if either Party receives notice or a copy of an application submitted to a Regulatory Authority in the Territory for a Biosimilar Product or similar notice or communication pursuant to which a product is claimed to be interchangeable with a Product, whether or not such notice or copy is provided under any Applicable Law, or otherwise becomes aware that such an application, notice or communication has been submitted to a Regulatory Authority in the Territory for approval, such Party shall notify and provide the other Party copies of such application, notice, communication and any other relevant information to the extent permitted by Applicable Law. The Parties shall cooperate in good faith with one another with respect to the foregoing, including with respect to proceedings related thereto, in a manner consistent with the rights and obligations of the Parties set forth in Section 14.11, Section 14.12 or Section 14.13, as applicable.

14.16Patent Term Extensions
“Patent Term Extensions” shall mean all available patent term extensions, adjustments or restorations, or supplementary protection certificates.
Regeneron shall have the sole right, but not the obligation, to file for Patent Term Extensions with respect to the Products in the Regeneron Patent Territory. The Parties will share all of Regeneron’s [* * *] for such Patent Term Extensions [* * *]. Roche shall have the sole right, but not the obligation, to file for Patent Term Extensions, including Supplementary Protection Certifications, with respect to the Products in the Roche Territory; provided, that if filing for any such Patent Term Extension would reasonably be expected to have a negative impact on the Product in the US then Regeneron’s prior approval, in its sole discretion, shall be required for such Patent Term Extension. The Parties will share all of Roche’s [* * *] for such Patent Term Extensions [* * *].
With respect to Patent Term Extensions with respect to the Products in the Roche Territory, subject to Roche obtaining Regeneron’s approval if necessary, Regeneron shall (a) grant Roche the right to file for such Patent Term Extension and (b) execute such authorizations and other documents and take such other actions as may be reasonably requested by Roche to obtain such Patent Term Extensions. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such Patent Term Extensions. The Parties shall cooperate with each other in gaining Patent Term Extensions with respect to the Products.
With respect to any filings made to Regulatory Authorities with respect to any Compounds or Products, including, as required or allowed in the US, the FDA’s Purple Book, if applicable, or outside the US, other international equivalents, Regeneron will have the sole right to make any such decision whether to list Regeneron Patent Rights, but in all events will comply with Applicable Law, provided that Regeneron will consider in good faith any timely comments received from on behalf of Roche with respect to such filings in the Roche Territory prior to submission. Upon Regeneron’s request, Roche will reasonably cooperate in the implementation of Regeneron’s decision made under this Section 14.16.
14.17Interference, Opposition and Reissue of Third Party Patents
If either Party or one of its Affiliates or its or their Sublicensees desires to initiate any interference, opposition, post-grant review, reissue or reexamination proceeding relating to a Patent Right of a Third Party in furtherance of a Product in the Territory, then such Party shall notify the other Party in writing of such desire. As soon as reasonably practicable after the receipt of such notice, the Parties shall meet and discuss the appropriate course of action with respect to such proposed interference, opposition, post-grant review, reissue or reexamination proceeding; provided, that after such discussion either Party may initiate any interference, opposition, post-grant review, reissue or reexamination proceeding relating to a Patent Right of a Third Party in furtherance of a Product in the Territory, except that Roche may not initiation any such interference, opposition, post-grant review, reissue or reexamination proceeding in the US without Regeneron’s prior written consent in its sole discretion.

14.18Third Party IP Licenses
With respect to any Patent Right or other intellectual property right of a Third Party that is necessary or reasonably useful for the development, manufacture or commercialization of the Products, (a) Regeneron shall have the exclusive right to negotiate and enter into any such license or other agreement with a Third Party to obtain rights to any such Patent Right or other intellectual property right solely in the Regeneron Patent Territory, (b) Roche Basel shall have the exclusive right to negotiate and enter into any such license or other agreement with a Third Party to obtain rights to any such Patent Right or other intellectual property right solely in the Roche Territory and (c) the Parties must mutually agree on the terms and conditions of any license or other agreement with a Third Party to obtain rights to any such Patent Right or other intellectual property right in both (i) some or all of the Regeneron Patent Territory and (ii) some or all of the Roche Territory.
15.Representations and Warranties
15.1Regeneron Representations and Warranties
Regeneron represents and warrants to Roche, as of the Effective Date:
(a)Product Data
The data, results, reports, and other documentation disclosed by Regeneron to Roche, either via the electronic data room or direct communication in writing between the business representatives of the Parties, in each case, to the extent related to any Compound or Product, are true and accurate.
(b)Ownership of Patent Rights
Regeneron owns all of the Regeneron Base Patent Rights. Appendix 1.90 contains a complete and accurate list of all patents and patent applications included in the Regeneron Base Patent Rights.
(c)Inventors
The inventors of the inventions disclosed or claimed in the Regeneron Base Patent Rights have transferred full ownership of such inventions to Regeneron, or are under an obligation to transfer the full ownership of such inventions to Regeneron.
(d)Grants
To Regeneron’s Knowledge, Regeneron has the lawful right to grant Roche the rights and licenses described in this Agreement.
(e)Validity of Patent Rights; Inventorship Disputes
To Regeneron’s Knowledge, the claims in the Regeneron Base Patent Rights are valid and enforceable. Regeneron has no Knowledge of any inventorship disputes concerning any Regeneron Base Patent Rights.

(f)Ownership and Validity of Know-How
To Regeneron’s Knowledge, Regeneron’s Know-How has not been misappropriated from any Third Party. Regeneron has taken reasonable measures to protect the confidentiality of its Know-How.
(g)No Limitations on Manufacturing
Without limiting Regeneron’s representation and warranty in Section 15.3(a), neither [* * *] nor any other indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Regeneron is a party or by which Regeneron or any of its property is bound, contains a term that would restrict Roche from using any of the Roche Manufacturing Facilities to supply Regeneron with Products for the Regeneron Territory or to otherwise fulfill any of Roche’s manufacturing and supply obligations under this Agreement.
(h)Regeneron and its Affiliates have not clinically developed or commercialized or granted a license to a Third Party to clinically develop or commercialize an Antibody Conjugate that contains any Antibody in the Lead Compound.
15.2Roche Representations and Warranties
Roche represents and warrants to Regeneron that, as of the Effective Date:
All written information disclosed by Roche to Regeneron regarding Roche’s and its Affiliates’ manufacturing or organization manufacturing capabilities and compliance history is true and accurate.
15.3Mutual Representations and Warranties
Each Party represents and warrants to the other Party as of the Effective Date, and covenants, as follows:
(a)Authorization
The execution, delivery and performance of this Agreement by such Party and all instruments and documents to be delivered by such Party hereunder: (i) are within the corporate power of such Party; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the organization documents of such Party; (iv) to the Knowledge of such Party, will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which such Party is a party or by which such Party or any of its property is bound, which violation would have an adverse effect on the financial condition of such Party or on the ability of such Party to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products).
Without limiting the foregoing, (A) such Party is duly organized and validly existing under the Applicable Laws of its jurisdiction of incorporation; (B) such Party has full corporate power and authority and the legal right to own and operate property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement; (C) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to Applicable Laws of bankruptcy and moratorium); and (D) the individuals executing this Agreement for such Party have been duly authorized to execute and deliver this Agreement on behalf of such Party.
(b)No Claims
There are no claims or investigations pending or, to such Party’s Knowledge, threatened against such Party or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially impair, prevent or delay such Party’s ability to perform its obligations hereunder. During the Agreement Term, each Party shall promptly notify the other Party in writing upon learning of any of the foregoing.
(c)Insurance
During the Agreement Term and for a minimum period of [* * *] thereafter and for an otherwise longer period as may be required by Applicable Law, each of Regeneron and Roche will procure and maintain insurance consistent with industry practice or required by Applicable Law, which may be through self-insurance. Such insurance shall insure against liability arising from this Agreement on the part of Regeneron or Roche, respectively, or any of their respective Affiliates, due to injury, disability or death of any person or persons, or property damage arising from activities performed by such Party or its Affiliates in connection with this Agreement. Any insurance proceeds received by a Party in connection with any indemnified claim shall be retained by such Party and shall not reduce any obligation of the other Party under Article 16 with respect to such claim.
(d)Debarment
Each Party covenants that it and its Affiliates and, to the best of such Party’s knowledge, its and their respective employees who are involved in the development or commercialization of the Compounds or the Products will not be debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar federal or state agency or program in the United States or any other country (“Debarred”). In the event a Party receives notice of, or becomes aware that any of its Affiliates or any employee of such Party or any of its Affiliates receives notice of, in either case, debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes or any other similar federal or state agency or program in the United States or any other country, such Party shall promptly notify the other Party in writing.
Each Party has adopted and implemented compliance policies that conform to industry standards. Each Party will use commercially reasonable efforts to ensure that no employees of such Party or its Affiliates who are involved in the development or commercialization of the Compounds or the Products are Debarred.
(e)No Force Majeure Event

Each Party represents and warrants that as of the Effective Date it is not currently under the effects of a force majeure event as contemplated by Section 21.9 such as would prevent or materially hinder or delay its performance hereunder.
15.4No Other Representations and Warranties
EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PRODUCTS. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE.
16.Indemnification
16.1Indemnification by Roche
Roche shall indemnify, hold harmless and defend Regeneron, Regeneron’s Affiliates and its and their respective directors, officers, employees and agents (“Regeneron Indemnitees”) from and against any and all losses, expenses, cost of defense (including reasonable attorneys’ fees, witness fees, damages, taxes, judgments, fines and amounts paid in settlement) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Claims”) arising from or occurring as a result of (a) the breach of this Agreement or the Supply Agreement by Roche or any of its Affiliates, if applicable, (b) the negligence or willful misconduct of any Roche Indemnitee or a Sublicensee of Roche in performing its or their obligations under this Agreement, (c) any regulatory activities conducted by Regeneron or its Affiliates to assist Roche to obtain Regulatory Approval for a Product (other than the First Approval Activities) in the Roche Territory pursuant to Section 6.1.2, or (d) any employee of Roche or its Affiliates who is involved in the development or commercialization of the Compounds or the Products being Debarred, except, in the case of (a) and (b), to the extent Regeneron has an obligation to indemnify Roche for Losses pursuant to Section 16.2, as to which Losses each Party shall indemnify the other Party to the extent of their respective liability for such Losses.
16.2Indemnification by Regeneron
Regeneron shall indemnify, hold harmless and defend Roche, Roche’s Affiliates and its and their respective directors, officers, employees and agents (“Roche Indemnitees”) from and against any and all Losses in connection with any and all Claims arising from or occurring as a result of (a) the breach of this Agreement or the Supply Agreement by Regeneron or any of its Affiliates, if applicable, (b) the negligence or willful misconduct of any Regeneron Indemnitee or a Sublicensee of Regeneron in performing its or their obligations under this Agreement, or (c) any employee of Regeneron or its Affiliates who is involved in the development or commercialization of the Compounds or the Products being Debarred, except, in each case ((a) and (b)), to the extent Roche has an obligation to indemnify Regeneron for Losses pursuant to Section 16.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

16.3No Fault Claims
With respect to any Claim arising out of or related to the research, development, seeking and obtaining Regulatory Approval for, making, using, importing or exporting of the Compounds or Products under this Agreement that is not subject to indemnification under Section 16.1 or Section 16.2 and is not subject to Section 14.13 (each, a “No Fault Claim”), (a) the provisions of Section 16.4 shall not apply with respect to the defense of such No Fault Claim and the Parties shall cooperate in good faith to establish a mutually agreeable strategy with respect to defending such No Fault Claim, including whether to settle any such No Fault Claim and (b) [* * *]. For clarity, neither Party shall settle any No Fault Claim without the other Party’s consent, not to be unreasonably withheld, conditioned or delayed.
16.4Indemnification Procedure
All indemnification claims in respect of a Regeneron Indemnitee or a Roche Indemnitee shall be made solely by Regeneron or Roche, as applicable (each of Regeneron or Roche in such capacity, the “Indemnified Party”). The Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the Claim, and any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 16.1 or Section 16.2 (an “Indemnification Claim Notice”).
With respect to each Claim, the obligations of the Indemnifying Party shall be governed by and contingent upon the following:
(a)At its option, the Indemnifying Party may assume the defense of any Claim by notifying the Indemnified Party in writing within [* * *] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party or its Indemnitees, in respect of such Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s or its Indemnitees’ claim for indemnification. Upon assuming the defense of a Claim, the Indemnifying Party may appoint the lead counsel in the defense of such Claim. If the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party or any of its Indemnitees in connection with the Claim. If the Indemnifying Party assumes the defense of a Claim, except as provided in subsection (b) below, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party or any of its Indemnitees in connection with the analysis, defense or settlement of such Claim unless specifically requested in writing by the Indemnifying Party. If it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party or its Indemnitees from and against the Claim, the Indemnified Party shall reimburse the Indemnifying Party for any Losses incurred by the Indemnifying Party in its defense of the Claim.
(b)The Indemnified Party shall be entitled to participate in, but not control, the defense of a Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof, and the assumption by the Indemnifying Party of such cost and expense, have been specifically requested in writing by the Indemnifying Party, (ii) the Indemnifying Party

has failed to assume the defense and employ counsel in accordance with Section 16.4(a) (in which case the Indemnified Party shall control the defense) or (iii) the interests of the applicable Indemnitees and the Indemnifying Party with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both entities under Applicable Law, ethical rules or equitable principles (in which case the Indemnified Party shall control its defense).
(c)With respect to any Losses relating solely to the payment of money damages in connection with a Claim and that shall not result in the applicable Indemnitee becoming subject to injunctive or other relief or otherwise adversely affecting the business of the applicable Indemnitee in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with any Claim, if the Indemnifying Party has assumed the defense of the Claim in accordance with Section 16.3, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party controls the defense of a Claim as provided above, the Indemnified Party shall not settle such Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)Regardless of whether the Indemnifying Party chooses to defend or prosecute any Claim, the Indemnified Party shall, and shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party and Indemnitees of, records and information that are reasonably relevant to such Claim and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the Indemnifying Party shall reimburse the Indemnified Party for all its out-of-pocket expenses in connection therewith.
(e)Except as provided above, the Losses incurred by the Indemnified Party in connection with any Claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party or its Indemnitees.
17.Liability
EXCEPT FOR INDEMNIFICATION OBLIGATIONS OF A PARTY UNDER ARTICLE 16, BREACHES OF CONFIDENTIALITY IN ARTICLE 18, BREACHES OF ARTICLE 9, GRANT BY EITHER PARTY OF A LICENSE IN BREACH OF THE Exclusive license granted BY IT under Section 2.1(IV) or Section 2.4(IV), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, AND ANY OTHER LIABILITY TO THE EXTENT SUCH LIABILITY CANNOT BE LIMITED UNDER APPLICABLE LAW, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE

OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, DAMAGES FOR LOSS OF PROFIT, LOSS OF REVENUE, OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES.
18.Obligation Not to Disclose Confidential Information
18.1Non-Use and Non-Disclosure
During the Agreement Term and for [* * *] thereafter, a Receiving Party shall (a) treat Confidential Information of the Disclosing Party as strictly confidential and with similar care as it would treat its own information of a similar nature, and (b) not use such Confidential Information other than for fulfilling its obligations or exercising its rights under this Agreement; provided that with respect to any Confidential Information that is specifically identified as a trade secret, or that the other Party has reason to know is a trade secret under Applicable Law, such obligations shall survive until such Confidential Information is no longer a trade secret under Applicable Law.
The Receiving Party covenants that neither it nor any of its respective Affiliates shall disclose any Confidential Information of the other Party (or its Affiliates) to any Third Party except (i) to its employees, agents, consultants or any other person under its authorization; provided that such employees, agents, consultants or persons are subject in writing to substantially the same confidentiality obligations as the Parties, (ii) as approved by both Parties hereunder, (iii) Third Parties to the extent reasonably necessary to market the Product in the Territory; provided that such Third Parties are subject in writing to substantially the same confidentiality obligations as the Parties under this Agreement, (iv) to permitted potential and actual Sublicensees or subcontractors; provided that such permitted potential and actual Sublicensees or subcontractors are subject in writing to substantially the same confidentiality obligations as the Parties under this Agreement, or (v) as set forth elsewhere in this Agreement; provided that the exceptions in clauses (iii), (iv) and (v) shall not apply with respect to Proprietary Manufacturing Information.
18.2Permitted Disclosure
Notwithstanding the obligation of confidentiality, non-use and non-disclosure set forth in Section 18.1 but subject to Section 18.3, the Parties recognize the need for certain exceptions to this obligation, and each Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:
(a)made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment; provided, further, that the Confidential Information disclosed in response to such order or as required by Applicable Law shall be limited to that information that is legally required to be disclosed in response to such order or by such Applicable Law;

(b)made by or on behalf of the Receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval pursuant to the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;
(c)made to a US government agency or contractor in connection with performance of a US government agreement or sub-agreement (provided that appropriate markings to protect Confidential Information pursuant to US government regulations are applied to Confidential Information to the extent applicable); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law; or
(d)with respect to Joint Know-How, made by either Party or its Affiliates as may be necessary or useful in connection with the exploitation of any product that is not a Competing Product in the Territory.
18.3Proprietary Manufacturing Information
Without limitation of any of the foregoing, Roche shall adopt and implement reasonable firewall procedures to prevent the disclosure of and use of Proprietary Manufacturing Information beyond the persons who are required to receive such information in order to manufacture the Products or to prepare, submit, obtain or maintain Regulatory Approvals for the Products in the Field in the Roche Territory in accordance with this Agreement (and who are bound by confidentiality obligations no less stringent than those provided in this Agreement), including by establishing reasonable physical and electronic safeguards, segregating all Proprietary Manufacturing Information from its own information or materials or that of others (including Affiliates) in order to prevent commingling; not copying or otherwise duplicating any embodiments of the Proprietary Manufacturing Information, except as necessary to manufacture the Products or to prepare, submit, obtain or maintain Regulatory Approvals for the Products in the Field in the Roche Territory in accordance with this Agreement (provided that any such copies or duplications of such Proprietary Manufacturing Information shall be marked “confidential,” “proprietary”, or the like); and notifying Regeneron immediately, and cooperating with Regeneron as Regeneron may reasonably request, upon any discovery of any loss or compromise of Proprietary Manufacturing Information.
[* * *]
Notwithstanding anything else in this Agreement to the contrary, if Roche or any of its Affiliates receives a request for any Proprietary Manufacturing Information from any governmental authority under any freedom of information law, including the United States Freedom of Information Act or the State Council Regulations on Open Government Information, then Roche shall (i) notify Regeneron of such request within [* * *], (ii) permit Regeneron or any of its Affiliates to oppose such request or to seek other limitations on such request, in each case, to the extent consistent with the Applicable Law and (iii) provide Regeneron with reasonable assistance in opposing such request or seeking such limitations. Roche shall not, and shall cause its Affiliates not to, disclose any Proprietary Manufacturing Information to any governmental authority in response to a request under any freedom of information law without Regeneron’s prior written consent, not to be unreasonably withheld, conditioned or delayed;

provided that Regeneron acknowledges and agrees that it would be unreasonable for it to not consent to any disclosure if such lack of disclosure would cause Roche or any of its Affiliates to violate Applicable Law.
Any Regeneron Confidential Information (as the term is defined in the Technology Transfer Agreement) that constitutes Proprietary Manufacturing Information shall be governed by the applicable terms under this Agreement.
18.4Press Releases; Use of Name
The Parties shall mutually agree on the content of any press releases, and shall coordinate on the initial press release promptly after the Effective Date. Except as otherwise expressly provided herein or for any such disclosure that is, in the opinion of the issuing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the issuing Party (or any parent entity thereof) are listed, neither Party shall issue any other public announcement or press release or make any other public disclosure regarding this Agreement, its terms or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Regeneron shall be responsible for, and shall have the final decision-making authority on any press releases for any Ongoing Regeneron Studies.
The restrictions imposed by this Section 18.4 shall not prohibit either Party from making any disclosure if, in the opinion of the counsel of the Party making such disclosure, such disclosure is required by Applicable Law or the rules of a stock exchange on which the securities of the first Party, provided, that such Party shall submit the proposed disclosure to the other Party in advance (and in no event less than [* * *] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon, and shall consider the other Party’s comments in good faith.
Except as expressly provided herein or required by Applicable Law, neither Party shall use the name, logo or trademark of the other Party or any of its Affiliates or any of its or their Sublicensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party.
18.5Publications
During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to the Compounds or Products in any publication or presentation:
(a)With respect to publications or presentations relating to Co-Funded Studies where Roche is involved in operationalizing the Co-Funded Study and for other joint publications or presentations, the Parties will work together in good faith to co-author such publication or presentation, and will mutually agree in good faith on all aspects of such publication or presentation, including without limitation the content of the publication or presentation and the timing and manner of its publication or presentation. If the Parties cannot reach agreement, then the Party that sponsors, or is primarily responsible for operationalizing, the Co-Funded Study will make the final determination on all aspects of such publication or presentation except with respect to disclosure of an invention, solely or jointly conceived or reduced to practice by the other Party, or the Confidential Information of the other Party (other than the results of the Co-Funded Study).
(b)With respect to publications or presentations relating to Co-Funded Studies where Roche is not involved in operationalizing the Co-Funded Study (including, for clarity, the Additional Regeneron Studies), Regeneron shall provide Roche with a copy of such proposed publication or presentation at least [* * *] (or at least [* * *] in the case of oral presentations) prior to submission for publication so as to provide Roche with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by Roche to Regeneron in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if Roche notifies (“Roche Publishing Notice”) Regeneron in writing, within [* * *] after receipt of the copy of the proposed publication or presentation (or at least [* * *] in the case of oral presentations), that such publication or presentation in its reasonable judgment (i) contains an invention, solely or jointly conceived or reduced to practice by Roche, for which Roche reasonably desires to obtain patent protection, in which case Regeneron shall delay such publication for a mutually agreeable period of time not to exceed [* * *] from the date of the Roche Publishing Notice; or (ii) contains Confidential Information of Roche (other than the results of any Co-Funded Study), in which case, Regeneron shall, upon Roche’s request, remove from the publication such information.
(c)With respect to publications or presentations related to Unilateral Studies or other unilateral publications or presentations by a Party relating to the Compounds or Products, subject to Section 18.5(d), the Party proposing such publication or presentation (“Publishing Party”) shall provide the other Party with a copy of such proposed publication or presentation at least [* * *] (or at least [* * *] in the case of oral presentations) prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies ("Publishing Notice") the Publishing Party in writing, within [* * *] after receipt of the copy of the proposed publication or presentation (or at least [* * *] in the case of oral presentations), that such publication or presentation in its reasonable judgment; (i) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection, in which case the Publishing Party shall delay such publication for a mutually agreeable period of time not to exceed [* * *] from the date of the Publishing Notice; or (ii) contains Confidential Information of such other Party (other than the results of any Clinical Study conducted under this Agreement, if applicable), in which case, the Publishing Party shall, upon the other Party’s request, remove from the publication such information. In the case of publications or presentations by Roche relating to a Roche Unilateral Study, Roche agrees to include authors from Regeneron in such publication or presentation.
(d)The obligations under Section 18.5(c) shall not apply to any publications or presentations by Regeneron or any of its Affiliates related to activities conducted with respect to the Compounds or Products prior to the Effective Date, and Regeneron shall provide Roche an advance copy of any such publications or presentations.

19.Term and Termination
19.1Commencement and Term
This Agreement shall commence upon the Effective Date and continue for the Agreement Term (which, for clarity, includes any extension agreed by the Parties).
19.2Termination
19.2.1Termination for Breach
A Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety in the event the other Party (“Breaching Party”) is in breach of any of its material obligations under this Agreement. The Non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify in reasonable detail the facts underlying or constituting the alleged breach. The Breaching Party shall have a period of [* * *] after such written notice is provided (“Peremptory Notice Period”) to cure such breach. If the Breaching Party has a bona fide dispute as to whether such breach occurred or has been cured, it will so notify the Non-Breaching Party, and the expiration of the Peremptory Notice Period shall be tolled until such bona fide dispute is resolved pursuant to Section 21.2. Upon a determination of breach or failure to cure, the Breaching Party may have the remainder of the Peremptory Notice Period to cure such breach. If such breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate in its entirety effective as of the expiration of the Peremptory Notice Period. A Party’s failure to meet the Minimum Committed Regeneron Capacity or the Minimum Committed Roche Capacity, as the case may be, shall be considered a breach of a material obligation by such Party. Notwithstanding the foregoing, Regeneron’s rights with respect to Roche’s breach of its diligence obligations set forth in Section 6.2 or Section 7.3 shall be subject to Section 19.2.2(a) and Section 19.2.2(b).
19.2.2Termination for Roche Diligence Breach or Failure to Commercialize
Notwithstanding any provision to the contrary set forth in this Agreement,
(a)Roche’s breach of its regulatory diligence obligation set forth in Section 6.2 or its commercialization diligence obligations set forth in Section 7.3 with respect to a Roche Major Country will not give Regeneron the right to terminate this Agreement in its entirety and will give Regeneron the right to terminate this Agreement solely with respect to such Roche Major Country.
(b)Roche’s breach of its regulatory diligence obligation set forth in Section 6.2 or its commercialization diligence obligations set forth in Section 7.3 with respect to the ROW, taken as a whole, will not give Regeneron the right to terminate this Agreement in its entirety and will give Regeneron the right to terminate this Agreement solely with respect to the ROW.
(c)If, after [* * *] following the First Commercial Sale of the Lead Product in any country in the EU or the United Kingdom, Roche is not commercializing any Product in a country in the Roche Territory, and upon Regeneron’s written inquiry to the Roche Chair of the JOC, confirms in writing that it has no plans to commercialize any Product in such country, or does not provide Regeneron within [* * *] after receiving such inquiry from Regeneron with a reasonable written plan to commercialize a Product in such country during the Agreement Term, and Regeneron in good faith plans to commercialize the Product in such country, then Regeneron shall have the right to terminate this Agreement solely with respect to such country immediately upon written notice to Roche.
The notice requirement and opportunity to dispute and cure a breach as set forth in the second through fifth sentences of Section 19.2.1 above shall apply to any termination pursuant to clauses (a) or (b) of this Section 19.2.2, provided that Regeneron’s right to terminate will be limited as set forth in this Section.
19.2.3Insolvency
A Party shall have the right to terminate this Agreement, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [* * *] after the filing thereof.
19.2.4Termination by Roche for Technical Failure
If (i) both of the first two Ongoing Regeneron Studies listed in Appendix 1.73 are placed on clinical hold by the FDA or EMA that continues for thirty (30) days, unless Regeneron is undertaking reasonable actions to have either such clinical hold removed, in which case if such hold continues for ninety (90) days, (ii) the Lead Product has not received an Emergency Use Authorization prior to May 31, 2021, (iii) Regeneron has not filed for full Regulatory Approval of the Lead Product in the US prior to May 31, 2021, or (iv) Regeneron terminates further development of the Lead Product, then Roche shall have the right to terminate this Agreement in its entirety upon thirty (30) days’ prior written notice, provided in each case, such notice of termination is delivered by Roche within thirty (30) days after the occurrence of the condition giving rise to the right of termination.
19.2.5Termination by Roche due to [* * *] Third Party Product
If a Third Party Antibody product targeting SARS-CoV-2 in form of a single Antibody or a cocktail of at least two Antibodies is [* * *] the safety and efficacy profile of such Third Party Antibody product confers a substantial public health benefit over the Lead Product [* * *] (an “Alternative Third Party Product”), then Roche shall have the right to terminate this Agreement in its entirety upon (a) sixty (60) days prior written notice at any time if such notice is given prior the First Commercial Sale of the Lead Product in the Territory; or (b) six (6) months prior written notice at any time if such notice is given after First Commercial Sale of the Lead Product in the Territory; provided, that, with respect to the Chugai Asset as the Alternative Product, Roche shall not have the right to terminate this Agreement pursuant to this Section 19.2.5 unless Regeneron has notified Roche in writing that Regeneron will not exercise the Chugai Asset Option or Regeneron does not provide the Exercise Notice during the Exercise Period.
If the Parties cannot agree on whether the safety and efficacy profile of an Alternative Third Party Product confers a substantial public health benefit over the Lead Product in either treatment or prophylactic use, such matter shall be determined in accordance with Section 21.2, and if still not resolved, then decided by an Expert Committee pursuant to Section 21.4, and

Roche shall not have the right to terminate this Agreement pursuant to this Section 19.2.5 unless and until such Expert Committee determines that the safety and efficacy profile of such Alternative Third Party Product confers a substantial public health benefit over the Lead Product in either treatment or prophylactic use.
19.3Consequences of Expiration or Termination
19.3.1Transfer of Products
Upon the expiration or earlier termination for any reason of this Agreement, the rights and licenses granted by each Party to the other under this Agreement shall terminate in their entirety, on the effective date of expiration or termination, as applicable, subject to Regeneron’s rights in Section 19.3.1(c).
Upon any termination or expiration of this Agreement, if Regeneron desires to continue development or commercialization of Product(s), Regeneron shall give a Continuation Election Notice to Roche within [* * *] of Regeneron’s notice of termination (in the event of termination by Regeneron) or receipt of Roche’s notice of termination (in the event of termination by Roche). If Roche receives such a timely Continuation Election Notice, and to the extent requested by Regeneron and consistent with ensuring a smooth and orderly transition to Regeneron or its designee, Roche shall perform the following activities (the “Roche Transfer Activities”):
(a)Roche shall assign and transfer to Regeneron or its designee all regulatory filings and approvals, regulatory communications, all final pre-clinical and Clinical Study reports and Clinical Study protocols, Product Trademarks and all data, including clinical data, in Roche’s possession or control related to all Product(s). All data shall be transferred in the form and format in which it is maintained by Roche or otherwise reasonably requested by Regeneron. Original paper copies shall also be transferred. Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to Regeneron.
(b)Roche shall assign to Regeneron or its designee agreements between Roche or any of its Affiliates on the one hand, and any Third Party on the other hand (including such agreements with CROs, CMOs or distributors) to the extent relating to the Product(s), provided that, with respect to any such Third Party agreement entered into by Roche or any of its Affiliates prior to the Effective Date, to the extent that the assignment by Roche requires any notice to or consent of the relevant Third Party counterparty to such agreement, or requires the separation of such agreement into an agreement that is retained by Roche or any of its Affiliates and an agreement that is assignable to (or entered into by) Regeneron, as applicable, (i) Roche shall use reasonable efforts to give such notice, or (ii) the Parties will reasonably cooperate to (A) obtain such consent or (B) at the request and with the reasonable assistance of Roche, negotiate such separation, in each case ((i) and (ii)), as soon as practicable, provided that neither Roche nor any of its Affiliates shall agree to any material undertakings in connection therewith, and until such assignment is executed, the Parties will reasonably cooperate to provide Regeneron the benefits under such agreement to the extent applicable to the rights to be assigned to Regeneron, provided further that Regeneron will be responsible for all payments under such agreement to the extent applicable to the benefits provided to Regeneron with respect to the Product(s), and any payments required by such Third Party as pursuant to any such agreement to secure such consent.

(c)Roche shall grant and hereby grants (effective as of expiration or termination of this Agreement) to Regeneron a non-exclusive, worldwide, sublicenseable (through multiple tiers) license under the Roche Independent IP, Roche Patent Rights, Roche Know-How, and Roche’s interest in the Joint Patent Rights and Joint Know-How, to the extent necessary or reasonably useful to allow Regeneron, its Affiliates or licensees to develop, manufacture, have manufactured, use, offer to sell, sell, promote, export and import the applicable Product(s) in the Territory, provided that, if Roche identifies in writing to Regeneron that any Roche Independent IP, Roche Patent Rights or Roche Know-How granted to Regeneron under this Section 19.3.1(c) is under a Third Party agreement between Roche or any of its Affiliates on the one hand, and any Third Party on the other hand, and if such Third Party agreement is not assigned to Regeneron pursuant to Section 19.3.1(b), then Regeneron shall be responsible for the payment obligations under such Third Party agreement to the extent related to any Product(s) sold on or after the expiration or termination of this Agreement; provided, that the Parties shall negotiate in good faith the financials terms for any such license under the Roche Independent IP, taking into account the value of such Roche Independent IP. If the Parties are unable to agree on such financial terms, such dispute shall be submitted for resolution by a Third Party expert jointly selected by the Parties.
(d)Roche shall, and shall cause its Affiliates and subcontractors to conduct such other actions as are reasonably necessary to ensure a smooth and orderly transition without interruption.
19.3.2Other Obligations
19.3.2.1Obligations Related to Ongoing Activities
If Regeneron does not provide a timely Continuation Election Notice to Roche then Roche (a) shall have the right to cancel such ongoing obligations, and (b) shall complete all non-cancellable obligations at its own expense.
Subject to the foregoing, from the date of notice of termination until the effective date of termination, Roche shall continue activities, including preparatory activities, ongoing as of the date of notice of termination, but shall not be obliged to initiate any new activities not ongoing at the date of notice of termination. With respect to any Clinical Study or other development activities with respect to the Product that Regeneron does not elect to assume, unless the continued conduct of such Clinical Study or other development activity is required by the applicable Regulatory Authority or Applicable Law or the termination of such Clinical Study or other development activity would be inconsistent with standards of ethical conduct of human clinical trials, Roche shall wind-down such activities in a smooth, orderly and efficient manner in compliance with Applicable Law and with due regard for patient safety and the rights of any subjects that are participants in any such Clinical Studies, and take any actions that is reasonably necessary or appropriate to avoid any human health or safety problems or that is otherwise required by Applicable Law.
After the end of the effective date of termination, Roche shall have no obligation to perform or complete any activities or to make any payments for performing or completing any activities under this Agreement, except for the Roche Transfer Activities or as otherwise expressly stated herein.

19.3.2.2Obligations Related to Manufacturing
If a Product is marketed in any country in the Territory on the date either Party provides a notice of termination of this Agreement (other than a termination pursuant to Section 19.2.4), then upon the request of Regeneron, Roche shall manufacture and supply such Product to Regeneron at the then-current Minimum Committed Roche Capacity prior to expiration or termination for a period that shall not exceed [* * *] from the end of the Agreement Term at [* * *], then [* * *]; (b) if this Agreement is terminated by Roche pursuant to Section 19.2.1, then Roche shall not be obligated to supply Product to Regeneron under this Section 19.3.2.2. Without limiting Roche’s obligation under Section 19.3.1, Regeneron shall use Commercially Reasonable Efforts to take over the manufacturing as soon as practicable after termination of this Agreement; and (c) if this Agreement is terminated by Roche for an Alternative Third Party Product pursuant to Section 19.2.5, and, during the [* * *] post-termination supply period, Roche enters into an agreement with the applicable Third Party with respect to such Alternative Third Party Product and, as a result, will have insufficient capacity to manufacture such Alternative Third Party Product and the Product at the Roche Manufacturing Facilities, then Roche may reduce its supply of the Product to Regeneron as needed to manufacture such Alternative Third Party Product upon [* * *] prior written notice (which notice may be delivered at any time concurrently with or after Roche executing the agreement with the applicable Third Party with respect to such Alternative Third Party Product). During the post-termination supply period, Roche shall cooperate with Regeneron to facilitate a smooth and orderly transition of manufacturing of the Product to Regeneron or its designee. Upon expiration of the post-termination supply period, Roche shall, upon Regeneron’s request, sell to Regeneron all or any requested portion of its inventory, if any, of Drug Substance, Drug Product and Finished Product remaining after fulfillment of Regeneron’s orders during the post-termination supply period at Roche’s Fully Burdened Manufacturing Cost.
19.3.2.3Ancillary Agreements
Except as otherwise provided in this Agreement (including pursuant to Section 19.3.2.2), the termination of this Agreement shall cause the automatic termination of all ancillary agreements related hereto, if any.
19.3.2.4Limitations on Grant-Backs; Transfer Expenses
For purposes of clarity, irrespective of anything to the contrary in this Agreement:
(a)Roche shall transfer to Regeneron all PII/Samples promptly following expiration or termination of this Agreement subject to compliance with applicable contractual restrictions, patient consents and Applicable Law. Roche shall not be obligated to transfer an PII/Samples that Roche in good faith believes would be prohibited or would subject Roche to potential liability by reason of Applicable Law, contractual restrictions or insufficient patient consent. Upon completion of such transfers, Regeneron shall use the transferred PII/Samples for the sole purpose of developing, manufacturing and commercializing the Product(s), and Regeneron shall be responsible for the correct use of the PII/Samples in line with the informed consent forms (including but not limited to potential re-consenting of the patients at Regeneron’s costs).

(b)The costs and expenses incurred in connection with the Roche Transfer Activities shall be shared by the Parties as follows:
    (i)     if this Agreement is terminated by Regeneron pursuant to Section 19.2.1, Section 19.2.3 (or, with respect to a Terminated Country, pursuant to Section 19.2.2(a) or Section 19.2.2(b)), Roche shall be responsible for its own costs and expenses incurred for the Roche Transfer Activities, and shall reimburse Regeneron for all reasonable out-of-pocket costs and expenses incurred by or on behalf of Regeneron for the Roche Transfer Activities;
    (ii)     if this Agreement is terminated by Roche pursuant to Section 19.2.1 or Section 19.2.3, Regeneron shall be responsible for its own costs and expenses incurred for the Roche Transfer Activities, and shall reimburse Roche for all reasonable out-of-pocket and internal costs and expenses incurred by or on behalf of Roche for the Roche Transfer Activities;
    (iii)     if this Agreement is terminated pursuant to Section 19.2.4 or Section 19.2.5 (or, with respect to a Terminated Country, pursuant to Section 19.2.2(c)), Regeneron shall be responsible for its own costs and expenses incurred for the Roche Transfer Activities and shall reimburse Roche for all reasonable out-of-pocket costs and expenses incurred by or on behalf of Roche for the Roche Transfer Activities;
provided further that transfer activities corresponding to the return of material remains, data, reports, records, documents, regulatory filings and Regulatory Approvals originally provided by Regeneron to Roche no less than three (3) years from the effective date of termination or expiration shall be returned to Regeneron free of charge.
(c)Unless otherwise agreed to by the Parties, transfer of physical materials that are required under Roche Transfer Activities shall be delivered, at Roche’s option, FCA international courier near location where materials stored at time of transfer (Incoterms 2010) or CPT Regeneron or Regeneron’s designee (Incoterms 2010).
19.3.2.5Payment Obligations
Termination of this Agreement by a Party, for any reason, shall not release either Party from any obligation to make any payments that are payable prior to the effective date of termination.
19.3.2.6Return or Destruction of Confidential Information
Except as expressly permitted under this Agreement, including, with respect to Regeneron, for purposes of continuing development, manufacture and commercialization of the Product(s), following expiration or earlier termination of this Agreement and upon the written request from either Party, each Party shall promptly return to the other Party (or destroy) all Confidential Information of the other Party, including any copies thereof (except one (1) copy of such Confidential Information, which may be retained for archival purposes, solely to ensure compliance with the terms of this Agreement).
19.3.3Termination with respect to a country.

If this Agreement is terminated by Regeneron with respect to a particular country, but not in its entirety, pursuant to Section 19.2.2 (each, a “Terminated Country”), then (a) the Terminated Country shall be excluded from the Roche Territory for purposes of this Agreement from and after the effective date of such termination, and Regeneron shall have the sole right, but not the obligation, to import, export, sell, offer to sell or otherwise commercialize or explore any Compound or Product in the Terminated Country, at its sole cost and expense, and any and all profits for any Compound or Product sold in the Terminated Country shall be retained by Regeneron and shall not be subject to the Global Gross Profits sharing under this Agreement; (b) the licenses granted by Regeneron to Roche under Section 2.1(iii) and Section 2.1(iv) shall terminate with respect to the Terminated Country; and (c) Section 19.3.1 and Section 19.3.2 (other than Section 19.3.2.2) shall apply mutatis mutandis with respect to such Terminated Country; provided that, (i) unless otherwise agreed by the Parties, removal of a Terminated Country from the Roche Territory shall not reduce the Minimum Committed Roche Capacity or increase the Minimum Committed Regeneron Capacity, (ii) Regeneron, any of its Affiliates or Sublicensees, shall have the right to sell in a Terminated Country any Product supplied by Roche, and, (iii) notwithstanding Section 19.3.1(c), with respect to any Product sold by Regeneron, any of its Affiliates or Sublicensees in a Terminated Country for which the Drug Substance is manufactured by Roche, Regeneron shall pay to Roche plus a five percent (5%) royalty on the Net Sales of such Product.
19.4Survival
Article 1 (Definitions, to the extent necessary to interpret this Agreement), Section 4.3.1 3rd paragraph (Regeneron Cell Bank), Section 4.3.2 (Regeneron Cell Media) (second and third paragraphs), Section 4.3.3 other than the second sentence of subsection (a) thereof (Ownership and Restrictions), Section 15.4 (No Other Representations and Warranties), Section 19.3 (Consequences of Termination), Section 19.4 (Survival), Articles 10, 11 and 13 (Payment, Accounting and Reporting, and Auditing, each to the extent payment obligations exist at the time of termination), Article 12 (Taxes, to the extent such were incurred at the time of termination), Section 14.1 (Ownership of Intellectual Property); Article 16 (Indemnification), Article 17 (Liability), Article 18 other than Section 18.5 (Obligation Not to Disclose Confidential Information); Article 20 (Bankruptcy) and Article 21 other than Section 21.4 (Miscellaneous) shall survive any expiration or termination of this Agreement for any reason.
20.Bankruptcy
The Parties intend to take advantage of the protections of Section 365(n) (or any successor provision) of the U.S. Bankruptcy Code (the “Bankruptcy Code”) to the maximum extent permitted by Applicable Law. All rights and licenses granted under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the Bankruptcy Code shall be deemed to be “intellectual property” for the purposes of Section 365(n). The Parties shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code, including the right to obtain the intellectual property from another entity.

21.Miscellaneous
21.1Governing Law; Jurisdiction
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States, without reference to its conflict of law principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
Each Party (a) irrevocably submits to the exclusive jurisdiction of (i) the state courts of the State of New York in Manhattan, New York, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action, or other proceeding arising out of or relating to this Agreement or out of any transaction contemplated hereby, (b) waives any objections to such jurisdiction and venue and (c) agrees not to commence any suit, action or other proceeding arising out of or relating to this Agreement except in such courts.
Notwithstanding anything to the contrary in this Agreement, issues regarding the scope, construction, validity or enforceability of any Patent Rights shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions that issued the Patent Rights in question.
21.2Disputes
Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the Parties designated below (the “Executive Officers”) or their designees, for good faith negotiations attempting to resolve the dispute for a period of [* * *]. Such Executive Officers are as follows:
For Regeneron:    [* * *]
For Roche:        [* * *]
21.3Equitable Relief
The Parties hereby acknowledge and agree that the restrictions on the Parties under Article 9 and Article 18 are special, unique and of extraordinary character, that the Parties would not have entered into this Agreement absent the restrictions set forth in Article 9 and Article 18, and that if any Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of Article 9 or Article 18, such refusal or failure may result in irreparable injury to the other Party, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if either Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of Article 9 or Article 18, then, in addition to any other remedy that may be available to the other Party at law or in equity, such other Party will be entitled to seek specific performance and injunctive relief. Nothing in this Section 21.3 or elsewhere in this Agreement is intended or should be construed to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

21.4Expert Committee
If, after escalation to the Executive Officers in accordance with Section 21.2, the Parties are unable to agree on whether (a) the safety and efficacy profile of an Alternative Third Party Product confers a substantial public health benefit over the Lead Product in either treatment or prophylactic use settings, (b) whether or not the Chugai Asset Data Package satisfies the Chugai Asset Data Package Criteria, (c) if the Chugai Asset Data Package satisfies the Chugai Asset Data Package Criteria, then whether or not the Chugai Asset satisfies the Chugai Asset Criteria, (d) whether or not an Additional Compound Data Package satisfies the Additional Compound Data Package Criteria, or (e) whether or not an Additional Compound or a Back-Up Compound, as applicable, satisfies the Additional Compound Criteria (each of (a) - (e), an “Expert Matter”), then any such Expert Matter shall be decided by the following procedure. Roche will select one (1) individual who would qualify as an Expert, Regeneron will select (1) individual who would qualify as an Expert, and those two (2) individuals shall select one (1) individual who would qualify as an Expert and who shall be chairperson of a committee of the three Experts (the “Expert Committee”), each Expert with a single deciding vote. The Parties shall use good faith efforts to form the Expert Committee within [* * *] after expiration of the Executive Officers’ negotiation period. The Expert Committee will promptly (but no more than [* * *] after the appointment of the third (3rd) Expert) hold a meeting to review the issue under review and will provide the Parties with at least [* * *] notice of such meeting. At such meeting, the Expert Committee will consider memoranda submitted by each Party at least [* * *] before the meeting, as well as reasonable presentations that each Party may present at the meeting. The Expert Committee may order the Parties to produce any additional documents or information that are relevant to the Expert Committee decision. The agreement of two (2) of the three (3) Experts on the Expert Committee shall be sufficient to render a decision. The Parties shall use diligent efforts to cause the completion of any such dispute resolution within [* * *] following expiration of the Executive Officers’ negotiation period. The determination of the Expert Committee as to the issue under review will be binding on both Parties. The Parties will share equally in the costs of the Expert Committee. Unless otherwise agreed to by the Parties, the Expert Committee may not decide any issues other than the applicable Expert Matter.
21.5Assignment
Except as otherwise expressly provided herein, neither Party shall have the right to assign this Agreement or any part hereof or any of the rights or obligations hereunder without the prior written approval of the other Party except (a) in whole or in part to an Affiliate of the assigning Party, or (b) in whole to any Third Party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise; provided that the assigning Party shall remain primarily liable hereunder with respect to any assignment under this clause (b) with respect to obligations and liabilities relating to the period prior to such assignment, and in each case ((a) and (b)), so long as such Affiliate or Third Party agrees in writing to be bound by the terms of this Agreement. Notwithstanding the foregoing, Roche Basel shall not assign its rights under this Agreement or any part thereof to any US Person without the prior written consent of Regeneron. Any attempted assignment in violation hereof shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

21.6Affiliates
Each Party may perform its obligations under this Agreement through one or more of its Affiliates. Each Party absolutely, unconditionally and irrevocably guarantees to the other Party the prompt and timely performance of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. Without limiting the foregoing, no Party shall cause or permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly.
21.7Independent Contractor
No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party’s prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the Parties’ legal relationship under this Agreement shall be that of independent contractors, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties or any of their respective Affiliates. Nothing contained in this Agreement shall be deemed or construed by the Parties, any of their Affiliates, or any third party to treat the relationship between the Parties contemplated by this Agreement as a partnership, joint venture or other business entity under US federal, state, local, or non-US tax law, and the Parties shall not take any position, on a tax return or otherwise, inconsistent therewith. Each Party shall bear its own costs and expenses incurred in the performance of its obligations hereunder without charge or expense to the other Party except as expressly provided for in this Agreement.
21.8Unenforceable Provisions and Severability
If any of the provisions of this Agreement are held to be invalid, illegal or unenforceable at law or in equity, then such invalid, illegal or unenforceable provisions shall be enforced to the maximum extent permitted under Applicable Law, and the Parties shall consult and use all reasonable efforts to agree upon, and hereby agree and consent to, replacement legal, valid and enforceable provisions that will achieve as far as possible the intentions of the Parties (including the economic benefits and rights contemplated herein) while avoiding any unjust enrichment of either Party. However, the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.
21.9Force Majeure
Except for payment obligations, each Party shall be excused from any failure or delay in performance required hereunder (and any liability or responsibility for such failure or delay) to the extent such failure or delay is caused by or results from any catastrophes or other major events beyond its reasonable control, including, embargoes, acts of terrorism, civil commotions, acts of God, disease, pandemics, lockouts or other labor disturbances, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, such Party’s obligations hereunder will resume. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical and will use commercially reasonable efforts to mitigate the effects of such force majeure circumstances.
21.10Waiver
The failure by either Party to require strict performance or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
21.11Interpretation
Except where the context expressly requires otherwise:
(a)the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa),
(b)the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”,
(c)the word “will” shall be construed to have the same meaning and effect as the word “shall”,
(d)any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(e)any reference herein to any Party or Third Party or person shall be construed to include the Party’s or Third Party’s or person’s permitted successors and assigns,
(f)any reference herein to a number of “days” shall be construed to refer to calendar days,
(g)the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,
(h)all references herein to Articles, Sections or Appendices shall be construed to refer to Articles, Sections or Appendices of this Agreement, and references to this Agreement include all Appendices hereto,

(i)references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof,
(j)the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”, and
(k)references to a decision that must be agreed by the Parties, such agreement must be evidenced in writing between the Parties, irrespective of whether the applicable provisions provides for such agreement to be in writing throughout this Agreement.
21.12Entire Understanding
This Agreement (including all Appendices attached hereto), together with the Supply Agreement, and the Safety Data Exchange Agreement, constitute the entire understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, other than the Technology Transfer Agreement.
21.13Amendments
No amendments of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by both Parties.
21.14Invoices
All invoices that are required or permitted hereunder shall be in writing and sent by the invoicing Party to the other Party at the following address or such other address as such other Party may later provide; provided that, with respect to Regeneron, all invoices to be submitted hereunder shall only be submitted in PDF format via email to the invoice email addresses indicated below and Roche may similarly request that invoices be submitted in PDF format via email and provide an email address for such submissions:
Roche:
[* * *]
Regeneron:
[* * *]
21.15Notice
All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below. Any such notice shall be deemed to have been delivered (a) upon receipt if delivered by hand, (b) upon confirmation of transmission if transmitted by facsimile, (c) one (1) Business Day after it is sent via a nationally recognized overnight courier service or (d) upon receipt of proof of delivery if sent by registered or certified mail, postage prepaid, return receipt requested. Either Party may change its address by giving notice to the other Party in the manner provided above. This Section 21.15 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

if to Regeneron, to:	[* * *]

if to Roche, to:	[* * *]

21.16Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by exchange between the Parties of electronically transmitted signatures (via facsimile, PDF format via e-mail or other electronic means) and such signatures shall be deemed to bind each Party as if they were original signatures.
21.17Third Party Beneficiaries
Except as provided below in this Section 21.17, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party. Notwithstanding the foregoing, Article 16 is intended to benefit, in addition to the Parties, the other Regeneron Indemnitees and Roche Indemnitees as if they were parties hereto, but this Agreement is only enforceable by the Parties.
21.18Further Assurances
Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure such other Party its rights and remedies under this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Regeneron Pharmaceuticals, Inc. _/s/ Nouhad Husseini____________________ Name: Nouhad Husseini Title: SVP, Business Development

F. Hoffmann-La Roche Ltd __/s/ James Sabry__________________ Name: James Sabry Title: SVP, Head of Partnering	__/s/ F. Bächler_______________________ Name: Dr. Franziska Bächler Title: Attorney-at-Law

Genentech, Inc. __/s/ Edward Harrington__________________ Name: Edward Harrington Title: CFO Genentech

SIGNATURE PAGE TO THE LICENSE AGREEMENT

Appendix 1.20(a)
Additional Regeneron Studies

[* * *]

1

Appendix 1.20(b)
Other Agreed Co-Funded Studies

[* * *]

Appendix 1.66

Lead Compound

[* * *]	[* * *]	[* * *]	[* * *]
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Appendix 1.73
Ongoing Regeneron Studies

[* * *]

Appendix 1.106
Product Contribution Alternative Principles

“Roche Quarterly Distribution” shall mean, with respect to a Presentation and a [* * *].
With respect to each Presentation, the number of units of the Roche Quarterly Distribution for which the Drug Substance was manufactured by the Roche Group for inclusion in the numerator of the Roche Production Contribution shall be determined based on the following principles:
(a) With respect to the portion of the Roche Quarterly Distribution for a Presentation for a Calendar Quarter that is less than or equal to Roche’s [* * *].
(b) [* * *].
(c) [* * *].

An example of the application of such principles is attached as Exhibit A.

Exhibit A

[* * *]

Appendix 1.90
Regeneron Base Patent Rights

[* * *]

Appendix 1.104

Roche Manufacturing Facilities
[* * *]

Appendix 9.2

[* * *]